As filed with the Securities and Exchange Commission on September __, 2000
                                                Registration No. _______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                              Pathmark Stores, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                   5411                    22-2879612
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
 of incorporation or                  Industrial          Identification Number)
     organization)              Classification Code
                                     Number)

                                  ------------

                                200 Milik Street
                           Carteret, New Jersey 07008
                                 (732) 499-3000
               (Address, including zip code, and telephone number,
                 including area code, of registrants' principal
                               executive offices)

                                  ------------

                             Marc A. Strassler, Esq.
              Senior Vice President, Secretary and General Counsel
                              Pathmark Stores, Inc.
                                200 Milik Street
                           Carteret, New Jersey 07008
                                 (732) 499-3000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                             John D. Morrison, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000
                                  ------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective re gistration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

============================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed Maximum      Proposed Maximum
   Title of Each Class of Securities         Amount to be       Offering Price Per    Aggregate Offering      Amount of
            to be Registered                  Registered              Unit(1)              Price(1)        Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share       14,764,958(2)          $20.23              $298,695,100         $65,291(3)
Warrants to purchase Common Stock              2,539,842             $11.33               $28,776,410(4)       $7,597
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. There is no established trading market for Securities of these classes.

(2)  Includes 2,539,842 shares issuable upon exercise of the Warrants.

(3) Pursuant to Rule 457(g), no additional registration fee is required for the 2,539,842 shares of Common Stock issuable upon exercise of the Warrants being offered pursuant hereto.

(4) Based on the price at which the Warrants may be exercised pursuant to Rule 457(g).
                                  ------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
================================================================================

PROSPECTUS Subject to Completion, dated September ___, 2000

                                     [LOGO]

                              PATHMARK STORES, INC.

                       [14,764,958] SHARES OF COMMON STOCK
                        [2,539,842] WARRANTS TO PURCHASE
                                  COMMON STOCK



The information in this Prospectus is not complete and may be changed. We may not sell these Securities or accept any offer to buy these Securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any jurisdiction where such offer or sale is not permitted.


         This prospectus relates to (1) 14,764,958 shares of our Common Stock and (2) 2,539,842 Warrants to purchase shares of our Common Stock, in each case which our principal shareholders, investment funds and investment trusts affiliated with Fidelity Management and Research Company (collectively, "Fidelity"), may offer and sell from time to time in one or more issuances. The Common Stock and the Warrants are collectively referred to in this prospectus as the "Securities."

         Each Warrant will entitle its holder to purchase one share of Common Stock at the exercise price of $22.31 per share, as adjusted in accordance with the Warrant Agreement. Holders may exercise their Warrants at any time up to the expiration date on September 19, 2010.

         Fidelity may offer the Securities for sale from time to time, through public or private transactions, in amounts and on terms to be determined by market conditions at the time of the offering. Fidelity obtained its Securities in connection with our plan of reorganization. Fidelity will receive all the net proceeds from the sale of Securities. We will be responsible for paying all expenses relating to the offer and sale of the Securities other than commissions and discounts.

         Our shares have been approved for quotation on the Nasdaq National Market under the trading symbol "PTMK."

         INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 10 FOR VARIOUS RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU PURCHASE ANY SECURITIES.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ------------

                 The date of this prospectus is September __, 2000

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.....................................................5

THE OFFERING...........................................................7

RISK FACTORS..........................................................10

DIVIDENDS.............................................................11

USE OF PROCEEDS.......................................................11

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.......................12

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..........................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS........................................24

BUSINESS..............................................................32

MANAGEMENT............................................................38

PRINCIPAL SHAREHOLDER AND SELLING SECURITYHOLDER......................49

LEGAL MATTERS.........................................................49

EXPERTS...............................................................49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................49

PLAN OF DISTRIBUTION..................................................50

DESCRIPTION OF CAPITAL STOCK..........................................51

DESCRIPTION OF WARRANTS...............................................51

WHERE YOU CAN FIND MORE INFORMATION...................................52

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, Fidelity may, from time to time, sell any combination of the offered Securities described in this prospectus in one or more offerings up to 14,764,958 shares of Common Stock and up to 2,539,842 Warrants. Please carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

         This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and the related notes, before making an investment decision. The terms "Pathmark," "the Company" and "we" as used in this prospectus mean Pathmark Stores, Inc. and its predecessors and subsidiaries. Unless we indicate otherwise, references to fiscal years are to Pathmark's fiscal years ending on the Saturday nearest to January 31 of the following calendar year. For example, "fiscal 1999" refers to our fiscal year ended January 29, 2000.

                                   The Company

         At July 29, 2000, Pathmark operated 137 supermarkets primarily in the densely populated New York-New Jersey and Philadelphia metropolitan areas. These metropolitan areas contain over 10% of the population and grocery sales in the United States. These supermarkets are located in New Jersey, New York, Pennsylvania and Delaware and consist of 5.2 million square feet of selling space and 7.1 million square feet of total space. Total supermarket sales at Pathmark's stores were approximately $3.7 billion in fiscal 1999.

         By industry standards, Pathmark stores are large and productive, averaging approximately 52,800 square feet in size and generating average sales and volume of approximately $28.0 million per store ($723 per selling square foot) for stores open for all of fiscal 1999. Pathmark's 137 supermarkets at July 29, 2000 ranged from 26,008 to 66,463 square feet in size and included 125 supermarkets that are 40,000 square feet or larger in size. All Pathmark stores carry a broad variety of food and drug store products, including an extensive variety of the Pathmark brand. All but five supermarkets contained in-store pharmacy departments at the end of July 2000.

         Pathmark pioneered the development of the large "superstore" in the Middle Atlantic States, opening the first "Pathmark Super Center" in 1977, and currently operates 135 such stores. The majority of Super Centers were created through the enlargement or renovation of existing stores. In addition to the broad variety of food and non-food items carried in conventional Pathmark stores, a typical Super Center includes a customer service center, a pharmacy, expanded produce department, meat department, cheese shop, bakery, seafood, service delicatessen department and expanded health and beauty care department. All supermarkets have Electronic Fund Transfer ("EFT") (including debit and credit) capability at their checkout terminals, and approximately 50 supermarkets also feature in-store automated teller machines. The Company has entered into master licensing agreements with two regional banking institutions to place in-store banks in Pathmark supermarkets. Each bank, which occupies approximately 400 square feet, offers a full array of financial services and is open seven days a week. The license agreements have an initial term of five years with optional renewal periods. At July 29, 2000, 96 stores had in-store banks, and Pathmark expects to have three additional in-store banks by the end of fiscal 2000.

         Over the past several years, Pathmark stores have been designed to be more "customer friendly," with wider aisles, a more accessible customer service area, improved signs and graphics, and increased availability of Pathmark associates. For example, Pathmark has introduced "GREAT" service, a customer service program emphasizing proactive, interpersonal communication between store associates and customers.

         Pathmark and its three parent entities, PTK Holdings, Inc. ("PTK"), Supermarkets General Holdings Corporation ("Holdings") and SMG-II Holdings Corporation ("SMG-II") filed a prepackaged plan of reorganization (the "Plan of Reorganization") on July 12, 2000 (the "Petition Date") in the U.S. Bankruptcy Court in Delaware. As of the Plan Effective Date, as defined below, the Company was in arrears with respect to interest on its senior subordinated notes in the amount of $37.6 million, on its subordinated notes in the amount of $13.4 million, on its subordinated debentures in the amount of $6.9 million, and on its junior subordinated notes in the amount of $16.9 million. During the pendency of the bankruptcy case, the Company continued to manage its affairs and operate its business as debtor-in-possession ("DIP"). On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, which has become effective on September 19, 2000 (the "Plan Effective Date"), at which time the Company formally exited Chapter 11. As part of the Plan of Reorganization, all subordinated debt in the amount of approximately $1 billion has been cancelled and the holders of such subordinated debt received 100% of the outstanding Common Stock of the reorganized Company and Warrants to purchase an additional 15% of the Common Stock on a fully diluted basis.

         On September 19, 2000, the Company entered into a credit agreement with a group of lenders led by The Chase Manhattan Bank (the "Exit Facility"). The Exit Facility includes a $425.0 million term loan (the "New Term Loan") and a $175.0 million working capital facility (the "New Working Capital Facility"). The Exit Facility bears interest at floating rates, ranging from LIBOR plus 3.00% to LIBOR plus 4.00%. The Company is required to repay a portion of its borrowings under the New Term Loan each year, so as to retire such indebtedness in its entirety by July 15, 2007. Under the New Working Capital Facility, which expires on July 15, 2005, the Company can borrow an amount up to $175.0 million, including a maximum of $125.0 million in letters of credit.

         The Exit Facility was used to repay in full the former bank credit agreement and the revolving credit agreement the Company had entered into in support of the Plan of Reorganization (the "DIP Facility") and will be used to provide liquidity for our operations.

         Pathmark's business strategy is to increase sales, profitability and market penetration in its existing markets by focusing on the following five operating priorities: concentrate on core business, Pathmark "GREAT" service, lower operating costs, spend capital wisely and have the right management team. By concentrating on and implementing these five priorities, the Company expects to accomplish its strategic goals (i) by providing superior perishable and non-perishable merchandise, value and service to its customers through its marketing, merchandising and customer service programs; (ii) through increased operating efficiencies; and (iii) through efficient use of capital to renovate and enlarge its existing store base.

                                  ------------

         Our principal offices are located at 200 Milik Street, Carteret, New Jersey 07008, and our telephone number at that address is (732) 499-3000.

                                  THE OFFERING

Issuer...............................................        Pathmark Stores, Inc.

Selling Shareholders.................................        The Selling Shareholders are investment funds and
                                                             investment trusts affiliated with Fidelity Management and
                                                             Research Company herein also collectively referred to as
                                                             Fidelity, that received shares of Common Stock and Warrants under the Plan of Reorganization.

Common Stock Offered
by the Selling Shareholders..........................        14,764,958 shares, which includes 2,539,842 shares issuable upon exercise of the Warrants

Common Stock to Be Outstanding After the Offering....        30,098,510 shares

Warrants offered by the Selling
Shareholders.........................................        2,539,842 Warrants

Use of Proceeds .....................................        Pathmark will not receive any proceeds from sales by the
                                                             Selling Shareholders of shares of Common Stock.

Nasdaq National Market Symbol........................        PTMK, PTMKW

                              Pathmark Stores, Inc.
                 Summary Historical Consolidated Financial Data

         The following table sets forth a summary of our historical consolidated financial data for each of the three fiscal years in the period ended January 29, 2000 and the 26 weeks ended July 29, 2000 and July 31, 1999. Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial data presented herein reflects the results of the combined entity. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

         The financial information for the 26 weeks ended July 29, 2000 and July 31, 1999 is unaudited. However, we believe that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly our consolidated financial position and results of operations for those periods. Our results of operations for the 26 weeks ended July 29, 2000 do not necessarily indicate what our results for the full fiscal year would be.

         The following table also sets forth the pro forma financial information for the 52 weeks ended January 29, 2000 and the 26 weeks ended July 29, 2000. The pro forma information gives effect to the Plan of Reorganization and assumes the adoption of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). The adjustments related to Fresh-Start Reporting are preliminary and the amounts reflected in the pro forma financial information may differ from the amounts ultimately determined.

                                                      26 Weeks(a)                         Fiscal Years(a)
                                            -----------------------------------------------------------------------
($ in millions)                             Pro Forma                          Pro Forma
                                               2000       2000       1999       1999      1999      1998       1997
                                               ----       ----       ----       ----      ----      ----       ----
Statements of Operations Data:
Sales....................................   $  1,849    $1,849     $ 1,817    $ 3,698   $ 3,698   $ 3,655    $ 3,696
Gross profit.............................        520       520         520      1,059     1,059     1,043      1,044
Selling, general and administrative
  expenses...............................        428       428         419        851       851       833        841
Depreciation and amortization............         39        39          37         75        75        77         84
Reorganization expenses(b)...............         --        10          --         --        --        --         --
Amortization of excess
  reorganization value(c)................        138        --          --        276        --        --         --
                                             --------    ------     -------    -------   -------   -------    -------

Operating earnings (loss)................        (85)      43           64       (143)      133       133        119
Interest expense.........................        (36)     (88)         (79)       (67)     (163)     (161)      (166)
                                             --------    ------     -------    -------   -------   -------    -------

Loss before income taxes
  and extraordinary items................        (121)     (45)        (15)      (210)      (30)      (28)       (47)
Income tax provision.....................          (7)      --          --        (27)       (2)       (2)        (2)
                                             --------    ------     -------    -------   -------   -------    -------

Loss before extraordinary items..........        (128)     (45)        (15)      (237)      (32)      (30)       (49)
Extraordinary items, net of tax(d).......          --       --          --         --        --        --         (8)
                                             --------    ------     -------    -------   -------   -------    -------

Net loss.................................        (128)     (45)        (15)      (237)      (32)      (30)       (57)
Less: non-cash preferred stock accretion
  and dividend requirements..............          --       (5)        (10)        --       (38)      (36)       (34)
                                             --------    ------     -------    -------   -------   -------    -------

Net loss attributable to
  common stockholders....................     $  (128)  $  (50)    $   (25)   $  (237)  $   (70)  $   (66)   $   (91)
                                              =======   ======     =======    =======   =======   =======    =======

Other Operating Data:
EBITDA-FIFO(e)...........................     $    93   $   93     $   103    $   211   $   211   $   212    $   202
Capital expenditures and capital leases..     $    43   $   43     $    48    $    87   $    87   $    54    $    58
                                                                                      (footnotes on following page)

                              Pathmark Stores, Inc.
             Notes to Summary Historical Consolidated Financial Data

(a) The Company's fiscal year ends on the Saturday nearest to January 31 of the following calendar year. Fiscal years consist of 52 weeks. The 26-week period ends on the Saturday nearest to July 31.

(b) During fiscal 2000, the Company recorded a pretax charge of $10 million for costs directly attributable to the Plan of Reorganization.

(c)  The excess reorganization value is amortized over a period of three years.

(d) During fiscal 1997, the Company recorded extraordinary charges related to the early extinguishment of debt of $8 million, net of an income tax benefit.

(e) EBITDA-FIFO represents earnings before interest expense, income taxes, depreciation, amortization (including amortization of video tapes), reorganization expenses, the gain on sale of real estate, and the LIFO charge or credit. EBITDA-FIFO is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA-FIFO should not be construed as an alternative to or a better indicator of operating income or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA-FIFO may not be comparable to similarly titled measures reported by other companies. For a discussion of the Company's operating performance and liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

                                  INTRODUCTION

         Your investment in the Securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in this prospectus, before you decide to buy any Securities described in this prospectus.

Risks Relating to the Company

Competition

         The supermarket business is highly competitive and is characterized by high inventory turnover and narrow profit margins. The Company's competitors are national and regional supermarkets, "warehouse" and "club" stores, drug stores, convenience stores, discount merchandisers and other local retailers in the market areas served. Some of these competitors may have greater financial resources and lower merchandise acquisition cost than Pathmark and there can be no assurance that Pathmark will be able to compete successfully in the future.

Store Expansion

         A key to the Company's business strategy has been, and will continue to be, the expansion of total selling square footage of its operations. Although the Company expects cash flows generated from operations, supplemented by the unused borrowing capacity under its Exit Facility will be sufficient to fund its capital expansion program, there can be no assurance that sufficient funds will be available for the capital expansion program. In addition, the greater financial resources of some of our competitors against whom we vie for real estate sites could adversely affect our ability to open new stores. The inability to add new stores and increase the selling area of existing stores could adversely affect the Company's business and its ability to compete successfully.

Our Business Depends on a Limited Number of Key Personnel, the Loss of Whom Could Adversely Affect Us

         Some of our senior executives are important to our success because they have been instrumental in identifying business opportunities and operating our business. If these members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. Please refer to the section of this prospectus titled "Management."

Adverse Effects of Legal Proceedings

         The Company is involved in litigation arising out of a dispute between two of its predecessor companies (SMG-II and Holdings) and certain holders of Holdings' Cumulative Exchangeable Redeemable Preferred Stock ("Redeemable Preferred Stock"). After the merger of the predecessor companies, the Company is now vested with all the liabilities of all the companies that merged to form the Company, in the Redeemable Preferred Stock litigation. If the Redeemable Preferred Stock litigation is decided against us it could significantly affect our financial condition.

Risks Related to Geographic Concentration

         The Company is mainly concentrated in the metropolitan areas of New York-New Jersey and Philadelphia. Competition from other grocery store chains, "warehouse" and "club" stores, convenience stores, discount merchandisers and other local retailers, changes in consumer preferences or a general economic downturn in the region may adversely affect our sales which may lead to lower earnings or losses. This may also adversely affect the Company's future growth and expansion. Further, since the Company is concentrated in the densely populated metropolitan areas, future store expansion may be limited which may adversely affect our future earning.

Anti-Takeover Provisions

         The Company is authorized to issue up to 5,000,000 shares of Preferred Stock which it may use for any purpose. The Company has also established certain advance notice procedures for nominating candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. Such an issuance of

Preferred Stock and advance notice procedures could potentially make it more difficult for a third party to acquire control of the Company, even if such change in control would be beneficial to the Company.

Risks Related to Conflict of Interest

         Fidelity is the majority shareholder of the Company and is in a position to control and influence management decisions. The aims and interests of Fidelity and the Company may not always be identical and may in cases lead to a conflict of interest which may be detrimental to the Company's long term interests, growth or earnings.

Factors Affecting the Value of the Securities

No Trading History

         There has been no trading history for the Securities and we cannot assure you that an active market will develop for any of these Securities, or, if a market develops, that such market will be liquid. The liquidity of the market for the Securities and the prices at which they trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the Securities and other factors beyond our control.

Dividend Policies

         We do not anticipate that any dividends will be paid on our Common Stock in the foreseeable future. In addition, the covenants in the Exit Facility limit our ability to pay dividends. Certain institutional investors may only invest in dividend-paying equity Securities or may operate under other restrictions which may prohibit their ability to invest in our Common Stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus, except as otherwise required by applicable law.

                                    DIVIDENDS

         We do not anticipate that any dividends will be paid on our Common Stock in the foreseeable future. In addition, the covenants in the Exit Facility limit our ability to pay dividends. Certain institutional investors may only invest in dividend-paying equity Securities or may operate under other restrictions which may prohibit their ability to invest in our Common Stock. We have not paid any dividends to date.

                                 USE OF PROCEEDS

         Fidelity will receive all of the proceeds from the sale of our Securities. We will not receive any proceeds from the sale of these Securities. The Company will receive the proceeds from the exercise price of the Warrants, if any.

                              Pathmark Stores, Inc.
                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The consolidated statements of operations data and balance sheet data presented below of the Company for each of the five fiscal years in the period ended January 29, 2000 were derived from our audited consolidated financial statements, of which each of the three fiscal years in the period ended January 29, 2000, together with the report of Deloitte & Touche LLP, independent auditors, are included elsewhere herein. The selected historical consolidated financial data of the Company for the 26 weeks ended July 29, 2000 and July 31, 1999 presented below was derived from our unaudited consolidated financial statements, which, in the opinion of the management, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of the Company's audited financial statements for the fiscal year ended January 29, 2000. The statement of operations data for the 26 weeks ended July 29, 2000 is not necessarily indicative of the results that may be expected for the fiscal year. You should read the selected historical consolidated financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflects the financial position and results of operations of the combined entity.

($ in millions except per share amounts)        26 Weeks(a)                         Fiscal Years(a)
                                            --------------------    -------------------------------------------------
                                               2000       1999      1999       1998      1997       1996      1995
                                               ----       ----      ----       ----      ----       ----      ----
Statements of Operations Data:
Sales....................................     $1,849    $ 1,817   $ 3,698    $ 3,655   $ 3,696    $ 3,711    $3,972
Cost of sales............................      1,329      1,297     2,639      2,612     2,652      2,619     2,838
                                            --------   --------  --------   --------  --------   --------   -------

Gross profit.............................        520        520     1,059      1,043     1,044      1,092     1,134
Selling, general and administrative
  expenses...............................        428        419       851        833       841        858       866
Depreciation and amortization(b).........         39         37        75         77        84         89        80
Reorganization expenses(c)...............         10         --        --         --        --          9        --
Lease commitment charge(d)...............         --         --        --         --        --          9        --
Gain on disposals(e)(f)..................         --         --        --         --        --         --        32
                                            --------   --------  --------   --------  --------   --------   -------

Operating earnings.......................         43         64       133        133       119        127       220
Interest expense.........................        (88)       (79)     (163)      (161)     (166)      (164)     (171)
                                            ---------  --------- ---------  --------- ---------  ---------  --------

Earnings (loss) before income taxes and
  extraordinary items....................        (45)       (15)      (30)       (28)      (47)       (37)       49
Income tax (provision) benefit...........         --         --        (2)        (2)       (2)        18        30
                                            --------   --------  ---------  --------- ---------  --------   -------
Earnings (loss) before extraordinary
  items..................................        (45)       (15)      (32)       (30)      (49)       (19)       79
Extraordinary items, net of tax(g).......         --         --        --         --        (8)        (1)       (2)
                                            --------   --------  --------   --------  ---------  ---------  --------

Net earnings (loss)......................        (45)       (15)      (32)       (30)      (57)       (20)       77
Less: non-cash preferred stock accretion
  and dividend requirements..............         (5)       (10)      (38)       (36)      (34)       (33)      (32)
                                            ---------  --------- ---------  --------- ---------  ---------  --------

Net earnings (loss) attributable to
  common stockholders....................    $   (50)   $   (25)  $   (70)   $   (66)  $   (91)   $   (53)   $   45
                                            =========  ========= =========  ========= =========  =========  =======
Net earnings (loss) per common share-
  basic..................................    $   (47)   $   (23)  $   (65)   $   (63)  $   (92)   $   (54)   $   47
                                            =========  ========= =========  ========= =========  =========  =======
Net earnings (loss) per common share-
  diluted................................    $   (47)   $   (23)  $   (65)   $   (63)  $   (92)   $   (54)   $   41
                                            =========  ========= =========  ========= =========  =========  =======

Balance Sheet Data:
Total assets.............................    $   839    $   841   $   843    $   826   $   906    $ 1,015    $1,008
Long-term debt...........................         --      1,236     1,264      1,259     1,208      1,213     1,242
Lease obligations, long-term.............        185        173       173        161       170        175       140
Redeemable securities....................         --        111       111        109       107        105       104
Total debt, including lease obligations..        591      1,505     1,542      1,457     1,447      1,486     1,455
Liabilities subject to discharge and
  exchange...............................      1,314         --        --         --        --         --        --
Stockholders' deficiency.................     (1,484)    (1,409)   (1,434)    (1,384)   (1,335)    (1,259)   (1,224)
                                                                                      (footnotes on following page)

                              Pathmark Stores, Inc.
            Notes to Selected Historical Consolidated Financial Data

(a) The Company's fiscal year ends on the Saturday nearest to January 31 of the following calendar year. Fiscal years consist of 52 weeks, except for 53 weeks in fiscal 1995. The 26-week period ends on the Saturday nearest July 31.

(b) Fiscal 1996 depreciation and amortization includes a $5 million pretax charge to write down certain fixed assets held for sale to their estimated net realizable values.

(c) During fiscal 2000, the Company recorded a pretax charge of $10 million for costs directly attributable to the Plan of Reorganization and, during fiscal 1996, the Company recorded a pretax charge of $9 million for reorganization and restructuring costs related to its administrative operations.

(d) During fiscal 1996, the Company recorded a pretax charge of $9 million related to unfavorable lease commitments of certain unprofitable stores in the Company's southern region.

(e) During fiscal 1995, the Company recorded a pretax gain of $16 million related to the disposition of its freestanding drug stores.

(f) During fiscal 1995, the Company recorded a pretax gain of $16 million related to the sale of its remaining investment in Purity Supreme, Inc., to the Stop & Shop Companies, Inc.

(g) During fiscal 1997, fiscal 1996 and fiscal 1995, respectively, the Company recorded extraordinary charges related to the early extinguishment of debt of $8 million, $1 million and $2 million, net of an income tax benefit.

                              Pathmark Stores, Inc.
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following pro forma consolidated financial information of the Company consists of a Pro Forma Consolidated Balance Sheet as of July 29, 2000 and Pro Forma Consolidated Statements of Operations for the 52 weeks ended January 29, 2000 and the 26 weeks ended July 29, 2000 (collectively, the "Pro Forma Statements").

         Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflects the assets and liabilities and related results of operations of the combined entity. The Pro Forma Statements assume the adoption of Fresh-Start Reporting. The adjustments related to Fresh-Start Reporting are preliminary and the amounts reflected in the Pro Forma Statements may differ from the amounts ultimately determined. Fresh-Start Reporting is adopted because holders of existing voting shares immediately before filing and confirmation of the Plan of Reorganization received less than 50% of the voting shares of the emerging entity, thereby resulting in a new control group, and the reorganization value of the emerging entity is less than its prepetition liabilities and allowed claims.

         The Pro Forma Consolidated Balance Sheet was prepared to give effect to the Plan of Reorganization as if it occurred on July 29, 2000 and includes (a) the exchange of Redeemable Preferred Stock of $112.1 million and applicable accrued dividends of $129.1 million for $0.5 million in cash, (b) the exchange of bond indebtedness of $959.8 million and accrued interest thereon of $74.8 million for Common Stock and Warrants of $635.6 million, (c) the cancellation of 16 rejected leases, net of estimated claims, of $27.6 million, (d) expenses of $10.2 million related to the Plan of Reorganization; such expenses are in addition to the $9.9 million recorded as of July 29, 2000, (e) the payment of expenses of $3.7 million related to the Plan of Reorganization, (f) borrowings of $425.0 million under the New Term Loan, (g) the repayment of borrowings of $351.5 million under the former term loan, the former working capital facility and the DIP Facility, (h) the write-off of deferred financing costs of $7.8 million and the DIP Facility deferred financing costs of $1.4 million, (i) recording of additional deferred financing costs of $9.1 million related to the New Term Loan; such costs are in addition to the $2.6 million deferred financing costs recorded as of July 29, 2000, and (j) the recording of the current portion of $7.3 million related to the New Term Loan and the long-term portion of $30.4 million related to the other debt.

         The Pro Forma Consolidated Statements of Operations were prepared to give effect to the Plan of Reorganization as if such plan had occurred at the beginning of the earliest period presented. The Pro Forma Consolidated Statements of Operations exclude the reorganization expenses and cancellation of debt income since such items are of a nonrecurring nature.

         You should read the Pro Forma Statements and accompanying notes along with our consolidated financial statements and related notes included elsewhere in this prospectus. The Pro Forma Statements are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the aforementioned transaction in fact had occurred on such date or at the beginning of the period indicated or to project the Company's financial position or results of operations at any future date or for any future period.

                                                        Pathmark Stores, Inc.
                                           Pro Forma Consolidated Balance Sheet (Unaudited)
                                                            July 29, 2000
                                                            (in millions)

                                                                             Preferred Stock          Debt
                                                               Historical        Exchange           Exchange        As Adjusted
                                                               ----------        --------           --------        -----------

Assets
Current Assets
    Cash..................................................     $       15.6   $    (0.5) (a)    $     (10.6) (c)     $    55.3
                                                                                                       (9.9) (d)
                                                                                                       (3.7) (e)
                                                                                                      425.0  (f)
                                                                                                     (351.5) (g)
                                                                                                       (9.1) (i)
    Accounts receivable, net..............................             16.3           --                 --               16.3
    Income taxes receivable...............................              0.5           --                 --                0.5
    Merchandise inventories...............................            138.7           --                 --              138.7
    Deferred taxes, net...................................              2.3           --                 --                2.3
    Prepaid expenses......................................             21.0           --               (0.3) (d)          20.7
    Due from suppliers....................................             46.3           --                 --               46.3
    Other current assets..................................             21.3           --                 --               21.3
                                                               ------------   ----------        ------------         ----------

       Total current assets...............................            262.0        (0.5)               39.9              301.4
Property and Equipment, Net...............................            461.6           --                 --              461.6
Deferred Financing Costs, Net.............................             13.0           --               (9.2) (h)          12.9
                                                                                                        9.1  (i)
Deferred Income Taxes, Net................................             45.5           --                 --               45.5
Other Assets..............................................             57.0           --                 --               57.0
Excess Reorganization Value...............................             --             --                 --               --
                                                                -----------   ----------        ------------         ----------

                                                               $      839.1   $    (0.5)        $      39.8          $   878.4
                                                               ============   ==========        ============         ==========

Liabilities and Stockholders' (Deficiency) Equity
Current Liabilities
    Accounts payable and book overdrafts..................     $       77.0    $      --        $       --           $    77.0
    Current maturities of long-term debt..................            382.9           --             (351.5) (g)           8.3
                                                                                                        7.3  (j)
                                                                                                      (30.4) (j)
    Accrued payroll and payroll taxes.....................             45.2           --                 --               45.2
    Current portion of lease obligations..................             22.9           --                 --               22.9
    Accrued interest payable..............................              6.1           --                 --                6.1
    Accrued expenses and other current liabilities........             89.2           --               (3.7) (e)          85.5
                                                               ------------   ----------        ------------         ----------

       Total Current Liabilities..........................            623.3           --             (378.3)             245.0
Long-Term Debt............................................             --             --              425.0  (f)         448.1
                                                                                                       (7.3) (j)
                                                                                                       30.4  (j)
Lease Obligations, Long-Term..............................            185.1           --                 --              185.1
Other Noncurrent Liabilities..............................            200.9           --                 --              200.9
Deferred Income Taxes, Net................................             --             --                 --               --
Liabilities Subject to Discharge and Exchange.............          1,314.0      (241.2) (a)       (1,034.6) (b)          --
                                                                                                      (38.2) (c)
Stockholders' (Deficiency) Equity.........................         (1,484.2)      240.7 (a)           635.6  (b)        (200.7)
                                                                                                      399.0  (b)
                                                                                                       27.6  (c)
                                                                                                      (10.2) (d)
                                                                                                       (9.2) (h)
                                                               ------------   ----------        ------------         ----------

                                                               $      839.1   $    (0.5)        $      39.8          $   878.4
                                                               ============   ==========        ============         ==========



                                                                Fresh Start        Pro Forma
                                                                -----------        ---------
Assets
Current Assets
    Cash..................................................      $    --       $      55.3





    Accounts receivable, net..............................           --              16.3
    Income taxes receivable...............................           --               0.5
    Merchandise inventories...............................          30.0  (k)       168.7
    Deferred taxes, net...................................          (2.3) (k)        --
    Prepaid expenses......................................           --              20.7
    Due from suppliers....................................           --              46.3
    Other current assets..................................           --              21.3
                                                               -----------    -----------

       Total current assets...............................          27.7            329.1
Property and Equipment, Net...............................           --             461.6
Deferred Financing Costs, Net.............................           --              12.9

Deferred Income Taxes, Net................................         (45.5) (k)        --
Other Assets..............................................          44.0  (k)       101.0
Excess Reorganization Value...............................         829.3  (k)       829.3
                                                               -----------    -----------

                                                               $   855.5      $   1,733.9
                                                               ===========    ===========

Liabilities and Stockholders' (Deficiency) Equity
Current Liabilities
    Accounts payable and book overdrafts..................     $    --        $      77.0
    Current maturities of long-term debt..................          --                8.3


    Accrued payroll and payroll taxes.....................          --               45.2
    Current portion of lease obligations..................          --               22.9
    Accrued interest payable..............................          --                6.1
    Accrued expenses and other current liabilities........          --               85.5
                                                               -----------    -----------

       Total Current Liabilities..........................          --              245.0
Long-Term Debt............................................          --              448.1


Lease Obligations, Long-Term..............................          --              185.1
Other Noncurrent Liabilities..............................         (13.0) (k)       187.9
Deferred Income Taxes, Net................................          32.2  (k)        32.2
Liabilities Subject to Discharge and Exchange.............          --               --

Stockholders' (Deficiency) Equity.........................         836.3  (k)       635.6




                                                               -----------    -----------

                                                               $   855.5      $   1,733.9
                                                               ===========    ===========



         See notes to pro forma consolidated balance sheet (unaudited)

                              Pathmark Stores, Inc.
            Notes to Pro Forma Consolidated Balance Sheet (Unaudited)

(a) To record the exchange of Redeemable Preferred Stock of $112.1 million and applicable accrued dividends of $129.1 million for $0.5 million in cash.

(b) To record the exchange of bond indebtedness of $959.8 million and accrued interest thereon of $74.8 million for Common Stock and Warrants of $635.6 million, resulting in cancellation of indebtedness income of $399.0 million.

(c) To record the cancellation of rejected leases of $38.2 million, net of estimated claims of $10.6 million, resulting in cancellation of debt income of $27.6 million.

(d) To record expenses of $10.2 million related to the Plan of Reorganization as a charge to the cancellation of debt income; such expenses are in addition to the $9.9 million recorded as of July 29, 2000.

(e) To pay expenses of $3.7 million related to the Plan of Reorganization which were accrued but unpaid as of July 29, 2000.

(f) To record the receipt of net proceeds of $425.0 million related to the New Term Loan.

(g) To record the use of the net proceeds from the New Term Loan of $351.5 million to repay drawings under the former working capital facility and the DIP Facility of $105.0 million and $10.3 million, respectively, and to retire the Company's former term loan indebtedness of $236.2 million.

(h) To write-off deferred financing costs of $9.2 million, including $1.4 million related to the DIP Facility.

(i) To record deferred financing costs of $9.1 million related to the New Term Loan; such costs are in addition to the $2.6 million deferred financing costs recorded as of July 29, 2000.

(j) To record the current portion of $7.3 million related to the New Term Loan and the long-term portion of $30.4 million related to other debt.

(k) The Pro Forma Consolidated Balance Sheet is based on the adoption of Fresh-Start Reporting. Fresh-Start Reporting is adopted because holders of existing voting shares immediately before the filing and confirmation of the Plan of Reorganization received less than 50% of the voting shares of the emerging entity, thereby resulting in a new control group, and the Company's reorganization value is less than its prepetition liabilities and allowed claims. In accordance with Fresh-Start Reporting, the Company has determined the reorganization value of the reorganized company. This value has been allocated, based on estimated fair market value, to the Company's assets and liabilities, resulting in an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable net assets. The adjustments included in the Pro Forma Consolidated Balance Sheet are preliminary and may differ from the amounts ultimately determined.

     It is estimated that the reorganization value related to the plan of reorganization is as follows (dollars in millions):

        Debt and capital leases...............................       $    664.4
        Pro forma stockholders' equity........................            635.6
                                                                     ----------

        Reorganization value..................................       $  1,300.0
                                                                     ==========

                              Pathmark Stores, Inc.
     Notes to Pro Forma Consolidated Balance Sheet (Unaudited)--(Continued)

The pro forma adjustments for the estimated preliminary allocation of the pro forma stockholders' (deficiency) equity is a follows (dollars in millions):


Stockholders' deficiency, as adjusted....................................  $ (200.7)

Adjustments to assets and liabilities to reflect estimated fair values:
  Increase (decrease) in assets:
    Inventories(a).......................................................      30.0
    Other assets(b)......................................................      44.0
    Deferred income taxes(c).............................................     (80.0)
  Decrease in liabilities:
    Other noncurrent liabilities(d)......................................      13.0
  Excess reorganization value............................................     829.3
                                                                           ---------

Pro forma stockholders' equity...........................................  $  635.6
                                                                           =========


(a) To adjust inventories to fair market value since cost for substantially all inventories is determined on a last-in, first-out basis.

(b) To record the excess pension plan assets over projected benefit obligations.

(c)  To record the tax effects of the pro forma adjustments.

(d)  To adjust the liability for postretirement benefits.

                              Pathmark Stores, Inc.
           Pro Forma Consolidated Statement of Operations (Unaudited)
                          26 Weeks Ended July 29, 2000
                     (in millions except per share amounts)

                                                            Historical       Adjustments       Pro Forma
                                                            ----------       -----------       ---------
Sales................................................      $    1,848.8      $    --          $ 1,848.8

Cost of sales........................................           1,328.8           --            1,328.8
                                                           -------------     --------         ----------

Gross profit.........................................             520.0           --              520.0

Selling, general and administrative expenses.........             428.4           --              428.4

Reorganization expenses..............................               9.9          (9.9) (a)         --

Depreciation and amortization........................              38.6          --                38.6

Amortization of excess reorganization value..........             --            138.2 (b)         138.2
                                                           -------------     --------         ----------

Operating earnings (loss)............................              43.1        (128.3)            (85.2)

Interest expense.....................................             (87.8)         52.0 (c)         (35.8)
                                                           -------------     --------         ----------

Loss before income taxes.............................             (44.7)        (76.3)           (121.0)

Income tax provision.................................              (0.1)         (7.0) (d)         (7.1)
                                                           -------------     --------         ----------

Net loss.............................................             (44.8)        (83.3)           (128.1)

Less: non-cash preferred stock accretion
  and dividend requirements..........................              (5.3)          5.3 (e)          --
                                                           -------------     --------         ----------

Net loss attributable to common stockholders.........      $      (50.1)     $  (78.0)        $  (128.1)
                                                           =============     ========         ==========

Weighted average common shares
  outstanding-basic..................................               1.1                            30.1
                                                           =============                      ==========

Net loss per common share-basic......................      $      (46.91)                     $    (4.26)
                                                           =============                      ==========

Weighted average common shares
  outstanding-diluted................................               1.1                            30.1
                                                           =============                      ==========

Net loss per common share-diluted....................      $      (46.91)                     $    (4.26)
                                                           =============                      ==========

    See notes to pro forma consolidated statement of operations (unaudited).

                              Pathmark Stores, Inc.
       Notes to Pro Forma Consolidated Statement of Operations (Unaudited)
                          26 Weeks Ended July 29, 2000

(a)      To reverse reorganization expenses.

(b) To record amortization of the excess reorganization value over a period of three years.

(c)      To adjust interest expense, as follows:

         o to eliminate interest expense and applicable amortization of deferred financing costs related to the exchanged debt,

         o to record additional interest expense related to the incremental borrowing incurred to pay reorganization expenses,

         o to record additional interest expense related to the amortization of deferred financing costs incurred as part of the Exit Facility, and

         o to record additional interest expense due to the higher interest rates under the Exit Facility compared to the former bank agreement.

(d) To record the tax effect of the pro forma adjustments, excluding the non-deductible amortization of excess reorganization value.

(e) To record the elimination of the preferred stock accretion and dividend requirements related to the preferred stock subject to discharge and exchange.

                              Pathmark Stores, Inc.
           Pro Forma Consolidated Statement of Operations (Unaudited)
                         52 Weeks Ended January 29, 2000
                     (in millions except per share amounts)


                                                          Historical       Adjustments       Pro Forma
                                                          ----------       -----------       ---------

Sales................................................      $  3,698.1        $    --          $  3,698.1

Cost of sales........................................         2,639.4             --             2,639.4
                                                           -----------       --------         -----------

Gross profit.........................................         1,058.7             --             1,058.7

Selling, general and administrative expenses.........           850.7             --               850.7

Depreciation and amortization........................            74.7             --                74.7

Amortization of excess reorganization value..........           --              276.4 (a)          276.4
                                                           -----------       --------         -----------

Operating earnings (loss)............................           133.3          (276.4)            (143.1)

Interest expense.....................................          (163.1)           96.1 (b)          (67.0)
                                                           -----------       --------         -----------

Loss before income taxes.............................           (29.8)         (180.3)            (210.1)

Income tax provision.................................            (2.1)          (25.1) (c)         (27.2)
                                                           -----------       --------         -----------

Net loss.............................................           (31.9)         (205.4)            (237.3)

Less: non-cash preferred stock accretion and
       dividend requirements.........................           (37.9)           37.9 (d)          --
                                                           -----------       --------         -----------

Net loss attributable to common stockholders.........      $    (69.8)       $ (167.5)        $   (237.3)
                                                           ===========       ========         ===========

Weighted average common shares
  outstanding-basic..................................             1.1                               30.1
                                                           ===========                        ===========
Net loss per common share-basic......................      $    (65.40)                       $     (7.88)
                                                           ===========                        ===========

Weighted average common shares
  outstanding-diluted................................             1.1                               30.1
                                                           ===========                        ===========

Net loss per common share-diluted....................      $    (65.40)                       $     (7.88)
                                                           ===========                        ===========


    See notes to pro forma consolidated statement of operations (unaudited).

                              Pathmark Stores, Inc.
       Notes to Pro Forma Consolidated Statement of Operations (Unaudited)
                         52 Weeks Ended January 29, 2000

(a) To record amortization of the excess reorganization value over a period of three years.

(b)  To adjust interest expense, as follows:

     o to eliminate interest expense and applicable amortization of deferred financing costs related to the exchanged debt,

     o to record additional interest expense related to the incremental borrowing incurred to pay reorganization expenses,

     o to record additional interest expense related to the amortization of deferred financing costs incurred as part of the Exit Facility, and

     o to record additional interest expense due to the higher interest rates under the Exit Facility compared to the former bank agreement.

(c) To record the tax effect of the pro forma adjustments, excluding the non-deductible amortization of excess reorganization value.

(d) To record the elimination of the preferred stock accretion and dividend requirements related to the preferred stock subject to discharge and exchange.

                              Pathmark Stores, Inc.
                                 Capitalization

      The following table sets forth the historical and pro forma debt and capitalization of the Company at July 29, 2000 as adjusted to give effect to the Plan of Reorganization. Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflects the capitalization of the combined entity. You should read this table along with the "Selected Historical Consolidated Financial Data" and "Pro Forma Consolidated Financial Information."

                                                                                                 July 29, 2000
                                                                                                 -------------
                                                                                          Historical       Pro Forma
                                                                                          ----------       ---------
                                                                                                  ($ millions)
Current debt, including lease obligations...........................................
     Current portion of former term loan............................................       $    236.2       $       --
     Current portion of industrial revenue bonds....................................              8.2               --
     Current portion of former working capital facility (a).........................            105.0               --
     Current portion of DIP Facility................................................             10.3               --
     Current portion of New Term Loan...............................................               --              7.3
     Current portion of other long-term debt........................................             23.2              1.0
                                                                                           -----------      -----------
     Subtotal.......................................................................            382.9              8.3
     Current portion of lease obligations...........................................             22.9             22.9
                                                                                           -----------      -----------
     Total current debt.............................................................            405.8             31.2
                                                                                           -----------      -----------

Long-term debt, including lease obligations.........................................
     New Term Loan..................................................................               --            417.7
     Other long-term debt...........................................................               --             30.4
                                                                                           -----------      -----------
     Subtotal.......................................................................               --            448.1
     Long-term lease obligations....................................................            185.1            185.1
     Total long-term debt...........................................................            185.1            633.2
                                                                                           -----------      -----------

Bond indebtedness and preferred stock subject to discharge and exchange.............          1,275.8               --
                                                                                           -----------      -----------
Stockholders' (deficiency) equity...................................................         (1,484.2)           635.6
                                                                                           -----------      -----------

Total capitalization................................................................       $    382.5       $  1,300.0
                                                                                           ===========      ===========

(a)      Excludes outstanding letters of credit of $41.1 million.

                              Pathmark Stores, Inc.
       Summary Historical and Pro Forma Consolidated Financial Information

         The following table presents summary historical and pro forma financial information of the Company for the 52 weeks ended January 29, 2000 and the 26 weeks ended July 29, 2000. Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflect the capitalization of the combined entity. The historical information was derived from our consolidated financial statements and notes thereto. The pro forma information is derived from the pro forma financial statements and notes thereto under "Pro Forma Consolidated Financial Information" and reflects the Plan of Reorganization and certain other adjustments. Reference should be made to the description of the pro forma basis of presentation of the information summarized below, including the footnotes, that appear under "Pro Forma Consolidated Financial Information."

                                                                          26 Weeks                     52 Weeks
                                                                           Ended                        Ended
                                                                       July 29, 2000              January 29, 2000
                                                                       -------------              ----------------
                                                                 Historical      Pro Forma     Historical    Pro Forma
                                                                 ----------      ---------     ----------    ---------
                                                                        ($ millions)                 ($ millions)

Statement of Operations Data:
Sales......................................................       $   1,849        $  1,849     $   3,698      $   3,698
Gross profit...............................................             520             520         1,059          1,059
Selling, general and administrative expenses...............             428             428           851            851
Reorganization expenses....................................              10              --            --             --
Depreciation and amortization..............................              39              39            75             75
Amortization of excess reorganization value................              --             138            --            276
Operating earnings (loss)..................................              43             (85)          133           (143)
Interest expense...........................................              88              36           163             67
Net loss...................................................             (45)           (128)          (32)          (237)


                                                                       July 29, 2000
                                                                       -------------
                                                                 Historical      Pro Forma
                                                                 ----------      ---------
                                                                        ($ millions)

Summary Capitalization Data:
Current debt, including lease obligations..................       $     406      $       31
Long-term debt, including lease obligations................             185             633
Bond indebtedness and preferred stock subject to
  discharge and exchange...................................           1,276              --
Stockholders' (deficiency) equity..........................          (1,484)            636
                                                                  ----------     ----------
Total capitalization.......................................       $     383      $    1,300
                                                                  ==========     ==========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion in conjunction with the "Selected Financial Data" section of this prospectus and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Overview

         At July 29, 2000, Pathmark operated 137 supermarkets primarily in the densely populated New York, New Jersey and Philadelphia metropolitan areas. These metropolitan areas contain over 10% of the population and grocery sales in the United States. These supermarkets are located in New Jersey, New York, Pennsylvania and Delaware and consist of approximately 5.2 million square feet of selling space and 7.1 million square feet of total space.

         Except as noted, the following discussion and analysis relates to our historical financial results of operations and financial condition, without giving effect to the reorganization and the recapitalization. As a result, we do not believe that results of operations in future periods will be comparable to prior periods. In addition to the audited and unaudited historical consolidated financial data presented in this prospectus, we have also prepared an unaudited pro forma consolidated balance sheet as of July 29, 2000 and unaudited pro forma consolidated statements of operations for the 26 weeks ended July 29, 2000 and for the 52 weeks ended January 29, 2000, which give effect to the reorganization. This data appears elsewhere in this prospectus, and you should consider such data along with this discussion and analysis. See "Unaudited Pro Forma Consolidated Financial Data."

         The Company has no items of comprehensive income other than net income and, accordingly, the total comprehensive loss is the same as the reported net loss for all periods presented.

Restructuring Proceedings Under Chapter 11 of the Bankruptcy Code

         Historically, the cash flows that the Company generated from operations, supplemented by the unused borrowing capacity under the Working Capital Facility and the availability of capital lease financing, were sufficient to pay the Company's debts as they came due, provide for its capital expenditure program and meet its other cash requirements. Management evaluated its fiscal 2000 cash flow projections and debt service requirements and, based upon this evaluation, the Company elected not to make all of its scheduled debt payments. The Company's fiscal 2000 debt requirements increased substantially over the prior year due primarily to the semi-annual interest payments of $12.1 million on the 10.75% Junior Subordinated Deferred Coupon Notes (the "Junior Subordinated Notes") which, for the first time, was required to be paid in cash on May 1, 2000 and the sinking fund payment of $50.0 million on the 11.625% Subordinated Notes due 2002 (the "Subordinated Notes") on June 15, 2000.

         On May 1, 2000, the Company elected not to make interest payments of $21.2 million on its $440.0 million of 9.625% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $12.1 million on its Junior Subordinated Notes. On June 15, 2000, the Company elected not to make interest payments of $6.0 million on its $95.8 million of 12.625% Subordinated Debentures due 2002 (the "Subordinated Debentures") and $11.6 million on its Subordinated Notes. Also, on June 15, 2000, the Company elected not to make a sinking fund payment of $50 million on its Subordinated Notes. The grace period under each of the indentures governing the various notes expired, constituting an Event of Default under each such indenture.

         On the Petition Date, the Company, along with its direct and indirect parent companies and certain of its subsidiaries, filed a voluntary petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Petition was filed in the United States Bankruptcy Court for the District of Delaware (the "Court"). As of the Plan Effective Date, the Company was in arrears with respect to interest on its Senior Subordinated Notes in the amount of $37.6 million, on its Subordinated Notes in the amount of $13.4 million, on its Subordinated Debentures in the amount of $6.9 million, and on its Junior Subordinated Notes in the amount of $16.9 million. The Company continued to manage its affairs and operate its business as a debtor-in-possession while the bankruptcy case was pending. The bankruptcy case was commenced to implement the Plan of Reorganization developed jointly with an ad hoc committee of the Company's bondholders (the "Bondholders Committee"). Members of the

Bondholders Committee held or controlled $445.7 million in principal amount, or approximately 46%, of the Company's total bond indebtedness outstanding. Over 99% of the principal amount of bond indebtedness voted agreed to accept the Plan of Reorganization.

         The Plan of Reorganization provided that, upon consummation of the reorganization, current holders of the Company's bond indebtedness will receive 100% of the opening Common Stock of the reorganized Company (the "Common Stock"). In addition to Common Stock, holders of the subordinated notes, the subordinated debentures and the junior subordinated notes will receive ten-year Warrants to purchase 15% of the diluted Common Stock of the Company (the "Warrants"). The Warrants will be exercisable at the opening reorganization equity value established in connection with the Plan of Reorganization. Such ownership is subject to dilution from (1) the exercise of the Warrants, (2) the exercise of any options to purchase Common Stock issued pursuant to the Company's long-term management incentive plan, and (3) the grant to the Chief Executive Officer of restricted Common Stock.

         Pursuant to the Plan of Reorganization and in full satisfaction of their claims, (1) holders of the senior subordinated notes received 78.24% of the Common Stock, (2) holders of the subordinated notes and the subordinated debentures received their ratable share of 18.71% of the Common Stock and 75% of the Warrants, (3) holders of the junior subordinated notes received 2.88% of the Common Stock and 25% of the Warrants, and (4) holders of approximately $0.98 million of the 11.625% Holdings subordinated notes due 2002, received 0.17% of the Common Stock, subject to dilution as described in the preceding paragraph.

         The Plan of Reorganization provided that holders of the Redeemable Preferred Stock receive their ratable portions of $0.5 million in cash payable upon the effective date of the Plan of Reorganization.

         In connection with its Plan of Reorganization, the Company entered into the DIP Facility and the Exit Facility. The DIP Facility, which was approved by the Court on July 28, 2000, enabled the Company to continue normal business operations during the restructuring proceedings. The Exit Facility, which closed on September 19, 2000, was used to repay in full the former credit agreement and the DIP Facility, pay expenses of the Plan of Reorganization and will provide approximately $200.0 million of liquidity for post-reorganization operations.

         On July 13, 2000, the Court approved various "first day" requests including, among other things, the payment of prepetition claims of employees, utilities, critical trade vendors and other key constituents. The Court also granted the Company's motion to reject 16 unexpired real estate leases, related to closed stores. Under Bankruptcy Law, the Company's liability to the landlord on claims resulting from such rejections is capped at the greater of 15% of the remaining lease payments (limited to three years' lease payments) or one year's lease payments. Rejection of these leases, however, does not limit the Company's obligations with respect to damages arising from the rejection of any corresponding subleases. Outstanding statutory claims related to these 16 rejected leases approximate $10.6 million.

         On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, and on September 19, 2000, the Company emerged from Chapter 11 bankruptcy protection and the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly the historical financial information presented herein reflect the assets and liabilities and related results of operations of the combined entity.

Results of Operations

         Fiscal 2000 Six-Month Period Compared to Fiscal 1999 Six-Month Period

         This discussion and analysis compares our results for the first six months of fiscal 2000 with the results of the first six months of the prior fiscal year.

         Sales: For the six-month period of fiscal 2000, sales were $1,848.8 million compared to $1,817.2 million in the prior year, an increase of 1.7%. The sales increase was primarily due to new stores opened in fiscal 2000. In addition, same store sales increased 0.2% for the six-month period of fiscal 2000. The Company operated 137 and 134 supermarkets at the end of the second quarters of fiscal 2000 and fiscal 1999, respectively.

         Gross Profit: For the six-month period of fiscal 2000, gross profit was $520.0 million or 28.1% of sales compared to $519.8 million or 28.6% for the prior year. The increase in gross profit of $0.2 million for the six-month period of fiscal 2000 compared to the prior year was primarily due to higher sales, offset by higher shrink and promotional expenses. The cost of goods sold comparisons were affected by a pretax LIFO charge of $0.8 million in each of the six-month periods of fiscal 2000 and fiscal 1999.

         Selling, General and Administrative Expenses ("SG&A"): The increase in SG&A of $9.7 million for the six-month period of fiscal 2000 compared to the prior year was primarily due to higher store labor and labor-related expenses. Included in the six-month periods were gains on the sale of certain real estate of $1.8 million and $0.4 million in fiscal 2000 and fiscal 1999, respectively. As a percentage of sales, SG&A was 23.2% in the six-month period of fiscal 2000, compared to 23.0% in the six-month period of fiscal 1999.

         Reorganization Expenses: Reorganization expenses in the six-month period of fiscal 2000 were $9.9 million. Such items, which are expensed as incurred, primarily consist of employee retention bonuses and professional fees related to legal, accounting and consulting services directly attributable to the Plan of Reorganization.

         Depreciation and Amortization: For the six-month period of fiscal 2000, depreciation and amortization of $38.6 million was $2.0 million higher than the $36.6 million in the prior year primarily due to property and equipment additions. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $2.2 million and $1.6 million in the six-month periods of fiscal 2000 and fiscal 1999, respectively.

         Operating Earnings: For the six-month period of fiscal 2000, operating earnings were $43.1 million compared with $64.4 million in the prior year. The decrease in operating earnings in the six-month period of fiscal 2000 compared to the prior year was due to higher SG&A, reorganization items and higher depreciation and amortization expense, partially offset by higher gross profit.

         Interest Expense: Interest expense was $87.8 million for the six-month period of fiscal 2000 compared to $79.8 million in the prior year. The increase in interest expense in the six-month period of fiscal 2000 compared to the prior year was primarily due to higher rates on borrowings under the former term loan and higher levels of borrowings and higher rates under the former working capital facility. Interest expense on bond indebtedness, as of July 29, 2000, has been accrued through the Petition Date, except for the Senior Subordinated Notes, which has been accrued through the Plan Effective Date; such interest accrual is in accordance with the allocations set forth in the Plan of Reorganization.

         Income Taxes: Income taxes for the interim period are based on the estimated effective tax rate expected to be applicable for the full fiscal year. The Company has recorded a valuation allowance related to the income tax benefit for the first and second quarters of fiscal 2000 and fiscal 1999; therefore, no income tax benefit has been recognized. The Company believes that it is more likely than not that the net deferred income tax asset of $47.8 million at July 29, 2000 will be realized through the implementation of tax strategies which could generate taxable income. During the six-month period of fiscal 2000, the Company made income tax payments of $0.06 million and received income tax refunds of $0.4 million. During the six-month period of fiscal 1999, the Company made income tax payments of $0.4 million and received income tax refunds of $0.03 million.

         Summary of Operations: For the six-month period of fiscal 2000, the Company's net loss was $44.8 million compared to a net loss of $15.5 million in the prior year period. The increase in net loss in the six-month period of fiscal 2000 compared to the prior year was primarily due to lower operating earnings and higher interest expense.

         EBITDA-FIFO: EBITDA-FIFO was $93.0 million and $103.2 million for the six-month period of fiscal 2000 and fiscal 1999, respectively. EBITDA-FIFO represents net earnings before interest expense, income taxes, depreciation and amortization (including amortization of video tapes), reorganization items, the gain on sale of real estate and the LIFO charge or credit. EBITDA-FIFO is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA-FIFO should not be construed as an alternative to, or a better indicator of, operating earnings or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA-FIFO may not be comparable to similarly titled measures reported by other companies.

         Fiscal 1999 Compared to Fiscal 1998

         Sales: Sales in fiscal 1999 were $3.70 billion compared to $3.66 billion in fiscal 1998, an increase of 1.2%. Same store sales increased 0.6% for the year. Sales in fiscal 1999 compared to fiscal 1998 were also impacted by new store openings in fiscal 1999, partially offset by stores which were closed or divested in fiscal 1998. During fiscal 1999, the Company opened three new stores, closed no stores and completed 29 renovations and enlargements to existing supermarkets. The Company operated 135 and 132 supermarkets at the end of fiscal 1999 and fiscal 1998, respectively.

         Gross Profit: Gross profit in fiscal 1999 was $1.06 billion or 28.6% of sales compared to $1.04 billion or 28.5% of sales for the prior year. The increase in gross profit dollars of $15.5 million for fiscal 1999 compared to the prior year was primarily due to higher sales and lower shrink. The cost of goods sold comparisons were also impacted by a pretax LIFO credit of $0.03 million and a pretax LIFO charge of $3.4 million in fiscal 1999 and fiscal 1998, respectively.

         SG&A: SG&A in fiscal 1999 increased $17.8 million or 2.1% compared to the prior year. The increase in SG&A for fiscal 1999 compared to the prior year was primarily due to higher insurance and medical expenses, along with expenses incurred related to the terminated acquisition of the Company by Koninklijke Ahold N.V., a company organized under the laws of The Netherlands ("Ahold"), partially offset by lower workers compensation expense. Fiscal 1998 SG&A is net of a gain of $5.1 million on the sale of certain real estate. As a percentage of sales, SG&A was 23.0% in fiscal 1999, up from 22.8% in the prior year. Excluding the gain on the sale of real estate, SG&A as a percentage of sales was 22.9% for fiscal 1998.

         Depreciation and Amortization: Depreciation and amortization of $74.7 million in fiscal 1999 was $2.3 million lower than the prior year of $77.0 million. The decrease in depreciation and amortization expense in fiscal 1999 compared to the prior year was primarily due to property and equipment dispositions during fiscal 1998, partially offset by capital expenditures. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $3.3 million and $3.1 million in fiscal 1999 and fiscal 1998, respectively.

         Operating Earnings: Operating earnings were $133.3 million for both fiscal year 1999 and fiscal year 1998. Fiscal year 1999 had higher SG&A, offset by higher gross profit and lower depreciation and amortization expense than fiscal year 1998.

         Interest Expense: Interest expense was $163.1 million in fiscal 1999 compared to $161.3 million in the prior year. The increase in interest expense in fiscal 1999 compared to the prior year was primarily due to higher levels of borrowing under the former working capital facility and the debt accretion on the Junior Subordinated Notes, partially offset by reductions in the former term loan and the paydown of certain mortgages and lease obligations.

         Income Taxes: The income tax provision was $2.1 million and $1.7 million in fiscal 1999 and fiscal 1998, respectively. For both fiscal 1999 and fiscal 1998, the Company recorded a valuation allowance primarily related to the income tax benefit; therefore, no income tax benefit has been recognized. The Company believes that it is more likely than not that the net deferred income tax assets of $47.8 million at January 29, 2000 will be realized through the implementation of tax strategies which could generate taxable income.

         During fiscal 1999, the Company made income tax payments of $0.5 million and received income tax refunds of $1.9 million. During fiscal 1998, the Company made income tax payments of $1.1 million and received income tax refunds of $4.5 million.

         Summary of Operations: For fiscal 1999, the Company's net loss was $31.9 million compared to a net loss of $29.8 million for the prior year. The increase in net loss in fiscal 1999 compared to the prior year was primarily due to higher interest expense.

         EBITDA-FIFO: EBITDA-FIFO was $211.3 million and $212.2 million in fiscal 1999 and fiscal 1998, respectively.

         Fiscal 1998 Compared to Fiscal 1997

         Sales: Sales in fiscal 1998 were $3.66 billion compared to $3.70 billion in fiscal 1997. Same store sales increased 0.7% for the year. Sales in fiscal 1998 compared to fiscal 1997 were also impacted by closed and divested stores, offset by new store openings in fiscal 1997. During fiscal 1998, the Company opened no new stores, closed three stores and completed 14 renovations and enlargements to existing supermarkets. The Company operated 132 and 135 supermarkets at the end of fiscal 1998 and fiscal 1997, respectively.

         Gross Profit: Gross profit in fiscal 1998 was $1.04 billion or 28.5% of sales compared to $1.04 billion or 28.2% of sales for the prior year. The increase in gross profit as a percentage of sales for fiscal 1998 compared to the prior year was due to the savings realized from the Company's outsourcing at the end of fiscal 1997 of certain of its distribution center operations, lower shrink and improvements in the perishable mix. The cost of goods sold comparisons were impacted by a pretax LIFO charge of $3.4 million and a pretax LIFO credit of $5.4 million in fiscal 1998 and fiscal 1997, respectively. The pretax LIFO charge for fiscal 1998 is primarily due to inflation in dairy related products and cigarettes. The pretax LIFO credit for fiscal 1997 includes a $2.0 million gain on a LIFO liquidation related to the sale of the Company's pharmaceutical warehouse inventory and a $0.8 million gain on a LIFO liquidation related to the sale of the Company's grocery, frozen and perishable merchandise in connection with the outsourcing arrangement with C&S Wholesale Grocers, Inc. ("C&S").

         SG&A: SG&A in fiscal 1998 decreased $8.0 million or 1.0% compared to the prior year. As a percentage of sales, SG&A was 22.8% in each of fiscal 1998 and fiscal 1997. The decrease in SG&A for fiscal 1998 compared to the prior year was primarily due to the gain recognized on the sale of certain real estate, lower insurance and store labor expenses, along with lower operating costs which resulted from sold and closed stores, partially offset by higher incentive expense. Excluding the gain on the sale of real estate, SG&A as a percentage of sales was 22.9% for fiscal 1998.

         Depreciation and Amortization: Depreciation and amortization of $77.0 million in fiscal 1998 was $6.6 million lower than the prior year of $83.6 million. The decrease in depreciation and amortization expense in fiscal 1998 compared to the prior year was primarily due to the sale of certain of the Company's distribution center facilities at the end of fiscal 1997, as part of its transaction with C&S, partially offset by capital expenditures. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $3.1 million and $3.4 million in fiscal 1998 and fiscal 1997, respectively.

         Operating Earnings: Operating earnings in fiscal 1998 were $133.3 million compared to the prior year of $119.5 million. The increase in operating earnings in fiscal 1998 compared to the prior year was primarily due to lower SG&A and lower depreciation and amortization expense.

         Interest Expense: Interest expense was $161.3 million in fiscal 1998 compared to $166.8 million in the prior year. The decrease in interest expense in fiscal 1998 compared to the prior year was primarily due to reductions in the former term loan and lease obligations, lower amortization of debt issuance costs and the paydown of certain mortgages, partially offset by the debt accretion on the Junior Subordinated Notes.

         Income Taxes: The income tax provision was $1.7 million and $2.2 million in fiscal 1998 and fiscal 1997, respectively. For fiscal 1998, the Company recorded a valuation allowance primarily related to the income tax benefit; therefore, no income tax benefit has been recognized.

         During fiscal 1998, the Company made income tax payments of $1.1 million and received income tax refunds of $4.5 million. During fiscal 1997, the Company made income tax payments of $4.8 million and received income tax refunds of $5.8 million.

         Extraordinary Items: During the second quarter of fiscal 1997, in connection with its 1997 credit agreement, the Company wrote off deferred financing fees of $12.8 million related to its 1993 credit agreement, resulting in a net loss on early extinguishment of debt of $7.5 million. In addition, during the second quarter of fiscal 1997, in connection with the sale of certain mortgaged property, the Company made a mortgage paydown of $2.9 million, including accrued interest and debt premiums, resulting in a net loss on early extinguishment of debt of $0.1 million.

         Summary of Operations: For fiscal 1998, the Company's net loss was $29.8 million compared to a net loss of $57.0 million for the prior year. The decrease in net loss in fiscal 1998 compared to the prior year was primarily due to higher operating earnings and lower interest expense in fiscal 1998 and the extraordinary loss in fiscal 1997.

         EBITDA-FIFO: EBITDA-FIFO was $212.2 million and $201.6 million in fiscal 1998 and fiscal 1997, respectively.

Financial Condition

         Debt Service and Liquidity: During fiscal 1999, total long-term debt increased $5.6 million from fiscal 1998 year end primarily due to debt accretion on the Junior Subordinated Notes, partially offset by reductions in the former term loan and a net decrease in certain mortgages. Borrowings under the former working capital facility were $109.8 million at January 29, 2000. Outstanding letters of credit under the former working capital facility were $43.0 million at January 29, 2000. In addition, during fiscal 1999, total lease obligations increased $15.9 million from fiscal 1998 year end.

         During the second quarter of fiscal 2000, total debt, excluding bond indebtedness subject to discharge and exchange, decreased $0.4 million from fiscal 1999 year end due to reductions in the former term loan and the former working capital facility, partially offset by the DIP Facility. In addition, during the six-month period of fiscal 2000, total lease obligations increased $9.5 million from fiscal 1999 year end.

         In connection with its financial restructuring plan, the Company received a commitment from The Chase Manhattan Bank for a $75.0 million DIP Facility in support of the Plan of Reorganization and a $600.0 million Exit Facility. The DIP Facility, which was approved by the Court on July 28, 2000, enabled the Company to continue normal business operations during the restructuring proceedings. The Exit Facility, which closed on September 19, 2000, was used to repay in full the former credit agreement and the DIP Facility, pay expenses of the Plan of Reorganization and provide approximately $200.0 million of liquidity for post-reorganization operations.

         On September 19, 2000, the Company entered into the Exit Facility, which includes a New Term Loan of $425.0 million and a New Working Capital Facility of $175.0 million. The Exit Facility bears interest at floating rates, ranging from LIBOR plus 3.00% to LIBOR plus 4.00%. The Company is required to repay a portion of its borrowings under the New Term Loan each year, so as to retire such indebtedness in its entirety by July 15, 2007. Under the New Working Capital Facility, which expires on July 15, 2005, the Company can borrow an amount up to $175.0 million, including a maximum of $125.0 million in letters of credit. As of September 19, 2000, no borrowings were made under the New Working Capital Facility.

         The Exit Facility restricts, among other things, the payment of cash dividends and the redemption of stock. Other provisions of the Exit Facility limit the amount of obligations under leases and capital expenditures in excess of specified amounts. The Company is also required to meet certain financial tests including maximum leverage, minimum interest coverage and minimum cash flow.

         The principal payments of the New Term Loan are as follows (dollars in millions):

Fiscal Years                                          Principal Payments
------------                                          ------------------
    2000..................................................     $3.6
    2001..................................................     10.4
    2002..................................................     16.6
    2003..................................................     26.0
    2004..................................................     44.8
    2005..................................................    102.4
    2006..................................................    147.5
    2007..................................................     73.7
                                                             ------
    Total.................................................   $425.0
                                                             ======

         The indebtedness under the Exit Facility bears interest at floating rates, and, therefore, cash interest payments on that indebtedness may vary. The Company does not currently maintain any interest rate hedging arrangements due to the reasonable risk that near term interest rates will not rise significantly. The Company is continuously evaluating this risk and will implement interest rate hedging arrangements if deemed appropriate.

         Capital Expenditures: Capital expenditures for fiscal 1999, including property acquired under capital leases, were $87.0 million compared to $53.5 million for fiscal 1998 and $58.0 million for fiscal 1997. During fiscal 1999, the Company opened three new stores and completed 29 renovations and enlargements to existing supermarkets. Capital expenditures for the six-month period of fiscal 2000 were $43.1 million compared to $47.7 million for the prior year. During the six-month period of fiscal 2000, the Company opened three new stores, closed one store and completed one renovation and one enlargement. During the remainder of fiscal 2000, the Company expects to open one additional store and complete up to an additional 25 renovations. Capital expenditures for fiscal 2000, including property to be acquired under capital leases, are estimated to be $100.0 million. Management believes that cash flows generated from operations, supplemented by the unused borrowing capacity under the Exit Facility and the availability of capital lease financing, will be sufficient to provide for the Company's capital expenditure program.

         Cash Flows: Cash provided by operating activities amounted to $21.1 million in fiscal 1999 compared to cash used for operating activities of $25.5 million in the prior year. The change in cash flow from operating activities was primarily due to cash provided by operating assets and liabilities. Cash used for operating activities in the prior year was impacted by the transition to C&S. Cash used for investing activities was $38.7 million in fiscal 1999 compared to cash provided by investing activities of $15.1 million in the prior year. The increase in cash used for investing activities was due to an increase in expenditures of property and equipment, offset by a decrease in proceeds from property dispositions. Cash provided by financing activities was $25.8 million in fiscal 1999 compared to cash used for financing activities of $45.1 million in the prior year. The increase in cash provided by financing activities was primarily due to an increase in former working capital facility borrowings and a decrease in book overdrafts, partially offset by a reduction in the former term loan and a reduction in lease obligations. Cash used for financing activities in fiscal 1998 included the payoff of $30.4 million of the PTK Exchangeable Guaranteed Debentures. Cash increased from $7.9 million at January 30, 1999 to $16.2 million at January 29, 2000 due to higher store cash funds at January 29, 2000 resulting from increased sales at year end.

         Cash provided by operating activities was $31.1 million in the second quarter of fiscal 2000 compared to $6.0 million in the prior year. The change in cash flow from operating activities was primarily due to the increase in the net loss, the reduction in cash interest paid due to the Plan of Reorganization, partially offset by the decrease in cash used for other operating assets and liabilities. Cash used for investing activities was $8.9 million in the six-month period of fiscal 2000 compared to $23.6 million in the prior year. The change in cash flow from investing activities was primarily due to a decrease in expenditures for property and equipment and an increase in proceeds from property sales or disposals. Cash used for financing activities was $22.8 million in the six-month period of fiscal 2000 compared to cash provided by financing activities of $18.2 million in the prior year. The change in cash flow from financing activities was primarily due to the impact of the Plan of Reorganization.

New Accounting Standards Not Yet Adopted

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 represents a comprehensive framework of accounting rules that standardizes the accounting for all derivatives. SFAS No. 133 applies to all entities and to all types of derivatives. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferred of the Effectual Date of FASB Statement No. 133", which delayed the effectual date of SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS No. 138"), an amendment of SFAS No. 133. The Company has not determined the impact, if any, that the adoption of SFAS No. 133 and SFAS No. 138 will have on its financial position or results of operations.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue, and is effective for the Company in the quarter ending February 3, 2001. The Company continues to study SAB No. 101; however, it is anticipated that its adoption will not affect the Company's financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

         Market risk represents the risk of loss that may impact the consolidated financial position, results of operations of cash flows of the Company due to adverse changes in financial rates. The Company is exposed to market risk in the area of interest rates. This exposure is directly related to its Term Loan and borrowing activities under the Working Capital Facility. The Company does not currently maintain any interest rate hedging arrangements due to the reasonable risk that near-term interest rates will not rise significantly. The Company is continuously evaluating this risk and will implement interest rate hedging arrangements when deemed appropriate.

                                    BUSINESS

General

         The predecessor of the registrant was incorporated in the State of Delaware in June 1987 as a wholly owned subsidiary of Holdings. Holdings is a wholly owned subsidiary of SMG-II. In October 1987, Holdings acquired Supermarkets General Corporation ("SGC"). In 1990, SGC was merged into the registrant and the registrant retained the name SGC. In 1993, the registrant changed its name from SGC to Pathmark Stores, Inc.

         Pursuant to the Plan of Reorganization, on the Plan Effective Date the following mergers occurred in the following order (a) PTK merged with Pathmark, with Pathmark being the surviving entity, (b) immediately thereafter, Holdings merged with Pathmark, with Pathmark being the surviving entity, and (c) immediately thereafter, SMG-II merged with Pathmark, with Pathmark being the surviving entity.

Business

         At July 29, 2000, Pathmark operated 137 supermarkets primarily in the densely populated New York-New Jersey and Philadelphia metropolitan areas. These metropolitan areas contain over 10% of the population and grocery sales in the United States. These supermarkets are located in New Jersey, New York, Pennsylvania and Delaware and consist of approximately 5.2 million selling square footage and 7.1 million total square footage.

Business Strategy

         Pathmark's business strategy is to increase sales, profitability and market penetration in its existing markets by focusing on the following five operating priorities: concentrate on core business, Pathmark "GREAT" service, lower operating costs, spend capital wisely and have the right management team. By concentrating on and implementing these five priorities, the Company expects to accomplish its strategic goals (i) by providing superior perishable and non-perishable merchandise, value and service to its customers through its marketing, merchandising and customer service programs; (ii) through increased operating efficiencies; and (iii) through efficient use of capital to renovate and enlarge its existing store base.

Marketing and Merchandising

o        Super Center Format. Of Pathmark's 137 stores, 135 are Super Centers.
         The average Pathmark Super Center is approximately 35% larger than the average size supermarket in the United States and offers greater convenience by providing one-stop shopping and a wider assortment of foods and general merchandise than is offered by conventional supermarkets. The Pathmark Super Center format is designed to provide Pathmark customers with a substantially greater selection of quality perishable products and to be more "customer friendly," with wider aisles, more accessible customer service departments, improved signs and graphics, and increased availability of Pathmark associates, particularly in the perishables departments.

o Flexible Merchandising. Pathmark believes that its large-store format gives it considerable flexibility to respond to changing consumer demands and competition by varying and enhancing its merchandise selection. Pathmark's "Big Deals" program, currently consisting of over 500 merchandise items, offers large-sized merchandise at prices that Pathmark believes are competitive with those available in "warehouse" and "club" stores. Pathmark emphasizes competitive pricing plus weekly sales and promotions supported by extensive advertising, primarily in print media. Merchandising flexibility and effectiveness is enhanced through the increased utilization of a category management approach. In addition, Pathmark offers for sale over 3,000 items through its private label program.

o Pharmacy. Pathmark provides full pharmacy services in virtually all of its stores. Pathmark's broad market coverage within its marketing area has enabled it to become a leading filler of third-party prescriptions. Pathmark believes that its well-established pharmacy operations provide a competitive advantage in attracting and retaining customers.

Store Expansion and Renovation Program

o New Stores, Enlargements and Renovations. During fiscal 1999, Pathmark opened three new stores, and completed 26 renovations and three enlargements. During fiscal 2000, Pathmark has opened three new supermarkets and plans to open one more and to complete up to an aggregate of 27 renovations and enlargements. Two of the four planned supermarkets opened in fiscal 2000 are smaller stores of approximately 30,000 to 35,000 square feet.

         Pathmark recognizes the importance of keeping its stores looking fresh and up-to-date; thus, each store typically receives a renovation or enlargement every five years. At the end of fiscal 1999, Pathmark derived approximately 76% of its supermarket sales from stores that were opened, enlarged or renovated during the last five years.

o Core Market Focus. Pathmark has identified over 40 potential locations for new supermarkets within its current marketing areas and expects that all new stores opened during the current and next two fiscal years will be located in these areas. Pathmark believes that, by opening stores in its current marketing areas, it can achieve additional operating economies and other benefits from its store expansion program without the risks and costs associated with opening stores in new marketing areas.

Operating Efficiencies

o Technology. All Pathmark supermarket checkout terminals have third-generation IBM 4680 scanner systems supported by a RISC 6000 application processor in each store. These systems allow EFT, greatly facilitate system-wide promotion and merchandising programs, and improve the speed and control of consumer transactions. In addition, all Pathmark supermarkets utilize radio frequency technology for direct vendor receivings and shelf labels.

o Cost Reduction. The Company is continuously evaluating its operations in an effort to reduce operating costs consistent with its overall objective of providing a high level of customer service. During the last two years, the Company took several steps to accomplish this goal. Pathmark's "Stop Shrink" program, implemented in the latter part of fiscal 1998, resulted in lower inventory shrinkage in fiscal 1999. In addition, the Company has implemented a program entitled "Best Ball," which is designed to identify the best operating practices in use by certain stores and implement these best practices throughout the Company.

o Demographic and Geographic Concentration. The Company's stores serve densely populated communities. In addition, all Pathmark supermarkets are located within 100 miles of its corporate headquarters in Carteret, New Jersey and the principal warehousing facilities that serve them. The high population density, as well as the geographic concentration of stores, provide substantial economy of scale opportunities.

Pathmark Supermarkets

         Pathmark operated 135 supermarkets on January 29, 2000. The following table presents selected data reflecting supermarket sales and stores for the last five fiscal years.

                                                                              Fiscal Years
                                                                              ------------
                                                         1999         1998          1997         1996        1995(a)
                                                         ----         ----          ----         ----        -------
                                                                          (Dollars in millions)
Supermarket sales....................................  $3,698        $3,655       $3,696        $3,702       $3,853
Average sales per Supermarket(b).....................   $28.0         $27.8        $27.5         $26.1        $26.4
Number of Supermarkets:
     Renovations(c)..................................      26            13            5            16           14
     Enlargements(d).................................       3             1            8             5            4
     Opened..........................................       3            --            2             4            5
     Closed..........................................      --             3           11             4            4
Total Supermarkets Open at Year End(e)...............     135           132          135           144          144

---------------------
(a)      Fiscal 1995 was a 53-week year.

(b) Computed on the basis of aggregate sales of stores open for the full year, based on a 52-week period.

(c) Renovations involve an investment of $350,000 or more and in fiscal 1999 averaged approximately $1.0 million per store.

(d) Enlargements involve the addition of selling space and in fiscal 1999 averaged an investment in excess of $4.0 million.

(e) Includes two stores not wholly owned. The sales figures for these stores are not included above.

         By industry standards, Pathmark stores are large and productive, averaging approximately 52,800 square feet in size and generating high average sales volume of approximately $28.0 million per store ($723 per selling square foot) for stores open for all of fiscal 1999. Pathmark's 137 supermarkets at July 29, 2000 ranged from 26,008 to 66,463 square feet in size and included 126 supermarkets that are 40,000 square feet or larger in size. All Pathmark stores carry a broad variety of food and drug store products, including an extensive variety of the Pathmark brand. All but five supermarkets contained in-store pharmacy departments at the end of fiscal 1999.

         Pathmark pioneered the development of the large "superstore" in the Middle Atlantic States, opening the first "Pathmark Super Center" in 1977, and currently operates 135 such stores. The majority of Super Centers were created through the enlargement or renovation of existing stores. In addition to the broad variety of food and non-food items carried in conventional Pathmark stores, a typical Super Center includes a customer service center, a pharmacy, expanded produce department, meat department, cheese shop, bakery, seafood, service delicatessen department and expanded health and beauty care department. All supermarkets have EFT (including debit and credit) capability at their checkout terminals, and 48 supermarkets also feature in-store automated teller machines. The Company has entered into master licensing agreements with two regional banking institutions to place in-store banks in Pathmark supermarkets. Each bank, which occupies approximately 400 square feet, offers a full array of financial services and is open seven days a week. The license agreements have an initial term of five years with optional renewal periods. At July 29, 2000, 96 stores had in-store banks and Pathmark expects to have five additional in-store banks by the end of fiscal 2000.

         Pathmark's supermarket business is generally not seasonal, although sales in the second and fourth quarters tend to be slightly higher than those in the first and third quarters.

Advertising and Promotion

         As part of its marketing strategy, Pathmark emphasizes value through its competitive pricing and weekly sales and promotions supported by extensive advertising. Pathmark's advertising expenditures are concentrated on print advertising, including advertisements and circulars in local and area newspapers and advertising flyers distributed in stores and radio. The Company has recently commenced a customer loyalty program which will reward loyal Pathmark customers with the savings and improved service exclusive to the card holder supplementing its Smart Coupons. With Smart Coupons, customers no longer are required to cut out Pathmark coupons from its advertisement and physically present them at the cash registers. Rather, when a coupon item is scanned during the check-out process, the coupon savings is automatically deducted from the price. Pathmark's website, www.pathmark.com, offers promotional discounts and on-line services and the Company participates with the www.priceline.com WebHouse Club internet business.

Consumer Research

         Pathmark conducts numerous ongoing and special consumer research projects. These typically involve customer surveys (both in-store and by telephone) as well as focus groups. The information derived from these projects is used to evaluate consumers' attitudes and purchasing patterns and helps shape Pathmark's marketing programs.

Employees

         At July 29, 2000, the Company employed approximately 27,000 people, of whom approximately 19,000 were employed on a part-time basis.

         Approximately 85% of the Company's employees are covered by 15 collective bargaining agreements (typically having three or four year terms) negotiated with approximately 13 different local unions. During fiscal 2000, two contracts, covering approximately 2,200 Pathmark associates, will expire. The Company does not anticipate any difficulty in renegotiating these contracts.

         The Company believes that its relationship with its employees is generally satisfactory.

Properties

         On July 29, 2000, Pathmark operated 137 supermarkets primarily in the densely populated New York-New Jersey and Philadelphia metropolitan areas. These metropolitan areas contain over 10% of the population and grocery sales in the United States. These supermarkets are located in New Jersey, New York, Pennsylvania and Delaware.

         Pathmark's 137 supermarkets have an aggregate selling area of approximately 5.2 million square feet. Seventeen of the supermarkets are owned by Pathmark and the remaining 120 are leased. These supermarkets are either freestanding stores or are located in shopping centers. Forty-four leases expire during the current and next four calendar years and Pathmark has options to renew all of them.

         Pathmark leases its corporate headquarters in Carteret, New Jersey in premises totaling approximately 150,000 square feet in size.

         All of the facilities owned by Pathmark are subject to mortgages. Pathmark plans to acquire leasehold or fee interests in any property on which new stores or other facilities are opened and will consider entering into sale/leaseback or mortgage transactions with respect to owned properties if Pathmark believes such transactions are financially advantageous.

         The Company continues to operate a 266,000 square foot leased general mechandise, health and beauty care products and tobacco distribution center in Edison, New Jersey, which opened in 1980. Since fiscal 1997, the Company has purchased its pharmacy merchandise requirements from a pharmaceutical wholesaler instead of directly from the manufacturer.


Competition

         The supermarket business is highly competitive and is characterized by high inventory turnover and narrow profit margins. Pathmark's earnings are primarily dependent on the maintenance of relatively high sales volume per supermarket, efficient product purchasing, and cost-effective store operations and logistics techniques. Pathmark's main competitors are national, regional and local supermarkets, "warehouse" and "club" stores, drug stores, convenience stores, discount merchandisers, and other local retailers in the areas served. Principal competitive factors include price, store location, advertising and promotion, product mix, quality and service.

Legal Proceedings

         Holdings, its parent, SMG-II and the directors of Holdings are defendants (collectively, the "Defendants") in a purported stockholder class action lawsuit filed on March 9, 1999, in the court of Chancery of the State of Delaware (the "Court") entitled Wolfson v. Supermarkets General Holdings Corporation, et al., C.A. No. 17047 (the "Action"), in which the plaintiff alleged, among other things, that the directors of Holdings and SMG-II breached their fiduciary duties to the holders of Redeemable Preferred Stock. The plaintiff (by his counsel) entered into a Settlement Agreement, dated June 9, 1999 (the "Settlement Agreement"), with the Defendants (by their counsel) pursuant to which the parties agreed to settle the Action.

         The Settlement Agreement provides for, among other things, the certification of the action as a class action under the rules of the Court, which class would consist of all holders of the Redeemable Preferred Stock from and including March 9, 1999 (the "Class") through and including the consummation of the SMG-II merger (the merger of Ahold Acquisition, Inc. with and into SMG-II) (the "SMG-II Merger") or, if the SMG-II Merger failed to close, the stock purchase pursuant to the Stock Purchase Agreement, dated March 9, 1999, by and among Ahold Acquisition, Inc. a wholly owned subsidiary of Ahold (the "Purchaser"), SMG-II and PTK (the "Alternative Transaction"). In addition, pursuant to the terms of the Settlement Agreement, the Defendants agreed, subject to Final Court Approval (as defined below), that the Purchaser increase its tender offer price to $40.25 per share of Redeemable Preferred Stock (from $38.25), less the total amount awarded as fees and expenses to plaintiff's counsel by the Court divided by the total number of outstanding shares of Redeemable Preferred Stock (the "New Offer Price"). Plaintiff's counsel applied to the Court for an award of fees and expenses in an aggregate amount of $1,956,268, or $0.40 per share of Redeemable Preferred Stock.

         The Settlement Agreement also provided among other things, that any of the Defendants shall have the right to withdraw from the proposed settlement in the event that (i) any claims related to the SMG-II Merger, the Alternative Transaction, or the subject matter of the Action are commenced by any member of the Class against any Defendants or certain others employed by, affiliated with, or retained by the Defendants in any court prior to Final Court Approval of the settlement, and the court in which such claims are pending denies Defendants' application to dismiss or stay such action in contemplation of dismissal, or
(ii) any of the other conditions to the consummation of the settlement described below shall not have been satisfied. The consummation of the settlement is subject to (i) Final Court Approval of the settlement; (ii) dismissal of the Action by the Court with prejudice and without awarding fees or costs to any party; and (iii) the Purchaser closing (A) its tender offer and the SMG-II Merger, or (B) the Alternative Transaction.

         After notice and a hearing, on July 22, 1999, the Court approved the settlement and the fee application of the plaintiff's attorneys. As of August 23, 1999, all applicable appeal periods expired, thus constituting "Final Court Approval." As a result of the settlement, the New Offer Price was $39.85 per share of Redeemable Preferred Stock. However, on December 16, 1999, Purchaser and Ahold terminated the SMG-II Merger Agreement. On January 5, 2000, plaintiff moved to enforce the Settlement Agreement against Purchaser, which motion is pending.

         On December 16, 1999, Ahold terminated the SMG-II Merger Agreement claiming that despite its best efforts, it could not obtain necessary antitrust clearance from government regulators. That same day, Ahold filed a complaint in the Supreme Court, State of New York, County of New York against SMG-II, entitled Koninklijke Ahold, N.V. and Ahold Acquisition, Inc. v. SMG-II Holdings Corp., (99/605644) seeking a declaratory judgment that Ahold had used its "best efforts" under the SMG-II Merger Agreement. On January 18, 2000, SMG-II filed its answer and counterclaims, denying Ahold's assertion that it used its best efforts to consummate the SMG-II Merger Agreement. Additionally, SMG-II asserted counterclaims against Ahold for (i) breach of contract by failure to use best efforts; (ii) breach of the covenant of good faith and fair dealing; and (iii) unfair competition. SMG-II has requested compensatory damages in an unspecified amount.

         On February 7, 2000, Ahold answered SMG-II's counterclaims and denied the allegations contained therein, and filed an amended complaint seeking declarations that (i) the "best efforts" clause in the SMG-II Merger Agreement is unenforceable; (ii) if the "best efforts" clause is enforceable, Ahold did not breach that clause; and (iii) Ahold properly terminated the SMG-II Merger Agreement. Additionally, Ahold alleged that SMG-II breached the best efforts clause of the SMG-II Merger Agreement and has requested compensatory damages in an unspecified amount. SMG-II filed its amended answer and the amended complaint and amended counterclaims on February 27, 2000. At this juncture, discovery is proceeding

         On the Plan Effective Date, the following entities merged with
Pathmark: (a) PTK merged with Pathmark, with Pathmark being the surviving entity, (b) immediately thereafter, Holdings merged with Pathmark, with Pathmark being the surviving entity, and (c) immediately thereafter, SMG-II merged with Pathmark, with Pathmark being the surviving entity.

         As of the Plan Effective Date, Pathmark shall be vested with all of the Causes of Action and liabilities of SMG-II, Holdings, PTK or Pathmark arising in connection with the Ahold Litigation including, without limitation, any Cause of Action for money damages or equitable or other relief therein and to retain counsel in connection therewith. As of the Plan Effective Date, Pathmark shall be vested with all of the Causes of Action and liabilities of SMG-II, Holdings, PTK or Pathmark arising in connection with the Redeemable Preferred Stock Litigation including, without limitation, any Cause of Action for money damages or equitable or other relief therein and to retain counsel in connection therewith.

         The Company is a party to a number of other legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse impact on the financial condition, results of operations, cash flows or business of the Company.

                                   MANAGEMENT

Directors of the Company

         The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name and principal business of any corporation or other organization in which such occupation or employment is or was conducted, of the directors of the Company, all of whom are citizens of the United States unless otherwise indicated.

                                                                                                     Director of the
                                                                                                         Company
             Name                 Age                      Positions and Office                          Since
             ----                 ---                      --------------------                          -----
JAMES DONALD                      46     Chairman of the Board, President and Chief Executive             1996
                                         Officer since October, 1996; President of the Eastern
                                         Division of Safeway, Inc. prior thereto.

                                         Mr. Donald is a member of the Board of Directors of
                                         Modell's Sporting Goods.

FRANK VITRANO                     45     Executive Vice President, Chief Financial Officer and            2000
                                         Treasurer since January 2000; Senior Vice President,
                                         Chief Financial Officer and Treasurer from September
                                         1998 to January 2000; Vice President and Treasurer from
                                         December 1996 to September 1998, Treasurer prior thereto.

STEVEN L. VOLLA                   53     Chairman of Primary Health Systems, Inc., a hospital             2000
                                         management company; prior thereto Mr. Volla was the
                                         Chairman, President and Chief Executive Officer of
                                         American Healthcare Management, Inc., a NYSE publicly
                                         traded hospital management company. From 1995 through the
                                         Plan Effective Date, Mr. Volla was a Director of
                                         Supermarkets General Holdings Corporation.

ROBERT G. MILLER                  56     Chairman of the Board and Chief Executive Officer of             2000
                                         Rite Aid Corporation, a drugstore chain, since January
                                         2000; Vice Chairman of Kroger Corporation from May 1999 to
                                         December 1999; Chairman and Chief Executive Officer of
                                         Fred Meyer, Inc. prior thereto. Mr. Miller is a member of
                                         the Board of Directors of Scottish Power, Harrah's
                                         Entertainment and the Jim Pattison Group. Mr. Miller
                                         previously served on the Board of Directors of the Company from 1997 through March 6, 2000.

                                                                                                     Director of the
                                                                                                         Company
             Name                 Age                      Positions and Office                          Since
             ----                 ---                      --------------------                          -----
EUGENE M. FREEDMAN                68     Senior Advisor and Director of Monitor Clipper Partners,         2000
                                         Inc., a private equity firm, since January 2000, and a
                                         Director and Chairman of the Finance Committee of Monitor
                                         Company, Inc., an international business strategy and
                                         consulting firm, since January 1995. Managing Director and
                                         President of Monitor Clipper Partners Inc. from 1997 until the end of 1999. Until October 1994 and for many prior
                                         years, Mr. Freedman was a senior partner of Coopers &
                                         Lybrand LLP, where he served as Chairman and Chief
                                         Executive Officer of Coopers & Lybrand LLP, U.S., and as
                                         Chairman of Coopers & Lybrand International. He is
                                         currently a Director of The Limited, Inc., Bernard
                                         Technologies, Inc. e-Studio live, Inc., and iAskweb, Inc.

DANIEL H. FITZGERALD              47     Managing Director of Gleacher Natwest, from 1996 to              2000
                                         2000, heading up its High Yield Bond Department. Prior
                                         thereto, Mr. Fitzgerald spent 14 years at Donaldson Lufkin
                                         Jenrette as Managing Director - High Yield Sales.

WILLIAM J. BEGLEY                 58     Former Deputy  Chairman at Wasserstein  Perella Co. Inc.,        2000
                                         an investment bank and President of the firm's trading
                                         division. He is currently Chairman Emeritus of Wasserstein
                                         Perella Securities, Inc. Mr. Begley is also a Director of
                                         the Bank of Somerset Hills.


Executive Officers

         The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such occupation or employment is or was conducted, of the executive officers of the Company, all of whom are citizens of the United States unless otherwise indicated and serve at the discretion of the Board of Directors of the Company. The executive officers of the Company listed below were elected to office for an indefinite period of time. No family relationship exists between any executive officer and any other executive officer or director of the Company.

                                                                                                     Officer of the
                                                                                                         Company
             Name                 Age                      Positions and Office                           Since
             ----                 ---                      --------------------                           -----
JAMES DONALD                      46     Chairman, President and Chief Executive Officer since            1996
                                         October, 1996; President of the Eastern Division of
                                         Safeway, Inc. prior thereto.

ROBERT JOYCE                      55     Executive Vice President - Administration since January          1989
                                         2000; Senior Vice President - Administration (from
                                         October 1996 to January 2000); Executive Vice President
                                         - Operations prior thereto.  Mr. Joyce joined the
                                         Company in 1963.

                                                                                                     Officer of the
                                                                                                         Company
             Name                 Age                      Positions and Office                           Since
             ----                 ---                      --------------------                           -----
EILEEN SCOTT                      47     Executive Vice President, Marketing and Distribution             1998
                                         (since January 1998); Vice President, Non-Foods
                                         Merchandising and Pharmacy (November 1995 - December
                                         1997); Vice President, Sales & Advertising prior
                                         thereto.  Ms. Scott joined the Company in 1969.

FRANK VITRANO                     45     Executive Vice President, Chief Financial Officer and            1995
                                         Treasurer since January 2000; Senior Vice President,
                                         Chief Financial Officer and Treasurer from September
                                         1998 to January 2000; Vice President and Treasurer from
                                         December 1996 to September 1998; Treasurer prior
                                         thereto.  Mr. Vitrano joined the Company in 1972.

JOSEPH ADELHARDT                  54     Senior Vice President and Controller since January 1996;         1987
                                         Vice President and Controller prior thereto.  Mr.
                                         Adelhardt joined the Company in 1976.

HARVEY GUTMAN                     54     Senior Vice President - Retail Development.  Mr. Gutman          1990
                                         joined the Company in 1976.

MARC STRASSLER                    52     Senior Vice President, Secretary and General Counsel             1987
                                         since May 1998; Vice President, Secretary and General
                                         Counsel prior thereto.  Mr. Strassler joined the Company
                                         in 1974.

MYRON WAXBERG                     67     Vice President and General Counsel - Real Estate.  Mr.           1991
                                         Waxberg joined the Company in 1976.


Board Composition

         All directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the Board of Directors.

Director Compensation

         Directors' Fees. Directors, who are not full-time employees of the Company ("outside directors"), receive compensation for serving as a director and are reimbursed for out-of-pocket traveling expenses incurred in attending Board and committee meetings.

         Effective as of the Plan Effective Date, each outside director is entitled to receive $1,500 for each Board meeting attended and $750 for each committee meeting attended. Each outside director is also entitled to receive a retainer of $22,000 annually for serving as a director, a retainer of $750 per year for serving as a member of a committee of the Board, and an additional retainer of $750 per year for serving as a chair of a committee of the Board.

         2000 Non Employee Directors Equity Plan. Pursuant to the 2000 Non-Employee Directors Equity Plan, each outside director is eligible to receive an annual grant of an option to purchase 3,000 shares of Common Stock immediately following the first regularly scheduled meeting of the Board during the Company's third fiscal quarter while such plan is in effect.

Committees of the Board of Directors

         Subsequent to this offering, our Board of Directors will have two committees, the Audit Committee and the Compensation Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

         The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors to be approved by the stockholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews audit results with the independent auditors. Following this offering, the Audit Committee will be selected. Deloitte & Touche, LLP presently serves as our independent auditors.

         The Compensation Committee determines salaries for corporate officers; administers the Executive Incentive Bonus Plan, including the selection of participants and award levels; determines supplemental retirement and employment arrangements for officers, including the selection of participants and benefit formulas; considers new executive compensation plans, and administers the 2000 Employee Equity Plan.


Executive Compensation

                                                   Summary Compensation Table
                                                                                                   Long Term Compensation
                                                   Annual Compensation                                     Awards
                                    --------------------------------------------------- -------------------------------------------

                                                                                                          Securities
                                                                          Other Annual     Restricted     Underlying     All Other
                                                Salary          Bonus     Compensation    Stock Awards   Options/SARs  Compensation
Name and Principal Position         Year        ($)             ($) (1)      ($) (2)         ($) (3)         (#)          ($) (4)
---------------------------         ----        ---             -------      -------         -------         ---          -------
James Donald....................    1999      600,000           750,000      1,125,000        --             --            8,422
    Chairman, President and         1998      600,000           750,000      1,125,000        --             --            8,480
      Chief Executive Officer       1997      600,000           425,000      1,179,390        --             --            3,632

Robert Joyce....................    1999      231,749           173,811          2,195        --             --            5,600
    Executive Vice President -      1998      231,749           127,461          2,195     250,000           --            5,600
      Administration                1997      230,062            63,267          2,195        --             --            5,600

Eileen Scott....................    1999      231,075           173,306             --        --             --            5,600
    Executive Vice President -      1998      220,000           182,600             --     500,000           --            5,600
      Merchandising &
      Distribution                  1997      153,846            80,707             --        --             --            5,405

John Sheehan (5)................    1999      231,075           173,306             --        --             --              --
    Executive Vice President -      1998      220,000           182,600             --     500,000           --              --
      Operations                    1997      186,312            52,537         80,793        --             --              --

Frank Vitrano...................    1999      209,272           174,825             --        --             --            5,600
    Executive Vice President and    1998      161,284           110,000             --     300,000           --            5,600
      Chief Financial Officer       1997      122,700            61,350             --        --             --            4,609


---------------------

(1) The amounts with respect to fiscal 1999 in this column represent bonuses awarded pursuant to the Company's executive incentive plan.

(2) Represents in fiscal 1999 (i) with respect to Mr. Donald, forgiveness of loan payments due to the Company of $1,125,000; and (ii) with respect to Mr. Joyce, payments as reimbursement for interest paid to Holdings for a loan, of less than $60,000, from Holdings in connection with the purchase of the Class A Common Stock of SMG-II and includes an amount sufficient to pay any income taxes resulting therefrom after taking into account the value of any deductions available as a result of the payment of such interest and taxes.

(3) The grants of restricted stock reflected in the Summary Compensation Table were made pursuant to the SMG-II Holdings Corporation 1997 Restricted Stock Plan (the "RS Plan"). Each award consisted of shares of SMG-II Class A Common Stock and SMG-II Series C Preferred Stock (collectively, the "Restricted Shares"). Under the terms of the RS Plan, each restricted stock award will become nonforfeitable upon the earlier of (i) the seventh anniversary of the date of grant and (ii) thirty days prior to a Realization Event (as defined in the RS Plan). Generally, a Realization Event would occur upon a sale or merger transaction involving SMG-II and/or it subsidiaries and a nonaffiliated entity, or a public offering of SMG-II Class A Common Stock as a result of which the aggregate price for all shares sold in the public offering exceeds $50 million dollars. Since the shares of SMG-II are privately owned and not traded on the public market, amounts shown in the Summary Compensation Table are based on the Company's determination of the fair market value of the Restricted Shares at the time of the grant. In determining the fair market value of the Restricted Shares at the time of the award, SMG-II considered various factors such as SMG-II and its subsidiaries' performance, financial condition and forecasts and projections prepared by management with respect to the Company for the fiscal years 1998 through 2001 as well as the opinion of an independent advisory firm. Based on the foregoing, SMG-II determined that the fair market value of its Class A Common Stock and Series C Preferred Stock on the date of grant was $0 and $200 per share, respectively. With respect to the value at the end of fiscal 1999, SMG-II determined that, based on various factors such as SMG-II and its subsidiaries performance, financial condition and forecasts and projections prepared by management with respect to the fiscal years 2000 through 2004, the fair market value of the Restricted Shares at January 29, 2000 is zero dollars. The value and number of restricted stock holdings at January 29, 2000 for each of the named executives are as follows: Mr. Donald - $0 (19,851 shares of SMG-II Class A Common Stock and 8,520 shares of SMG-II Series C Preferred Stock); Mr. Vitrano - $0 (4,500 shares of SMG-II Class A Common Stock and 1,500 shares of SMG-II Series C Preferred Stock); Mr. Joyce - $0 (3,750 shares of SMG-II Class A Common Stock and 1,250 shares of SMG-II Series C Preferred Stock); Ms. Scott - $0 (7,500 shares of SMG-II Class A Common Stock and 2,500 shares of SMG-II Series C Preferred Stock); and Mr. Sheehan - $0 (7,500 shares of SMG-II Class A Common Stock at 2,500 shares of SMG-II Series C Preferred Stock). For a discussion of Mr. Donald's award of Restricted Shares, see "Employment Agreements" below. As a result of the effectiveness of the Plan of Reorganization, all shares of SMG-II capital stock have been cancelled.

(4) Represents in fiscal 1999 (i) with respect to Mr. Donald, payments of $3,622 for a term life insurance premium on Mr. Donald's life and $4,800 representing the Company's matching contribution to the SGC Savings Plan and (ii) with respect to the other named executive officers, the Company's matching contribution under the SGC Savings Plan.

(5)  Mr. Sheehan resigned in April, 2000.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                        and FY-End Option/SAR Values (1)

                                                        Number of Securities
                                                       Underlying Unexcercised
                                                           Options/SARs at
                                                             FY-End (#)
      Name                                            Exercisable/Unexercisable
      ----                                            -------------------------
James Donald..........................................         0/100,000
Robert Joyce..........................................           2,300/0
Eileen Scott..........................................             150/0
John Sheehan..........................................               0/0
Frank Vitrano.........................................             160/0

------------------------
(1) Except with respect to Mr. Donald, options shown were granted pursuant to the SMG-II 1987 Management Investors Stock Option Plan (the "Plan"), relate to shares of Class A Common Stock of SMG-II and have an exercise price of $100 per share. No options were either granted to or exercised by any of the above named executives in fiscal 1999. As a result of the effectiveness of the Plan of Reorganization, all options to purchase SMG-II capital stock have been cancelled.


                                               Pension Plan Table (1)
                                                  Years of Service
                                               ----------------------

Final Average Pay                              10              15              20              25          30 or more
-----------------                              --              --              --              --          ----------
  300,000......................              40,000           60,000          80,000          100,000         120,000
  350,000......................              46,667           70,000          93,333          116,667         140,000
  400,000......................              53,333           80,000         106,667          133,333         160,000
  450,000......................              60,000           90,000         120,000          150,000         180,000
  500,000......................              66,667          100,000         133,333          166,667         200,000
  550,000......................              73,333          110,000         146,667          183,333         220,000
  600,000......................              80,000          120,000         160,000          200,000         240,000
  650,000......................              86,667          130,000         173,333          216,667         260,000
  700,000......................              93,333          140,000         186,667          233,333         280,000
  750,000......................             100,000          150,000         200,000          250,000         300,000
  800,000......................             106,667          160,000         213,334          266,668         320,000
  850,000......................             113,333          170,000         226,666          283,333         340,000
  900,000......................             120,000          180,000         240,000          300,000         360,000
  950,000......................             126,667          190,000         253,334          316,668         380,000
1,000,000......................             133,334          200,000         266,668          333,335         400,000
1,100,000......................             146,666          220,000         293,332          366,665         440,000
1,200,000......................             160,000          240,000         320,000          400,000         480,000
1,300,000......................             173,334          260,000         346,668          433,335         520,000
1,400,000......................             186,666          280,000         373,332          466,665         560,000
1,500,000......................             200,000          300,000         400,000          500,000         600,000
1,600,000......................             213,332          320,000         426,664          533,330         640,000
1,700,000......................             226,666          340,000         453,332          566,669         680,000

----------------------
(1) The table above illustrates the aggregate annual pension benefits payable under the SGC Pension Plan and Excess Benefit Plan (collectively, the "Pension Plans"). The retirement benefit for individuals with 30 years of credited service is 40% of the individual's average compensation during his or her highest five compensation years in the last ten years before retirement, less one-half of the social security benefit received. The retirement benefit is reduced by 3.33% for every year of credited service less than 30. Covered compensation under the Pension Plans includes all cash compensation subject to withholding plus amounts deferred under the Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, and as to individuals identified in the Summary Compensation Table, would be the amount set forth in that table under the headings "Salary" and "Bonus." The table shows the estimated annual benefits an individual would be entitled to receive if normal retirement at age 65 occurred in January 2000 after the indicated number of years of covered employment and if the average of the participant's covered compensation for the five years out of the last ten years of such employment yielding the highest such average equaled the amounts indicated. The estimated annual benefits are based on the assumption that the individual will receive retirement benefits in the form of a single life annuity (married participants may elect a joint survivorship option) and are before applicable deductions for social security benefits in effect as of January 2000. As of December 31, 1999, the following individuals had the number of years of credited service indicated after their names: Mr. Donald, 3.2, Mr. Vitrano, 22.2; Mr. Joyce, 29.7, Mr. Sheehan, 3.2; and Ms. Scott, 24.8. As described below in "Compensation Plans and Arrangements--Supplemental Retirement Agreements," each of the named executive officers is a party to a Supplemental Retirement Agreement with Pathmark.

Compensation Plans and Arrangements

         Supplemental Retirement Agreements. The Company has entered into supplemental retirement agreements with Messrs. Vitrano, Sheehan, Joyce and Ms. Scott and Mr. Donald, which provide that said executive officers will be paid upon termination of employment after attainment of age 60 a supplemental pension benefit in such an amount as to assure him or her an annual amount of pension benefits payable under the supplemental retirement agreement, the Company's qualified pension plans and certain other plans of the Company, including Savings Plan balances as of March 31, 1983, (A) with respect to Ms. Scott and Messrs. Sheehan, Joyce and Vitrano, equal to (i) 30% (20% with respect to Mr. Sheehan) of his or her final average Compensation based on ten years of service with the Company and increasing 1% (20% with respect to Mr. Sheehan) per year for each year of service thereafter, to a maximum of 40%, of his or her final average Compensation based on 20 years of service, or (ii) $250,000 ($150,000 with respect to Mr. Joyce), whichever is less and (B) with respect to Mr. Donald, equal to (i) 30% of his final average compensation based on ten years of service with the Company and increasing 2% per year for each year of service thereafter, to a maximum of 50% of his final average compensation based on 20 years of service, or (ii) $600,000, whichever is less. "Compensation" includes base salary and bonus payments, but excludes Company matching contributions under the Savings Plan. If the executive leaves the Company prior to completing 20 years of service (other than for disability), the supplemental benefit would be reduced proportionately. Should the executive die, the surviving spouse then receiving or, if he or she was not then receiving a supplemental pension benefit, the spouse would be entitled to a benefit equal to two-thirds of the benefit to which the executive would have been entitled, provided the executive has attained at least ten years of service with the Company. With respect to Messrs. Donald and Sheehan, seven years have been added to each of their actual years of service with the Company.

Employment Agreements

         Employment Agreement between Pathmark and James L. Donald. On October 8, 1996 (the "Effective Date"), the Company and SMG-II entered into an employment agreement with Mr. James L. Donald (the "Donald Agreement") pursuant to which Mr. Donald was elected Chairman, President and Chief Executive Officer for a term of five years. The Donald Agreement provides Mr. Donald with an initial annual base salary of $600,000 and provides that he shall participate in the Pathmark Executive Incentive Plan, under which Mr. Donald may earn an annual bonus of up to 125% of his annual salary based on performance targets that are set by the Board. Under the Donald Agreement, Mr. Donald is guaranteed an annual bonus for each of the third and fourth full fiscal years of the term of at least 25% of his base salary. The Donald Agreement provides Mr. Donald with the right to defer up to 50% of his annual bonus and salary, which shall be held in a grantor trust established by the Company. During the term of the Donald Agreement, in addition to the base salary, bonus eligibility and other customary annual benefits and perquisites that the Company generally provides to its executive officers, the Company will provide Mr. Donald with a company car and term life insurance in the amount of $4.5 million during the first year and $3.2 million thereafter. The Company also reimbursed Mr. Donald for the legal expenses incurred by him in the negotiation of the Donald Agreement. Mr. Donald also received a one-time signing bonus of $1 million, which is being amortized over the term of the Donald Agreement. Additionally, Mr. Donald received 19,851 restricted shares of SMG-II Class A common stock, 8,520 restricted shares of SMG-II Series C preferred stock and options to purchase 100,000 Shares of SMG-II Class A common stock at an initial exercise price of $100 per share (collectively, the "Equity Strip"). As of the Plan Effective Date, the Equity Strip has been cancelled.

         Pursuant to the Donald Agreement, the Company lent Mr. Donald $4.5 million (the "Loan") evidenced by 16 separate promissory notes. Under the terms of each note, if Mr. Donald is in full employment of the Company on a quarterly anniversary of the Effective Date, Mr. Donald's obligation to pay such note maturing on such date will be forgiven as to principal, but not any then accrued and unpaid interest. In the event his employment ends at any time during the term of the Donald Agreement prior to a Change in Control as a result of a Termination Event, each note will become immediately due and payable as to all outstanding principal and all accrued and unpaid interest. These notes bear interest at an effective rate of 6%. The Loan is on a full recourse basis. As of September 15, 2000, the remaining balance of the Loan is $281,250. The loan matures on October 8, 2000.

         In the event of Mr. Donald's Involuntary Termination, Pathmark will pay him (w) the full amount of any accrued but unpaid base salary, plus a cash payment (calculated on the basis of the base salary then in effect) for all unused vacation time which Mr. Donald may have accrued as of the date of Involuntary Termination; (x) the amount of any earned but unpaid Annual Bonus for any Fiscal Year of Pathmark ended on or prior to the date of Involuntary Termination; (y) any unpaid reimbursement for business expenses; and (z) a severance amount equal to four times Mr. Donald's annual rate of salary, based upon the annual rate then in effect immediately prior to the date of termination, payable in monthly installments over 24 months. In addition, in the event of an Involuntary Termination, Mr. Donald and his eligible dependents shall continue to be eligible to participate in the medical, dental, health and life insurance plans applicable to Mr. Donald immediately prior to the Involuntary Termination on the same terms and conditions in effect immediately prior to such Involuntary Termination until the earliest to occur of (i) the end of the 24-month period after the date of termination, the date Mr. Donald becomes eligible to be covered under the benefit plans of a subsequent employer and (iii) the date Mr. Donald breaches any of the protective covenants described below. All notes not previously delivered to Mr. Donald will automatically and without the need for further action or consent by Pathmark be delivered by the escrow agent to Mr. Donald marked "Paid in Full" upon payment by Mr. Donald of any then accrued but unpaid interest on the Loan. During the 30-day period beginning 6 months after a Change in Control, Mr. Donald shall be eligible to resign from the Company for no stated reason and receive all the amounts listed in clauses (w),
(x), (y) and (z) above. Any such resignation in such 30-day period following a Change in Control shall be treated as an Involuntary Termination for all purposes of this Employment Agreement.

         In the event Mr. Donald's employment ends at any time during the term as a result of a Termination Event, the Company shall pay him only the amounts decried in clauses (w), (x) and (y) above. In addition, each note will become immediately due and payable as to all outstanding principal and all accrued and unpaid interest if Mr. Donald's employment ends prior to a Change in Control as a result of a Termination Event.

         Although, in the event of an Involuntary Termination, Mr. Donald has no duty to mitigate the severance amount by seeking new employment, any severance amount payable during the second year of the severance period shall be reduced by any compensation or benefits Mr. Donald earns in connection with any employment by another employer.

         The Donald Agreement includes protective covenants that prohibit Mr. Donald from engaging (i) in any activity in competition with Pathmark, or any parent or subsidiary thereof or (ii) in soliciting employees or customers of Pathmark, or any parent or subsidiary thereof, during his term of employment and up to two years thereafter. The Donald Agreement also includes a confidentiality clause which prohibits Mr. Donald from disclosing any confidential information regarding Pathmark.

         The following definitions apply to the terms of the Donald Agreement:

         "Cause" means the termination of Mr. Donald's employment with Pathmark because of (i) his willful and repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of his employment after notice from Pathmark of such failure and his inability or unwillingness to correct such failure within 30 days of such notice, (ii) his conviction of a felony or plea of no contest to a felony or (iii) perpetration by Mr. Donald of a material dishonest act or fraud against Pathmark or any parent or subsidiary thereof; provided, however, that, before Pathmark may terminate Mr. Donald for Cause, the Board shall deliver to him a written notice of Pathmark's intent to terminate him for Cause, including the reasons for such termination, and Pathmark must provide him an opportunity to meet once with the Board prior to such termination.

         "Change in Control" means

                  (i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 35% or more of the Common Stock of the Company (the "Common Stock") then outstanding, and the individuals who, as of the Plan Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute at least a majority of such Board; provided, however, that in no event shall a Triggering Event be deemed to have occurred upon any such acquisition by (A) any employee benefit plan of the Company, (B) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or (C) any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of the Plan Effective Date was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;

                  (ii) the Company enters into a binding agreement with one or more Persons to directly acquire, in exchange for cash, stock, claims or property, 50% or more of the aggregate equity Securities of the Company; or

                  (iii) the Company enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Persons would own or control 50% or more of either (A) the aggregate voting Securities of the Company, or (B) the aggregate value of the assets of the Company.

         For purposes of the above definition of Change in Control only, the following defined terms shall apply:

         "Affiliate" means, with respect to any Person, any other entity which
(i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

         "Person" means any person, entity or "group" within the meaning of
Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding Securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding Securities pursuant to an offering of such Securities, or (iv) an entity owned, directly or indirectly, by the shareholders of Pathmark in substantially the same proportions as their ownership of stock of the Company.

         "Subsidiary" means, with respect to any Person, any entity of which:

                  (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and

                  (ii) if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

         "Good Reason" means Mr. Donald's resignation because of (i) the failure of Pathmark to pay any material amount of compensation to Mr. Donald when due,
(ii) a material adverse reduction or material adverse diminution in Mr. Donald's titles, duties, positions or responsibilities with Pathmark, including, but not limited to, failure by Pathmark to elect Mr. Donald to the office of Chief Executive Officer, or (iii) any other material breach by Pathmark of the Donald Agreement. In order to assert Good Reason, Mr. Donald must provide written notification of his intention to resign within 30 business days after he knows or has reason to know the occurrence of any such event. After Mr. Donald provides such written notice to Pathmark, Pathmark shall have 15 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason.

         "Involuntary Termination" means (i) the termination of Mr. Donald's employment by Pathmark other than for Cause or disability or (ii) Mr. Donald's resignation of employment with Pathmark for Good Reason.

         Pursuant to the Plan of Reorganization, the Donald Agreement has been amended (i) to extend the term of his employment until October 8, 2005; (ii) to change the definition of Change in Control (see "Definitions" above); and (iii) to delete all reference to the Equity Strip which was cancelled in accordance with the Plan of Reorganization.

Other Executive Employment Agreements

         As of February 1, 1999, Pathmark entered into employment agreements with each of Ms. Scott and Messrs. Sheehan, Vitrano and Joyce. Mr. Sheehan's agreement terminated when he resigned in April, 2000. Each remaining agreement has a two-year term which renews automatically for an additional one-year term unless proper notice is provided by either party to the other of such party's desire to terminate the agreement. Each agreement provides for a certain minimum level of compensation ($280,000 per annum base salary for Ms. Scott and Mr. Vitrano, and $231,749 per annum base salary for Mr. Joyce), and benefits.

         Each of the employment agreements also provide that each executive shall be entitled an annual bonus of up to 75% of his or her annual base salary and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark or as may be deemed appropriate by the compensation committee of the Board of Directors.

         In the event any of the three above named executives' employment is terminated by Pathmark without Cause (as defined in the employment agreements), or by the executive for Good Reason (as defined in the employment agreements), that executive is entitled to receive his or her base salary and continued coverage under health and insurance plans for a period of two years from the date of such termination or resignation.

         The employment agreements contain agreements by the executives not to compete with Pathmark as long as they are receiving payments under the employment agreement.

Retention Agreements

         The Company has entered into agreements with certain of its key executives, including each of the following named executives officers, providing for the payment under specified conditions of a retention bonus and a sale bonus.

         Mr. Donald's Agreement. Mr. Donald's Agreement provides that under the circumstances described below, Mr. Donald shall receive a Retention Bonus of $4 million (payable $2 million in cash in August, 2000 and $2 million dollars worth of restricted Common Stock in the Company) and a Sale Bonus. The Retention Bonus is intended to encourage Mr. Donald to remain employed by Pathmark until at least one year from the Plan Effective Date. On or about the Plan Effective Date, Mr. Donald received 98,510 shares of restricted Common Stock. The restricted Common Stock will vest on the first anniversary of the issuance thereof, if he is so employed on that date. In addition to the Retention Bonus, under certain circumstances, Mr. Donald will become entitled to receive the Sale Bonus. Mr. Donald will become entitled to receive the Sale Bonus in the event that an event that could result in a Change in Control (defined as a "Triggering Event" in the Agreement as amended) occurs during the term of the Agreement, and a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus shall be equal to 0.0043 multiplied by an amount equal to the sum of the aggregate fair market value of any Securities issued and any other non-cash consideration delivered, and any cash consideration paid to the stock of the Company holders in connection with a Change in Control, plus the amount of all indebtedness of the Company which is assumed or acquired by any Purchaser in connection with a Change in Control or retired or defeased in connection with such Change in Control (which amount is defined as the "Aggregate Consideration").

         Joyce, Scott and Vitrano Agreements. Mr. Joyce, Ms. Scott and Mr. Vitrano (the "Class 1 Executives") all have essentially the same terms in their Agreements. Like Mr. Donald, the Class 1 Executives' Agreements provide that under the circumstances described below, each Class 1 Executive will receive a Retention Bonus and a Sale Bonus. The Retention Bonus is intended to encourage the Class 1 Executives to remain employed by Pathmark until at least January 31, 2001. Each Class 1 Executive received a Retention Bonus equal to 50% of the annual rate of his or her base salary, as in effect on July 31, 2000. In the event the Class 1 Executive is so employed by the Company on January 31, 2001, he or she shall receive a payment equal to the payment previously received. In addition to the Retention Bonus, under certain circumstances, the Class 1 Executives will become entitled to receive the Sale Bonus. The Class 1 Executives will become entitled to receive the Sale Bonus in the event that a Triggering Event occurs during the term of the Agreement, and a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus will be equal to a specified number (.002 for Mr. Vitrano, .001 for Ms. Scott, and .00075 for Mr. Joyce) multiplied by an amount equal to the Aggregate Consideration.

                PRINCIPAL SHAREHOLDER AND SELLING SECURITY HOLDER

         As of September 19, 2000, we had 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock authorized out of which 30,098,510 shares of Common Stock are issued and outstanding and no Preferred Stock is issued and outstanding. When we issued our Common Stock to our financial creditors, including Fidelity, in connection with our reorganization, these shares were not registered under the Securities Act. Persons acquiring such shares from Fidelity after the registration statement that includes this prospectus has become effective will receive shares of Common Stock that are registered under the Securities Act.

         In the following table, we disclose certain information concerning the ownership of our shares of Common Stock as of September 19, 2000. The table discloses each shareholder that (a) we know to own more than 5% of any class of our ordinary shares and (b) each member of management that owns a significant amount of shares of Common Stock, no one else has any stock. Information about each Selling Shareholder has been provided by each Selling Shareholder.

                                                                         Number of Shares        Number and Percentage of
                                   Number of Shares     Percentage       Offered for the           Shares Owned by the
                                    Owned prior to    Owned prior to     Selling Security     Selling Security Holder After
                                     the Offering      the Offering      Holder's Account       Completion of the Offering
                                   ----------------   --------------     ----------------     -----------------------------
Fidelity                             14,764,958(1)         45.24          14,764,958(1)                      0
Aegon USA Investment Management       2,136,994             7.1                N/A                          N/A
James Donald                             98,510              *                 N/A                          N/A
Frank Vitrano                               991              *                 N/A                          N/A

---------------
(1)   Includes 2,539,842 shares issuable upon exercise of the Warrants.
*     Less than one percent.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for us by Shearman & Sterling, which from time to time acts as counsel for us and our subsidiaries.

                                     EXPERTS

         The consolidated financial statements of Pathmark Stores, Inc. as of January 29, 2000 and January 30, 1999, and for each of the years in the three-year period ended January 29, 2000, included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1996, pursuant to the Donald Agreement, James L. Donald, Chairman, President and Chief Executive Officer, was provided by Pathmark with a four-year loan of $4.5 million. The foregoing indebtedness to Pathmark is evidenced by 16 full recourse promissory notes for $281,250 each bearing interest at the short-term or intermediate-term federal rate in effect as of the date of each note (effective rate of 6%) and secured by the Equity Strip. Under the Donald Agreement, one promissory note will be forgiven at the end of each quarter of a year during which Mr. Donald remains employed by Pathmark. In the event that Mr. Donald resigns his employment without Good Reason or is terminated for Cause or in the event of his death, the outstanding portion of the loan will become immediately due and payable. As of September 19, 2000, Mr. Donald remained indebted to the Company in the amount of $281,250. The above described loan matures on October 8, 2000.

                              PLAN OF DISTRIBUTION

         Certain of the Securities offered herein are being offered pursuant to this prospectus because the Selling Shareholders may be deemed to be affiliates of Pathmark and, accordingly, ineligible to utilize the exemption from the registration requirements of the Securities Act contained in Secion 1145 of the United States Bankruptcy Code.

         We will not receive any of the proceeds from the offering of the Securities by the Selling Shareholders. The Securities may be sold from time to time:

         o    directly by any Selling Shareholder to one or more purchasers;

         o    to or through underwriters, brokers or dealers;

         o    through agents on a best-efforts basis or otherwise; or

         o    through a combination of such methods of sale.

         If the Securities are sold through underwriters, brokers or dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agents' commission.

         The Securities may be sold:

         o in one or more transactions at a fixed price or prices, which may be changed;

         o at prevailing market prices at the time of sale or at prices related to such prevailing prices;

         o    at varying prices determined at the time of sale; or

         o    at negotiated prices.

         Such sales may be effected in transactions (which may involve crosses or block transactions):

         o on any national Securities exchange or quotation service on which the notes or shares of Common Stock may be listed or quoted at the time of sale;

         o    in the over-the-counter market;

         o in transactions otherwise than on such exchanges or service or in the over-the-counter market; or

         o    through the writing of options.

         In connection with sales of the Securities or otherwise, any selling security holder may:

         o enter into hedging transactions with brokers, dealers or others, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume.

         A Selling Shareholder may pledge or grant a security interest in some or all of the Securities owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus. The Selling Shareholders may also transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the Selling Shareholders for purposes of this prospectus.

         Upon any sale of the Securities offered hereby, the Selling Shareholders, any underwriter and any participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discount, concession or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales on the Securities by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale by the Selling Shareholder of the Securities offered hereby. See the above section of this prospectus entitled "Use of Proceeds." The Company has agreed to pay all expenses in connection with the registration and sale of the Securities other than commissions and discounts. Underwriters, broker-dealers and agents may be entitled, under agreements entered into with the Company or the Selling Shareholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         In addition, any Securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any Selling Security Holder will sell any or all of the Securities herein, and any Selling Shareholder may transfer, devise or gift such Securities by other means not described herein.

         At the time a particular offer to Securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or selling agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, broker-dealers or selling agents.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital Stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, (the Board of Directors is authorized to issued preferred stock in one or more classes or series and fix, for such classes powers, preferences and rights) (the "Preferred Stock") par value $0.01 per share. As of September 19, 2000, 30,098,510 shares of Common Stock are issued and outstanding and no Preferred Stock is issued and outstanding.

Common Stock

         The holders of our Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders.

         The holders of Common Stock are entitled to receive dividends out of funds legally available for distribution when and if declared by our board of directors.

         The holders of Common Stock shall share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after the payment in full of all debts and distributions and after the holder of all series of outstanding preferred stock have received their liquidation preferences in full.

         The holders of the Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of our Common Stock are fully paid and nonassessable.

         The transfer agent and registrar for our Common Stock is ChaseMellon Shareholder Services, LLC.

         Our Board of Directors has the authority, under our Articles of Incorporation, to classify or reclassify any unissued preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Preferred Stock

         Our Board of Directors is authorized by our amended and restated certificate of incorporation to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more classes or series, and to fix for any such class or series the voting powers (if any) and the designations, preferences, rights, qualifications and limitations or restrictions of such class or series as expressly stated in the resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law.

                             DESCRIPTION OF WARRANTS

         We may issue, separately or together with other Securities, Warrants to purchase shares of our Common Stock. Warrants may be attached to or separate from those other Securities. The Company has entered into the Warrant Agreement with ChaseMellon Shareholder Services, LLC, acting as Warrant agent, dated September 19, 2000. The Agreement entitles the holders to purchase 5,294,118 shares of Common Stock at an Exercise Price of $22.31 based on a reorganization value of the Company of $1.3 billion. Each Warrant represents the right of a holder to purchase one share of Common Stock of the Company upon its exercise of its Warrants. This is a summary of the provisions of the Warrant Agreement and is not complete. It does not describe some exceptions and qualifications contained in the Warrant Agreement or the certificates representing the Warrants. If you would like more information on the provisions of the agreement, you should review the form of agreement, which we have filed as an exhibit to this registration statement for the Securities.

Exercise of Warrants

         Each Warrant will entitle its holder to purchase for cash a number of shares of Common Stock at the exercise price of $22.31 per Warrant share as adjusted in accordance with the terms of the Warrant Agreement. Holders may exercise their Warrants at any time up to the close of business (until 5:00 pm, New York City time) on the expiration date on September 19, 2010, after which time any unexercised Warrants will become void and all rights under the Warrant Agreement shall cease as of such time.

         Under the terms of the Warrant Agreement, the exercise price may be adjusted in the event that the Company pays a dividend or makes a distribution on its shares of Common Stock in shares of Common Stock or other shares of capital stock, subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, combines its outstanding shares of Common Stock smaller number of shares of Common Stock or increases or decreases the number of shares of Common Stock outstanding by reclassification of its shares of Common Stock, so that, after giving effect to such adjustment, holder of each Warrant shall be entitled to receive the number of shares of Stock or other shares of capital stock upon exercise that such holder would have or have been entitled to receive had such Warrants been exercised immediately the happening of the events described above.

         In case of any cash dividend or other distribution, the number of Warrant Shares purchased upon the exercise each Warrant shall be increased in accordance with a formula set forth in the Warrant Agreement which ensures that the economic value of each Warrant will not be reduced in any such event.

         Upon receipt of the exercise price and the Warrant certificate properly completed and executed, Company shall issue shares of Common Stock purchased upon such exercise. The Company shall not issue fractional Warrant shares on the exercise of Warrants, and instead, at its option, pay an amount in cash equal to current market value of one Warrant share on the business day immediately preceding the date the Warrant is exercised, multiplied by such fraction, computed to the nearest whole U.S. dollar.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in the regional office of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:/www.sec.gov. Our Common Stock is listed on the Nasdaq National Market under the Symbol "PTMK." Information about us also is available at the exchange.

         The prospectus is part of a Form S-1 registration statement that we have filed with the SEC's office. The registration statement includes information that is not included in this prospectus. You can review the entire registration statement, including its exhibits and schedules, at the SEC's offices at the addresses listed in the paragraph above.

                             Pathmark Stores, Inc.
                   Index to Consolidated Financial Statements

                                                                            Page

Fiscal Years 1999, 1998 and 1997
Independent Auditors' Report......................................          F-2
Consolidated Statements of Operations.............................          F-3
Consolidated Balance Sheets.......................................          F-4
Consolidated Statements of Stockholders' Deficiency...............          F-5
Consolidated Statements of Cash Flows.............................          F-6
Notes to Consolidated Financial Statements........................  F-7 to F-30



Six Months of Fiscal Years 2000 and 1999
Consolidated Statements of Operations (Unaudited).................         F-31
Consolidated Balance Sheets (Unaudited)...........................         F-32
Consolidated Statements of Stockholders' Deficiency (Unaudited)...         F-33
Consolidated Statements of Cash Flows (Unaudited).................         F-34
Notes to Consolidated Financial Statements (Unaudited)............ F-35 to F-39

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Pathmark Stores, Inc.
Carteret, New Jersey

     We have audited the accompanying consolidated balance sheets of Pathmark Stores, Inc. (the "Company") as of January 29, 2000 and January 30, 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 29, 2000 and January 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2000 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Deloitte & Touche  LLP
Parsippany, New Jersey

April 27, 2000,
(except for Note 2, which is September 19, 2000.)

                              Pathmark Stores, Inc.
                      Consolidated Statements of Operations
                     (in thousands except per share amounts)



                                               52 Weeks Ended
                              -------------------------------------------------
                                January 29,      January 30,       January 31,
                                  2000              1999             1998
                              ------------      -----------      ------------

Sales.....................    $  3,698,084     $  3,655,211      $  3,696,040

Cost of sales (exclusive
of depreciation and
amortization shown
separately below).........       2,639,317        2,611,984         2,652,028
                               ------------      -----------      ------------

Gross profit..............       1,058,767        1,043,227         1,044,012

Selling, general and
administrative expenses...         850,714          832,948           840,942

Depreciation and
amortization..............          74,734           77,027            83,585
                               ------------      -----------      ------------

Operating earnings........         133,319          133,252           119,485

Interest expense..........        (163,111)        (161,314)         (166,756)
                               ------------      -----------      ------------

Loss before income taxes
and extraordinary items...         (29,792)         (28,062)          (47,271)

Income tax provision......          (2,107)          (1,688)           (2,205)
                               ------------      -----------      ------------

Loss before extraordinary
items.....................         (31,899)         (29,750)          (49,476)

Extraordinary items, net
of an income tax benefit
of $5,456 in fiscal 1997..              --               --            (7,488)
                               ------------      -----------      ------------

Net loss..................         (31,899)         (29,750)          (56,964)

Less: non-cash preferred
stock accretion and
dividend requirements.....         (37,948)         (36,007)          (34,092)
                               ------------      -----------      ------------

Net loss attributable to
common stockholders.......     $    (69,847)    $    (65,757)     $    (91,056)
                               ============      ===========      ============

Weighted average common
shares outstanding-basic..            1,068            1,039               992
                               ============      ===========      ============

Net loss per common
share-basic...............     $    (65.40)     $    (63.29)      $    (91.79)
                               ============      ===========      ============

Weighted average
common shares
outstanding-diluted.......            1,068            1,039               992
                               ============      ===========      ============

Net loss per common
share-diluted.............     $    (65.40)     $    (63.29)      $    (91.79)
                               ============      ===========      ============

                 See notes to consolidated financial statements.

                              Pathmark Stores, Inc.
                           Consolidated Balance Sheets
                  (in thousands except share and per share amounts)

                                                   January 29,       January 30,
                                                      2000               1999
                                                   -----------       -----------

ASSETS
Current Assets
   Cash........................................    $  16,196         $   7,931
   Accounts receivable, net....................       15,787            13,792
   Merchandise inventories.....................      141,559           143,212
   Income taxes receivable.....................          751             1,509
   Deferred income taxes, net..................        2,598             4,026
   Prepaid expenses............................       21,183            21,527
   Due from suppliers..........................       53,975            49,600
   Other current assets........................       18,136            10,710
                                                   ---------         ---------
     Total Current Assets......................      270,185           252,307
Property and Equipment, Net....................      472,157           471,583
Deferred Financing Costs, Net..................       11,805            15,723
Deferred Income Taxes, Net.....................       45,190            46,148
Other Assets...................................       43,854            40,735
                                                   ---------         ---------
                                                   $ 843,191         $ 826,496
                                                   =========         =========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
  Accounts payable and book overdrafts.........    $  89,434         $  98,967
  Current maturities of long-term debt.........       78,982            15,902
  Accrued payroll and payroll taxes............       50,766            52,014
  Current portion of lease obligations.........       25,192            21,956
  Accrued interest payable.....................       26,850            21,325
  Accrued expenses and other current
    liabilities................................       80,058            86,404
                                                   ---------         ---------
    Total Current Liabilities..................      351,282           296,568
                                                   ---------         ---------
Long-Term Debt.................................    1,264,103         1,258,539
                                                   ---------         ---------
Lease Obligations, Long-Term...................      173,289           160,820
                                                   ---------         ---------
Other Noncurrent Liabilities...................      377,852           385,287
                                                   ---------         ---------
Redeemable Securities
   Cumulative Exchangeable Redeemable
   Preferred Stock, $.01 par value.............      111,038           109,069
                                                   ---------         ---------
     Authorized: 9,000,000 shares; issued and
     outstanding: 4,890,671 shares
     Liquidation preference, $25 per share:
     $122,267
Commitments and Contingencies
Stockholders' Deficiency
  Class A Common Stock, $.01 par value.........            8                 8
    Authorized: 3,000,000 shares; issued and
    outstanding: 748,476 shares and 672,476
    shares at January 29, 2000 and January 30,
    1999, respectively
  Class B Common Stock, $.01 par value.........            3                 3
    Authorized: 3,000,000 shares; issued and
    outstanding: 320,000 shares
  Series A Convertible Preferred Stock,$.01
  par value....................................            2                 2
    Authorized: 1,500,000 shares; issued and
    outstanding: 236,731 shares
    Stated value and liquidation preference
    ($200 per share): $47,346
  Series B Convertible Preferred Stock, $.01
    par value..................................            2                 2
    Authorized: 1,500,000 shares; issued and
    outstanding:  180,769 shares
    Stated value and liquidation preference
    ($200 per share): $36,154
  Series C Convertible Preferred Stock, $.01
    par value..................................           --                --
    Authorized: 33,520 shares; issued and
    outstanding: 33,520 shares
    Stated value and liquidation preference
    ($200 per share): $6,704
  Undesignated Preferred Stock, $.01 par value.           --                --
    Authorized: 966,480 shares; issued and
    outstanding: none
  Paid-in Capital..............................      193,677           195,438
  Accumulated Deficit..........................   (1,625,617)       (1,576,503)
  Unamortized Value of Restricted Stock Grants.       (2,448)           (2,737)
                                                  ----------        ----------
       Total Stockholders' Deficiency..........   (1,434,373)       (1,383,787)
                                                  ----------        ----------
                                                  $  843,191        $  826,496
                                                  ==========        ==========

                See notes to consolidated financial statements.

                              Pathmark Stores, Inc.
               Consolidated Statements of Stockholders' Deficiency
                     (in thousands except per share amounts)

                                                     Series A     Series B     Series C
                                  Class A  Class B  Convertible  Convertible  Convertible
                                  Common   Common    Preferred    Preferred    Preferred
                                   Stock    Stock      Stock        Stock        Stock
                                  -------  -------  -----------  -----------  -----------
Balance, February 1, 1997.....    $ 7      $ 3      $ 2          $ 2          $ --

   Net loss...................     --       --       --           --            --

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)........     --       --       --           --            --

   Accretion on redeemable
     preferred stock..........     --       --       --           --            --
                                -------  -------  -------       ------        ------

Balance, January 31, 1998.....      7        3        2            2            --

   Net loss...................     --       --       --           --            --

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)........     --       --       --           --            --

   Accretion on redeemable
     preferred stock..........     --       --       --           --            --

   Issuance of restricted
     stock grants.............      1       --       --           --            --

   Amortization of restricted
     stock grants.............     --       --       --           --            --
                                -------  -------  -------       ------        ------

Balance, January 30, 1999.....      8        3        2            2            --

   Net loss...................     --       --       --           --            --

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)........     --       --       --           --            --

   Accretion on redeemable
     preferred stock..........     --       --       --           --            --

   Amortization of restricted
     stock grants.............     --       --       --           --            --

   Repayment of Management
     Investors' loan..........     --       --       --           --            --
                                -------  -------  -------       ------        ------

Balance, January 29, 2000.....    $ 8      $ 3      $ 2          $ 2          $ --
                                =======  =======  =======       ======        ======



                                                    Paid-in         Accumulated
                                                    Capital          Deficit
                                                   ---------       -------------
Balance, February 1, 1997 ..................       $ 195,923        $(1,455,359)

   Net loss ................................            --              (56,964)

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)......................            --              (17,215)

   Accretion on redeemable
     preferred stock .......................          (1,811)              --
                                                   ---------        -----------

Balance, January 31, 1998 ..................         194,112         (1,529,538)

   Net loss ................................            --              (29,750)

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share) .....................            --              (17,215)

   Accretion on redeemable
     preferred stock .......................          (1,886)              --

   Issuance of restricted
     stock grants ..........................           3,212               --

   Amortization of restricted
     stock grants ..........................            --                 --
                                                   ---------        -----------

Balance, January 30, 1999 ..................         195,438         (1,576,503)

   Net loss ................................            --              (31,899)

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)......................            --              (17,215)

   Accretion on redeemable
     preferred stock .......................          (1,969)              --

   Amortization of restricted
     stock grants ..........................            --                 --

   Repayment of Management
     Investors' loan .......................             208               --
                                                   ---------        -----------

Balance, January 29, 2000 ..................       $ 193,677        $(1,625,617)
                                                   =========        ===========


                                                   Unamortized
                                                     Value of         Total
                                                 Restricted Stock  Shareholders'
                                                     Grants          Deficiency
                                                 ----------------  -------------
Balance, February 1, 1997 ..................        $  --           $(1,259,422)

   Net loss ................................           --               (56,964)

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share)......................           --               (17,215)

   Accretion on redeemable
     preferred stock .......................           --                (1,811)
                                                    -------         -----------

Balance, January 31, 1998 ..................           --            (1,335,412)

   Net loss ................................           --               (29,750)

   Accrued dividends on
     redeemable preferred stock
     ($3.52 per share) .....................           --               (17,215)

   Accretion on redeemable
     preferred stock .......................           --                (1,886)

   Issuance of restricted
     stock grants ..........................         (3,213)               --

   Amortization of restricted
     stock grants ..........................            476                 476
                                                    -------         -----------

Balance, January 30, 1999 ..................         (2,737)         (1,383,787)

   Net loss ................................           --               (31,899)

   Accrued dividends on
     redeemable preferred stock                        --               (17,215)
     ($3.52 per share) .....................

   Accretion on redeemable
     preferred stock .......................           --                (1,969)

   Amortization of restricted
     stock grants ..........................            289                 289

   Repayment of Management
     Investors' loan .......................           --                   208
                                                    -------         -----------

Balance, January 29, 2000 ..................        $(2,448)        $(1,434,373)
                                                    =======         ===========


                 See notes to consolidated financial statements.

                              Pathmark Stores, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                        52 Weeks Ended
                                            ------------------------------------
                                            January 29,  January 30, January 31,
                                               2000        1999         1998
                                            ---------    ---------    ---------

Operating Activities
    Net loss ...........................    $(31,899)    $(29,750)    $ (56,964)
    Adjustments to reconcile
     net loss to net cash provided
     by (used for) operating
     activities:
        Extraordinary loss
          on early extinguishment
          of debt ......................        --           --           7,488
        Depreciation and
          amortization .................      78,414       80,684        87,513
        Deferred income tax
          (benefit) expenses ...........       2,386        4,597        (5,272)
        Interest accruable but
           not payable .................      17,253       20,812        18,509
        Amortization of original
           issue discount ..............         355        1,097         3,341
        Amortization of debt
          issuance costs ...............       4,441        4,159         5,542
        (Gain) loss on disposal
          of property and
          equipment ....................        (435)      (4,332)          127
        Cash provided by (used for)
           operating assets and
           liabilities:
          Accounts receivable, net .....      (1,995)      (2,273)        1,280
          Merchandise inventories ......       1,653        5,771        22,471
          Income taxes .................         758       (1,867)        7,950
          Prepaid expenses .............      (2,921)      (3,169)         (849)
          Due from suppliers ...........      (4,375)     (36,573)          923
          Other current assets .........      (5,144)         975        (4,869)
          Other assets .................      (3,039)      (5,566)        9,710
          Accounts payable .............      (5,192)     (34,946)      (38,074)
          Accrued payroll and
           payroll taxes ...............      (1,248)       2,415        (6,815)
          Accrued interest payable .....       5,661        2,933        (2,289)
          Accrued expenses and
           other current
           liabilities .................      (6,346)      (7,029)        2,707
          Other noncurrent
           liabilities .................     (27,178)     (23,397)        5,733
                                            --------     --------     ---------
    Cash provided by (used for)
     operating activities ..............      21,149      (25,459)       58,162
                                            --------     --------     ---------

 Investing Activities
    Property and equipment
     expenditures ......................     (48,956)     (41,332)      (34,327)
    Proceeds from disposition
     of property and
     equipment .........................      10,239       56,436        26,132
    Net proceeds in connection
     with C&S Purchase Agreement .......        --           --         103,858
                                            --------     --------     ---------

       Cash provided by
          (used for) investing
          activities ....................    (38,717)      15,104       95,663
                                             ---------    ---------    ---------

Financing Activities
   Increase (decrease) in working
     capital facilities
     borrowings ......................       66,800        43,000       (73,500)
   Increase in other
     long-term debt ..................         --          26,652         1,956
   Repayment of term loans ...........      (14,242)       (7,566)     (279,877)
   Repayment of other
     long-term debt ..................       (1,522)      (61,359)       (6,136)
   Reduction in lease
     obligations .....................      (20,139)      (22,718)      (21,409)
   Decrease in book
     overdrafts ......................       (4,541)      (21,789)      (14,756)
   Deferred financing costs ..........         (523)       (1,335)       (8,044)
   Borrowings under the term loan ....         --            --         300,000
   Premiums incurred in early
     extinguishment of debt ..........         --            --            (132)
                                          ---------     ---------     ---------

       Cash provided by
          (used for) financing
          activities .................       25,833       (45,115)     (101,898)
                                          ---------     ---------     ---------

Increase (decrease) in cash ..........        8,265       (55,470)       51,927
Cash at beginning of period ..........        7,931        63,401        11,474
                                          ---------     ---------     ---------

Cash at end of period ................    $  16,196     $   7,931     $  63,401
                                          =========     =========     =========

Supplemental Disclosures of
     Cash Flow Information
     Interest paid ...................    $ 135,374     $ 132,220     $ 141,607
                                          =========     =========     =========

   Income taxes paid .................    $     493     $   1,083     $   4,880
                                          =========     =========     =========

Noncash Investing and Financing
     Activities Capital lease
     obligations .....................    $  38,035     $  12,200     $  23,626
                                          =========     =========     =========





        See notes to consolidated financial statements (unaudited).

                              Pathmark Stores, Inc.
                   Notes to Consolidated Financial Statements

Note 1--Management's Plan

     The consolidated financial statements of Pathmark Stores, Inc. ("the Company" or "Pathmark") indicated that, at January 29, 2000, current liabilities exceeded current assets by $81.1 million and the stockholders' deficiency was $1.4 billion. Historically, the cash flows generated from operations, supplemented by the unused borrowing capacity under the working capital facility and the availability of capital lease financing were sufficient to pay the Company's debts as they came due, provide for its capital expenditure program and meet its other cash requirements. Management evaluated its fiscal 2000 cash flow projections and debt service requirements and based upon this evaluation, the Company does not anticipate making all of its scheduled debt payments. The Company's fiscal 2000 debt requirements increase substantially over the prior year due primarily to the semi-annual interest payments of $12.1 million on the 10.75% Junior Subordinated Deferred Coupon Notes (the "Junior Subordinated Notes") which, for the first time, must be paid in cash on May 1, 2000 and the sinking fund payment of $50.0 million on the 11.625% Subordinated Notes due 2002 (the "Subordinated Notes") on June 15, 2000.

     The Company does not anticipate making its May 1, 2000 interest payments of $21.2 million on its $440.0 million of 9.625% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $12.1 million on its Junior Subordinated Notes. The failure to make these scheduled interest payments would constitute a default under the Indentures governing the applicable bonds, subject to a 30-day grace period, and would also constitute an Event of Default pursuant to Article VII(f) of the Credit Agreement (see Note 9) relating to a failure to make any payments in respect of Material Indebtedness (as defined in the Credit Agreement). In addition, although the Company was in compliance with its various debt covenants at January 29, 2000, the Company believes that it mostly likely will not comply with such debt covenants throughout fiscal 2000 based on management's projections. The Company and its lenders under the Credit Agreement have entered into a Waiver Agreement dated April 18, 2000 pursuant to which said lenders have agreed to waive compliance by the Company with certain provisions of the Credit Agreement through July 29, 2000 including certain debt covenants and any Event of Default to the extent arising out of a failure to pay any Material Indebtedness. Upon the occurrence of an Event of Default resulting from the failure to pay any Material Indebtedness, the Company's long-term debt in the amount of $1.3 billion would become due currently.

     The Company announced on March 22, 2000 that it has retained Wasserstein Perella & Co. ("WP&Co.") in order to assist it in developing a financial restructuring plan and that an ad hoc committee of its bondholders has been formed. The Company has commenced discussions with this committee towards developing a consensual financial restructuring plan to deleverage the Company's capital structure. The Company is seeking to restructure its bond debt and does not intend to impair in any way its trade creditors or implement layoffs as part of its financial restructuring plan.

Note 2--Subsequent Events--Restructuring Proceedings Under Chapter 11 of the Bankruptcy Code

     On May 1, 2000, the Company elected not to make interest payments of $21.2 million on its Senior Subordinated Notes and $12.1 million on its Junior Subordinated Notes. On June 15, 2000, the Company elected not to make interest payments of $6.0 million on its $95.8 million of 12.625% Subordinated Debentures due 2002 (the "Subordinated Debentures") and $11.6 million on its Subordinated Notes. Also, on June 15, 2000, the Company elected not to make a sinking fund payment of $50.0 million on its Subordinated Notes. The grace period under each of the Indentures governing the various notes has expired constituting an Event of Default under each such Indenture.

     On July 12, 2000 (the "Petition Date"), the Company, along with its direct and indirect parent companies and certain of its subsidiaries, filed a voluntary petition (the "Petition") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Petition was filed in the United States Bankruptcy Court for the District of Delaware (the "Court") under case number 00-2963 through 00-2968 (the "Bankruptcy Case"). As of the Plan Effective Date, as defined herein, the Company was in arrears with respect to interest on its Senior Subordinated Notes in the amount of $37.6 million, on its Subordinated Notes in the amount of $13.4 million, on its Subordinated Debentures in the amount of $6.9 million, and on its Junior Subordinated Notes in the amount of $16.9 million. The Company continued to manage its affairs and operate its business as a debtor-in-possession ("DIP") while the Bankruptcy Case was pending.

                              Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 2--Subsequent Events - Restructuring Proceedings Under Chapter 11 of the Bankruptcy Code -- (Continued)

     The Bankruptcy Case was commenced to implement a Plan of Reorganization of reorganization (the "Plan of Reorganization") developed jointly with an ad hoc committee of the Company's bondholders (the "Bondholders Committee"). Members of the Bondholders Committee hold or control $445.7 million principal amount, or approximately 46% of the Company's total bond indebtedness outstanding. Over 99% of the principal amount of bond indebtedness voted agreed to accept the Plan of Reorganization.

     The Plan of Reorganization provided that, upon consummation of the reorganization, current holders of the Company's bond indebtedness will receive 100% of the opening Common Stock of the reorganized Company (the "New Common Stock"). In addition to New Common Stock, holders of the Subordinated Notes, the Subordinated Debentures and the Junior Subordinated Notes will receive ten-year Warrants to purchase 15% of the diluted New Common Stock of the reorganized Company (the "New Warrants"). The New Warrants will be exercisable at the opening reorganization equity value established in connection with the Plan of Reorganization. Such ownership is subject to dilution from (1) the exercise of the New Warrants, (2) the exercise of any options to purchase New Common Stock issued pursuant to the Company's long-term management incentive plan, and (3) the grant to the Chief Executive Officer of restricted New Common Stock.

     Pursuant to the Plan of Reorganization and in full satisfaction of their claims, (1) holders of the Senior Subordinated Notes will receive 78.24% of the New Common Stock, (2) holders of the Subordinated Notes and the Subordinated Debentures will receive their ratable share of 18.71% of the New Common Stock and 75% of the New Warrants, (3) holders of the Junior Subordinated Notes will receive 2.88% of the New Common Stock and 25% of the New Warrants, and (4) holders of approximately $0.98 million of the 11.625% Supermarkets General Holdings Corporation ("Holdings") Subordinated Notes due 2002 will receive 0.17% of the New Common Stock, subject to dilution as described in the preceding paragraph.

     The Plan of Reorganization provided that holders of the Company's Cumulative Exchangeable Redeemable Preferred Stock ("Redeemable Preferred Stock") are to receive their ratable portions of $0.5 million in cash payable upon the effective date of the Plan of Reorganization.

     In connection with its financial restructuring plan, the Company received a commitment from The Chase Manhattan Bank for a $75.0 million revolving credit agreement (the "DIP Facility") in support of the Plan of Reorganization and a $600.0 million senior secured credit facility (the "Exit Facility"). The DIP Facility, which was approved by the Court on July 28, 2000, will enable the Company to continue normal business operations during the restructuring proceedings. The Exit Facility will be used to repay in full the former credit agreement and the DIP Facility, pay expenses of the Plan of Reorganization and provide approximately $200.0 million of liquidity for post-reorganization operations.

     On July 13, 2000, the Court approved various "first day" requests including, among other things, the payment of prepetition claims of employees, utilities, critical trade vendors and other key constituents. The Court also granted the Company's motion to reject 16 unexpired real estate leases, related to closed stores. Under Bankruptcy Law, the Company's liability to the landlord on claims resulting from such rejections is capped at the greater of 15% of the remaining lease payments (limited to three years' lease payments) or one year's lease payments. Rejection of these leases, however, does not limit the Company's obligation with respect to damages arising from the rejection of any corresponding subleases. Outstanding claims related to these 16 rejected leases approximate $10.6 million.

     On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, and on September 19, 2000 (the "Plan Effective Date"), the Company emerged from Chapter 11 bankruptcy protection and the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflects the assets and liabilities and related results of operations of the combined entity. In addition, Notes 17, 24 and 25 have been updated to reflect the impact of the Plan of Reorganization.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 3--Business and Summary of Significant Accounting Policies

   Business:

     The Company operated 135 supermarkets as of January 29, 2000, primarily in the New York-New Jersey and Philadelphia metropolitan areas.

   Basis of Presentation:

     The Company is a wholly owned subsidiary of PTK, Inc. ("PTK") and an indirect-wholly owned subsidiary of Supermarkets General Holdings Corporation ("Holdings") and SMG-II Holdings Corporation ("SMG-II"). Pursuant to the Plan of Reorganization, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for at historical cost in a manner similar to pooling-of-interest accounting. Accordingly, the historical financial information presented herein reflects the assets and liabilities and related results of operations of the combined entity.

     On November 7, 1990, SMG-II was organized by Merrill Lynch Capital Partners, Inc., a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), to act as the holding company for Holdings, to effect an exchange offer (the "Exchange Offer"), pursuant to which the then existing Common Stockholders of Holdings would exchange on a one-for-one basis shares of Holdings Common Stock for Common Stock of the Company, and to effect the purchase of certain debt and preferred stock Securities of Holdings.

     Holdings and its wholly owned subsidiary, SMG Acquisition Corporation ("SMG"), were formed by ML&Co. to effect the acquisition (the "Acquisition") of Supermarkets General Corporation ("Old Supermarkets"). On June 15, 1987, Holdings completed the first step in the Acquisition when it acquired 32.8 million shares (approximately 85%) of Old Supermarkets' Common Stock through a tender offer by SMG. The remaining outstanding Common Stock of Old Supermarkets was acquired by Holdings on October 5, 1987 when SMG was merged with and into Old Supermarkets, pursuant to a merger agreement dated April 22, 1987, as amended. The Acquisition was accounted for as a purchase and, accordingly, the assets and liabilities of Old Supermarkets were recorded at their fair values at the date of the Acquisition. The tax basis for the assets and liabilities acquired was retained.

     On February 4, 1991, all outstanding shares of Holdings Common Stock were exchanged, pursuant to the Exchange Offer. Simultaneously, SMG-II sold 417,500 shares of its cumulative convertible preferred stock for an aggregate purchase price of $83.5 million to various institutional investors. SMG-II utilized these proceeds to purchase certain Holdings debt instruments and shares of Holdings $3.52 Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock"). Such Securities were contributed to and retired by Holdings; in addition, cash sufficient to pay associated income taxes was also contributed to Holdings.

     The holders of the Company's voting and non-voting Common Stock and cumulative convertible preferred stock include certain limited partnerships controlled directly or indirectly by Merrill Lynch Capital Partners, Inc. and certain indirectly wholly owned subsidiaries of ML & Co.

   Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany transactions have been eliminated in consolidation.

   Use of Estimates:

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying consolidated balance sheets include reserves for self-insured claims relating to customer, employee and vehicle accidents and covered employee medical benefits. The liabilities for customer and employee accident claims are recorded at present value, due to the long-term payout of these claims (see Note 8). While the

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 3--Business and Summary of Significant Accounting Policies--(Continued)

     Company believes that the amounts provided are adequate to cover its self-insured liabilities, it is reasonably possible that the final resolution of these claims may differ from the amounts provided.

   Fiscal Year:

     The Company's fiscal year ends on the Saturday nearest to January 31 of the following calendar year. Normally, each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks, which will occur in fiscal 2000.

   Cash:

     All investments and marketable Securities with a maturity of three months or less at date of purchase are considered to be cash equivalents. The Company had no cash equivalent investments as of January 29, 2000 and January 30, 1999.

   Merchandise Inventories:

     Merchandise inventories are valued at the lower of cost or market. Cost for substantially all merchandise inventories is determined on a last-in, first-out ("LIFO") basis.

   Rental Video Tapes:

     Video tapes purchased for rental purposes are capitalized and amortized over their estimated useful lives. The amortization of video tapes, included in cost of goods sold, approximated $3.3 million, $3.1 million and $3.4 million in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

   Property and Equipment:

     Property and equipment are stated at cost. Depreciation and amortization expense on owned property and equipment is computed on the straight-line method over the following useful lives: buildings, 40 years; fixtures and equipment, 3-10 years; and leasehold improvements, 8-15 years or lease term, whichever is shorter. Capital leases are recorded at the present value of minimum lease payments or fair market value of the related property, whichever is less. Amortization of property under capital leases is computed on the straight-line method over the term of the lease or the leased property's estimated useful life, whichever is shorter.

   Long-Lived Assets:

     The carrying value of long-lived assets used in the Company's operations are assessed for recoverability based upon groups of assets and the related undiscounted cash flow generated by such assets. Assets held for sale are reviewed for impairment based upon the estimated fair value of such assets.

   Deferred Financing Costs:

     Deferred financing costs are amortized utilizing the interest method over the life of the related indebtedness.

   Book Overdraft:

     Under the Company's cash management system, checks issued but not presented to banks result in overdraft balances for accounting purposes and are classified as book overdrafts.

   Revenue Recognition:

     Revenue is recognized at the point of sale to the customer.

   Advertising Costs:

     Advertising costs, net of vendor reimbursements, are expensed as incurred and were $18.8 million, $18.5 million and $18.9 million in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 3--Business and Summary of Significant Accounting Policies--(Continued)

   Store Preopening and Closing Costs:

     Store preopening costs are expensed as incurred. Store closing costs, such as future rent and real estate taxes subsequent to the actual store closing, net of expected sublease recovery, are recorded at present value when management makes a decision to close a store (see Note 8).

   Net Loss Per Common Share:

     Net loss per common share is computed by dividing the net loss attributable to Common Stockholders, including preferred stock accretion and dividend requirements, by the weighted average number of common shares outstanding. Net loss per common share - assuming dilution is computed based on the assumption that all of the convertible preferred stock is converted into common shares as of the beginning of the fiscal year and, accordingly, the stock dividend requirements related to such convertible preferred stock did not increase the net loss attributable to Common Stockholders. In fiscal 1999, fiscal 1998 and fiscal 1997, conversion of the preferred shares would have been anti-dilutive and, therefore, was not considered in the computation of net loss per common share-assuming dilution.

   Software:

     Internally developed software, which creates a new system or adds identifiable functionality to an existing system, and externally purchased software are capitalized and amortized over three years. Prior to fiscal 1998, internally developed software was expensed as incurred. The amortization of capitalized software, included in selling, general and administrative expenses, approximated $0.4 million in fiscal 1999 and $0.5 million in both fiscal 1998 and fiscal 1997.

   Comprehensive Income:

     The Company has no items of comprehensive income other than net income and, accordingly, the total comprehensive loss is the same as the reported net loss for all periods presented.

   Segment Reporting:

     The Company has one reportable segment (retail grocery), operates in one geographical area (United States), and has no major customers representing 10% or more of sales.

   New Accounting Standards Not Yet Adopted:

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 represents a comprehensive framework of accounting rules that standardizes the accounting for all derivatives. SFAS No. 133 applies to all entities and to all types of derivatives. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which delayed the effective date of SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not determined the impact, if any, that the adoption of SFAS No. 133 will have on its financial position or results of operations.

   Reclassifications:

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the fiscal 1999 presentation.

Note 4--Accounts Receivable

     Accounts receivable are comprised of the following (dollars in thousands):

                                                     January 29,    January 30,
                                                        2000           1999
                                                      ----------    ----------

Prescription plans .................................  $14,672        $13,431
Other ..............................................    2,129          1,604
                                                      -------        -------

Accounts receivable ................................   16,801         15,035
Less: allowance for doubtful accounts ..............    1,014          1,243
                                                      -------        -------

Accounts receivable, net ...........................  $15,787        $13,792
                                                      =======        =======

Note 5--Merchandise Inventories

     Merchandise inventories are comprised of the following (dollars in thousands):

                                                      January 29,   January 30,
                                                         2000          1999
                                                      ----------    ----------

Merchandise inventories at FIFO cost .............    $180,996       $182,679
Less: LIFO reserve ...............................      39,437         39,467
                                                      --------       --------

Merchandise inventories at LIFO cost .............    $141,559       $143,212
                                                      ========       ========

     In fiscal 1999, fiscal 1998 and fiscal 1997, cost of goods sold were impacted by a pretax LIFO credit of $0.03 million, a pretax LIFO charge of $3.4 million and a pretax LIFO credit of $5.4 million, respectively. The pretax LIFO charge for fiscal 1998 was primarily due to inflation in dairy related products and cigarettes. The pretax LIFO credit for fiscal 1997 included a $2.0 million gain on a LIFO liquidation related to the sale of the Company's pharmaceutical warehouse inventory and a $0.8 million gain on a LIFO liquidation related to the sale of the Company's grocery, frozen and perishable merchandise in connection with a 15-year supply agreement with C&S Wholesale Grocers, Inc. ("C&S") (see
Note 18).

Note 6--Property and Equipment

     Property and equipment are comprised of the following (dollars in thousands):

                                                      January 29,   January 30,
                                                         2000          1999
                                                      -----------   ----------

Land ................................................. $ 35,731     $ 40,295
Buildings and building improvements ..................  142,575      147,630
Fixtures and equipment ...............................  166,260      173,687
Leasehold costs and improvements .....................  272,951      268,092
Transportation equipment .............................   11,415       12,551
                                                       --------     --------

Property and equipment, owned ........................  628,932      642,255
Property and equipment under capital leases ..........  225,546      205,555
                                                       --------     --------

Property and equipment, at cost ......................  854,478      847,810
Less: accumulated depreciation and amortization ......  382,321      376,227
                                                       --------     --------

Property and equipment, net .......................... $472,157     $471,583
                                                       ========     ========


     During fiscal 1999, the Company sold certain real estate for $5.5 million, and recognized a gain of $0.4 million. During fiscal 1998, the Company sold certain real estate for $55.7 million, including $22.9 million related to the sale of the distribution center previously leased to Rickel Home Centers, Inc. ("Rickel") (see Note 25), and recognized a gain of $5.1 million. The proceeds were used to paydown the related mortgages and a portion of the Working Capital Facility.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 7--Deferred Financing Costs, Net

     Deferred financing costs are comprised of the following (dollars in thousands):



                                                       January 29,  January 30,
                                                          2000         1999
                                                       -----------  -----------

Deferred financing costs .......................        $29,800      $29,938
Less: accumulated amortization .................         17,995       14,215
                                                        -------      -------

Deferred financing costs, net ..................        $11,805      $15,723
                                                        =======      =======


Note 8--Other Noncurrent Liabilities

     Other noncurrent liabilities are comprised of the following (dollars in thousands):


                                                       January 29,  January 30,
                                                          2000         1999
                                                       -----------  ----------

Deferred income related to the
 C&S transaction (see Note 18)..............         $   50,059    $   55,448
Self-insured liabilities....................             42,877        48,187
Pension and deferred compensation
 (see Note 13)..............................             18,636        21,906
Other postretirement and
 postemployment benefits (see Note 13)......             35,203        37,813
Accrued dividends (see Note 20).............            124,810       107,595
Closed stores...............................             15,691        20,747
Lease commitments...........................              6,989         7,104
Other.......................................             83,587        86,487
                                                      ---------     ---------

Other noncurrent liabilities................         $  377,852    $  385,287
                                                      =========     =========


     Certain noncurrent liabilities, such as self-insured liabilities for incurred but unpaid claims relating to customer, employee and vehicle accidents and closed store liabilities, are recorded at present value utilizing a 4% discount rate based on the projected payout of these claims.

Note 9--Long-Term Debt

     Long-term debt is comprised of the following (dollars in thousands):


                                            January 29,  January 30,
                                               2000         2000
                                            ----------   ----------
Term Loan ("Term Loan") .................   $  241,442   $  255,684
Working Capital Facility
     ("Working Capital Facility") .......      109,800       43,000
9.625% Senior Subordinated Notes due 2003
   ("Senior Subordinated Notes") ........      438,844      438,489
11.625% Subordinated Notes due 2002
   ("Subordinated Notes") ...............      200,000      200,000
12.625% Subordinated Debentures due 2002
   ("Subordinated Debentures") ..........       95,750       95,750
10.75% Junior Subordinated Deferred
   Coupon Notes due 2003
   ("Junior Subordinated Notes") ........      225,133      207,880
Industrial revenue bonds ................        8,217        8,302
Other debt (primarily mortgages) ........       23,899       25,336
                                            ----------   ----------
Total debt ..............................    1,343,085    1,274,441
Less: current maturities ................       78,982       15,902
                                            ----------   ----------
Long-term portion .......................   $1,264,103   $1,258,539
                                            ==========   ==========

     Management has evaluated its fiscal 2000 cash flow projections and debt service requirements and based upon this evaluation, the Company does not anticipate making all of its scheduled debt service payments. The Company's fiscal 2000 debt requirements increase substantially over the prior year due primarily to the semiannual interest payments of $12.1 million on its Junior Subordinated Notes which, for the first time, must be paid in cash beginning on May 1, 2000 and the sinking fund payment of $50.0 million on its Subordinated Notes on June 15, 2000. The Company does not anticipate making its May 1, 2000 interest payments of $21.2 million on the Senior Subordinated Notes and $12.1 million on the Deferred Coupon Notes (see Notes 1 and 2).

   Scheduled Maturities of Debt:

     Long-term debt principal payments are as follows (dollars in thousands):

                                                                   Principal
      Fiscal Years                                                 Payments
      ------------                                                ----------
        2000...............................................       $    78,982
        2001...............................................           374,214
        2002...............................................           196,288
        2003...............................................           672,122
        2004...............................................               552
        Thereafter.........................................            20,927
                                                                   ----------
                                                                  $ 1,343,085
                                                                  ===========

   Bank Credit Agreement:

     On June 30, 1997, the Company entered into a Credit Agreement with a group of lenders led by The Chase Manhattan Bank (the "Credit Agreement"). The Credit Agreement includes a $300.0 million Term Loan and a $200.0 million Working Capital Facility.

     Under the Credit Agreement, the Term Loan and Working Capital Facility bear interest at floating rates, ranging from LIBOR plus 2.75% to LIBOR plus 3.00%. The Company is required to repay a portion of its borrowings under the Term Loan each year, so as to retire such indebtedness in its entirety by December 15, 2001. Under the Working Capital Facility, which expires on June 15, 2001, the Company can borrow an amount up to $200.0 million, including a maximum of $125.0 million in letters of credit. Outstanding letters of credit were $43.0 million at January 29, 2000 and $39.0 million at April 19, 2000. In addition, pursuant to Permitted Subordinated Debt Refinancing (as defined in the Credit Agreement), the Working Capital Facility and a portion of the Term Loan can be extended up to an additional two and one-half years and the remainder of the Term Loan can be extended up to an additional three and one-half years from the original expiration dates.

   Senior Subordinated Notes:

     The Senior Subordinated Notes accrete to a maturity value of $440.0 million in fiscal 2003. These notes pay cash interest on a semiannual basis and have no sinking fund requirements.

   Subordinated Notes:

     The Subordinated Notes mature in fiscal 2002 and pay cash interest on a semiannual basis. These notes contain a sinking fund provision that requires Pathmark to deposit approximately $50.0 million (25% of the original aggregate principal amount) with the trustee of the Subordinated Notes on June 15 in each of fiscal 2000 and fiscal 2001 for the redemption of the Subordinated Notes, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date and providing for the redemption of 50% of the original aggregate principal amount of such notes prior to maturity.

   Subordinated Debentures:

     The Subordinated Debentures mature in fiscal 2002. These debentures pay cash interest on a semiannual basis and have no sinking fund requirements.

   Deferred Coupon Notes:

     The Deferred Coupon Notes accrete to a maturity value of $225.3 million in fiscal 2003. These notes begin paying cash interest on a semiannual basis on May 1, 2000 and have no sinking fund requirements.

   Industrial Revenue Bonds:

     Interest rates for the three industrial revenue bonds range from 5.0% to 10.9%. The industrial revenue bonds are payable in installments ending in fiscal 2003, fiscal 2008 and fiscal 2018.

   Other Debt:

     Other debt includes mortgage notes, which are secured by property and equipment having a net book value of $27.0 million at January 29, 2000. These borrowings, whose interest rates averaged 7.4%, are payable in installments ending in fiscal 2008, including a scheduled final payment of $18.6 million.

Note 10--Fair Value of Financial Instruments

     The carrying amount and fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                      January 29, 2000
                                                ------------------------------
                                                 Carrying             Fair
                                                  Amount              Value
                                                ----------          ----------

Debt:
Term Loan ............................          $  241,442          $  241,442
Working Capital Facility .............             109,800             109,800
Senior Subordinated Notes ............             438,844             332,860
Subordinated Notes ...................             200,000              54,000
Subordinated Debentures ..............              95,750              22,980
Deferred Coupon Notes ................             225,133              24,778
Industrial revenue bonds .............               8,217               8,217
Other debt (primarily mortgages) .....              23,899              23,899
                                                ----------          ----------
Total debt ...........................          $1,343,085          $  817,976
                                                ==========          ==========
Redeemable Securities:
Redeemable Preferred Stock ...........          $  111,038          $   14,672
                                                ==========          ==========

                                                      January 30, 1999
                                                 ------------------------------
                                                  Carrying             Fair
                                                   Amount              Value
                                                 -----------         ----------

Debt:
Term Loan .............................          $  255,684          $  255,684
Working Capital Facility ..............              43,000              43,000
Senior Subordinated Notes .............             438,489             442,200
Subordinated Notes ....................             200,000             200,000
Subordinated Debentures ...............              95,750              95,271
Deferred Coupon Notes .................             207,880             195,968
Industrial revenue bonds ..............               8,302               8,302
Other debt (primarily mortgages) ......              25,336              25,336
                                                 ----------          ----------
Total debt ............................          $1,274,441          $1,265,761
                                                 ==========          ==========
Redeemable Securities:
Redeemable Preferred Stock ............          $  109,069          $  132,342
                                                 ==========          ==========

     The fair value of the Term Loan and Working Capital Facility at January 29, 2000 and January 30, 1999 approximated their carrying value due to their floating interest rates. The fair value of the notes, debentures and Redeemable Preferred Stock are based on the quoted market prices at January 29, 2000 and January 30, 1999, since such instruments are publicly traded. The Company believes that the fair value of the notes, debentures and Redeemable Preferred Stock were adversely affected by the termination of the Agreement and Plan of Merger dated as of March 9, 1999 among Koninklijke Ahold N.V. ("Ahold"), Ahold Acquisition, Inc. ("Purchaser") and the Company (see Note 25). The Company has evaluated its other debt (primarily mortgages) and industrial revenue bonds and believes, based on interest rates, related terms and maturities, that the fair value of such instruments approximates their respective carrying amounts. As of January 29, 2000 and January 30, 1999, the carrying values of accounts receivable, due from suppliers and accounts payable approximated their fair values due to the short-term maturities of these accounts.

Note 11--Interest Expense
    Interest expense is comprised of the following (dollars in thousands):

                                                          Fiscal Years
                                                     ---------------------
                                                     1999       1998       1997
                                                 --------   --------   --------
Term loans ....................................  $ 19,709   $ 21,021   $ 22,884
Working capital facilities ....................     7,057      5,098      4,969
Senior Subordinated Notes
   Amortization of original issue discount ....       355        355        354
   Currently payable ..........................    42,350     42,350     42,350
Subordinated Notes ............................    23,250     23,250     23,265
Subordinated Debentures .......................    12,088     12,088     12,088
Deferred Coupon Notes
   Accrued but not payable ....................    17,253     20,812     18,509
   Currently payable ..........................     6,054       --         --
Exchangeable Guaranteed Debentures
   Amortization of original issue discount ....      --          742      2,987
Amortization of debt issuance costs ...........     4,441      4,159      5,542
Lease obligations .............................    21,353     21,286     22,126
Mortgages payable .............................     1,782      2,562      3,462
Other, net ....................................     7,419      7,591      8,220
                                                 --------   --------   --------

Interest expense ..............................  $163,111   $161,314   $166,756
                                                 ========   ========   ========

Note 12--Lease Obligations

     At January 29, 2000, the Company was liable under terms of noncancellable leases for the following minimum lease commitments (dollars in thousands):

                                                       Capital         Operating
Fiscal Years                                           Leases           Leases
------------                                         ----------       ----------

2000..............................................   $   44,149       $   37,359
2001..............................................       36,234           36,544
2002..............................................       32,150           34,911
2003..............................................       26,344           33,780
2004..............................................       22,279           32,484
Thereafter........................................      246,407          294,198
                                                     ----------       ----------
Total minimum lease payments(a)...................      407,563       $  469,276
                                                                      ==========
Less: executory costs
  (such as taxes, maintenance and insurance)......        1,746
                                                     ----------
Net minimum lease payments........................      405,817
Less: amounts representing interest...............      207,336
                                                     ----------
Present value of net minimum lease payments
  (including current installments of $25,192)(b)..   $  198,481
                                                     ==========
-------------
(a) Net of sublease income of $0.1 million and $33.1 million for capital and operating leases, respectively.
(b) Includes $20.5 million related to a sale and leaseback accounted for as a financing.

     Rent expense, under all operating leases having noncancellable terms of more than one year, is summarized as follows (dollars in thousands):

                                                  Fiscal Years
                                   --------------------------------------------
                                     1999             1998              1997
                                     ----             ----              ----
Minimum rentals..................  $  43,692         $  42,755        $  44,525
Less: rentals from subleases(a)..     (4,944)           (5,253)          (8,131)
                                   ---------         ---------        ---------
Rent expense.....................  $  38,748         $  37,502        $  36,394
                                   =========         =========        =========

----------

(a) The decrease in sublease rentals is attributable to properties sold, as discussed in Note 6.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 13--Pension and Other Benefit Plans

   Pension and Other Postretirement Benefit Plans:

      The Company maintains a defined benefit pension plan, which covers substantially all non-union and certain union associates. The Company also maintains an unfunded supplemental retirement plan for participants in the defined benefit pension plan to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law. Additionally, the Company has entered into individual retirement agreements with certain current and retired executives providing for unfunded supplemental pension benefits upon their retirement after attainment of age 60.

     In addition, the Company provides its associates other postretirement benefits, principally health care for non-union associates who retired prior to January 1, 1998 and certain associates for whom benefits are a subject of collective bargaining and life insurance benefits.

     The following tables provide a reconciliation of the benefit obligations, plan assets and the funded status of the plans, along with the amounts recognized in the consolidated balance sheets and the weighted average assumptions used (dollars in thousands):

                                                         Pension Benefits
                                                         ----------------
                                                     January 29,   January 30,
                                                        2000          1999
                                                     -----------   -----------

Change in benefit obligations:
  Benefit obligations at beginning of period ....... $ 159,118     $ 147,068
  Service cost .....................................     2,962         2,984
  Interest cost ....................................    10,352        10,173
  Plan amendment ...................................       (32)        1,880
  Benefits paid ....................................    (7,543)       (8,239)
  Actuarial experience (gains) losses ..............   (17,032)        5,252
                                                     ---------     ---------
  Benefit obligations at end of period ............. $ 147,825     $ 159,118
                                                     =========     =========
Change in fair value of plan assets:
  Fair value of plan assets at beginning of year ... $ 243,219     $ 214,131
  Actual return on plan assets .....................    (4,487)       35,579
  Employer contribution ............................        --             9
  Benefits or expenses paid ........................    (5,649)       (6,500)
                                                     ---------     ---------
  Fair value of plan assets at end of year ......... $ 233,083     $ 243,219
                                                     =========     =========
Reconciliation of funded status at end of period:
  Funded status .................................... $  85,258     $  84,101
  Unrecognized prior service cost ..................     2,233         2,488
  Unrecognized net actuarial gains .................   (69,983)      (80,933)
                                                     ---------     ---------
  Prepaid (accrued) benefit cost ................... $  17,508     $   5,656
                                                     =========     =========
Amount recognized in the consolidated balance sheets:
  Prepaid benefit cost ............................. $  37,296     $  25,361
  Accrued benefit liabilities ......................   (20,518)      (23,881)
  Intangible asset .................................       730         4,176
                                                     ---------     ---------
  Net amount recognized ............................ $  17,508     $   5,656
                                                     =========     =========
Weighted average assumption at the end of year:
  Discount rate ....................................      8.00%         6.75%
  Expected return on plan assets ...................      9.50%         9.50%
  Rate of compensation increases ...................      5.00%         3.75%

                                                   Other Postretirement Benefits
                                                   -----------------------------
                                                     January 29,   January 30,
                                                         2000         1999
                                                     -----------   -----------

Change in benefit obligations:
  Benefit obligations at beginning of period ....... $  15,408     $ 17,308
  Service cost .....................................       348          314
  Interest cost ....................................       949          959
  Plan amendment ...................................      --         (2,577)
  Benefits paid ....................................      (712)        (379)
  Actuarial experience (gains) losses ..............      (868)        (217)
                                                      --------     --------
  Benefit obligations at end of period .............  $ 15,125     $ 15,408
                                                      ========     ========
Change in fair value of plan assets:
  Fair value of plan assets at beginning of year ...  $   --       $   --
  Actual return on plan assets .....................      --           --
  Employer contribution ............................      --           --
  Benefits or expenses paid ........................      --           --
                                                      --------     --------
  Fair value of plan assets at end of year .........  $   --       $   --
                                                      ========     ========
Reconciliation of funded status at end of period:
  Funded status ....................................  $(15,125)    $(15,408)
  Unrecognized prior service cost ..................    (5,341)      (6,833)
  Unrecognized net actuarial gains .................    (8,564)      (8,276)
                                                      --------     --------
  Prepaid (accrued) benefit cost ...................  $(29,030)    $(30,517)
                                                      ========     ========
Amount recognized in the consolidated balance sheets:
  Prepaid benefit cost .............................   $   --       $   --
  Accrued benefit liabilities ......................    (29,030)     (30,517)
  Intangible asset .................................       --           --
                                                       --------     --------
  Net amount recognized ............................   $(29,030)    $(30,517)
                                                       ========     ========
Weighted average assumption at the end of year:
  Discount rate ....................................       8.00%        6.75%
  Expected return on plan assets ...................       --           --
  Rate of compensation increases ...................       --           --

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 13--Pension and Other Benefit Plans--(Continued)

     Net pension and other postretirement benefits include the following cost (cost reduction) components (dollars in thousands):

                                                        Pension Benefits
                                                          Fiscal Years
                                               ---------------------------------
                                                 1999        1998        1997
                                               --------    --------    --------
Service cost ...............................   $  2,962    $  2,984    $  3,224
Interest cost ..............................     10,352      10,173       9,866
Expected return on assets ..................    (20,523)    (17,414)    (14,057)
Amortization of prior service cost .........        223          82          89
Recognition of gains .......................     (2,972)     (1,908)       (471)
Recognition of plan amendment...............        --          --           165
                                               --------    --------    --------
Net benefit cost reduction .................   $ (9,958)   $ (6,083)   $ (1,184)
                                               ========    ========    ========

                                                 Other Postretirement Benefits
                                                          Fiscal Years
                                               ---------------------------------
                                                 1999        1998        1997
                                               --------    --------    --------
Service cost ...............................   $    348    $    314    $    399
Interest cost ..............................        949         959       1,139
Expected return on assets ..................         --          --          --
Amortization of prior service cost .........     (1,492)     (1,492)     (1,276)
Recognition of gains .......................       (580)       (631)       (590)
Recognition of plan amendment ..............         --          --          --
                                               --------    --------    -------
Net benefit cost reduction .................   $   (775)   $   (850)   $   (328)
                                               ========    ========    =======

     Assets of the Company's defined benefit pension plan are invested in marketable Securities comprised primarily of equities of domestic corporations, U.S. Government instruments and money market investments. The increase in other assets in the consolidated balance sheet is primarily attributable to the increase in the pension plan's funded status. The projected benefit obligation (included in the above table) and the accumulated benefit obligation for the unfunded supplemental retirement plans were $21.6 million and $20.5 million, respectively at January 29, 2000 and $24.7 million and $23.9 million, respectively, at January 30, 1999.

     The health-care cost trend rate at January 29, 2000 was 5% and is expected to remain at this level. A 1% change in the assumed health-care cost trend rate would have the following effects at January 29, 2000 (dollars in thousands):

                                                                 1%
                                                              ------
                                                        Increase   Decrease
                                                       ---------- ---------
Total of service and interest cost components ........   $  210     $  170
Postretirement benefit obligation ....................   $1,920     $1,580

     The Company also contributes to several multi-employer plans, which provide defined benefits to certain union associates. The Company's contributions to these multi-employer plans were $15.7 million, $16.5 million and $19.0 million in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

   Savings Plan:

     The Company sponsors a savings plan for eligible non-union associates. Contributions under the plan are based on specified percentages of associate contributions. The Company's contributions to the savings plan were $3.0 million, $3.1 million and $3.0 million in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

   Other Postemployment Benefits:

     The Company also provides its associates postemployment benefits, primarily long-term disability and salary continuation. The obligation for these benefits was determined by application of the provisions of the Company's long-term disability plan and includes the age of active claimants at disability and at valuation, the length of time on disability and the probability of the claimant remaining on disability to maximum duration. These liabilities are recorded at their present value utilizing a discount rate of 4%.

     The accumulated postemployment benefit obligation as of January 29, 2000 and January 30, 1999 was $6.8 million and $8.0 million, respectively.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 14--Income Taxes

     The income tax provision is comprised of the following (dollars in thousands):


                                               Fiscal Years
                             -----------------------------------------------
                                        1999        1998        1997
                                    --------    --------    --------
Current
    Federal .....................   $    400    $  3,596    $ (4,643)
    State .......................       (120)       (687)     (2,834)
Deferred
    Federal .....................      9,723       6,462      19,639
    State .......................      2,683       3,577       7,433
    Change in valuation allowance    (14,793)    (14,636)    (21,800)
                                    --------    --------    --------

Income tax provision ............   $ (2,107)   $ (1,688)   $ (2,205)
                                    ========    ========    ========


     The income tax provision differs from the expected federal statutory income tax provision as follows (dollars in thousands):

                                                    Fiscal Years
                                 ---------------------------------------------
                                      1999              1998             1997
                                      ----              ----             ----
Federal income tax benefit
   at a statutory tax rate ...........   $ 10,428    $  9,822    $ 16,545
State income taxes ...................      1,656       1,878       2,984
Change in valuation allowance ........    (14,793)    (14,636)    (21,800)
Other ................................        602       1,248          66
                                         --------    --------    --------

Income tax provision .................   $ (2,107)   $ (1,688)   $ (2,205)
                                         ========    ========    ========


     Deferred income tax assets and liabilities consist of the following (dollars in thousands):


                                                           January 29, 2000
                                                      --------------------------
                                                      Assets         Liabilities
                                                      ------         -----------
Property and equipment.......................        $       --       $   32,408
Merchandise inventory and gross profit.......                --           12,672
Prepaid expenses.............................                --            6,154
Self-insured liabilities.....................            28,124               --
Lease capitalization.........................            20,726               --
Closed store reserves........................            10,150               --
Alternative minimum taxes....................             3,933               --
General business credits.....................            10,169               --
Net operating loss carryforwards.............            74,795               --
Benefit plans and other postretirement and
  postemployment benefits....................            11,299               --
Deferred income..............................            20,304               --
Capital loss carryforward....................            17,818               --
Other........................................             8,763            3,375
                                                      ---------        ---------

Subtotal.....................................           206,081           54,609
Less: valuation allowance....................           103,684               --
                                                      ---------        ---------

Total........................................        $  102,397       $   54,609
                                                      =========        =========

                                                        January 30, 1999
                                                   ----------------------------
                                                     Assets         Liabilities
                                                     ------         -----------
Property and equipment.......................      $       --        $   34,521
Merchandise inventory and gross profit.......              --            11,811
Prepaid expenses.............................              --             5,615
Self-insured liabilities.....................          32,354                --
Lease capitalization.........................          19,725                --
Closed store reserves........................          11,829                --
Alternative minimum taxes....................           4,685                --
General business credits.....................           9,194                --
Net operating loss carryforwards.............          49,513                --
Benefit plans and other postretirement and
  postemployment benefits....................          17,481                --
Deferred income..............................          23,097                --
Capital loss carryforward....................          20,259                --
Other........................................           9,571             6,696
                                                    ---------         ---------

Subtotal.....................................         197,708            58,643
Less: valuation allowance....................          88,891                --
                                                    ---------         ---------

Total........................................      $  108,817        $   58,643
                                                    =========         =========

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 14--Income Taxes--(Continued)

     The balance sheet classification of the deferred income tax assets and liabilities is as follows (dollars in thousands):

                                              January 29, 2000
                                    -------------------------------------
                                    Current      Noncurrent      Total
                                    -------      ----------      -----
Assets..........................   $   30,496    $  175,585    $  206,081
Liabilities.....................      (22,262)      (32,347)      (54,609)
                                    ---------     ----------    ---------
`
Subtotal........................        8,234       143,238       151,472
Less: valuation allowance.......       (5,636)      (98,048)     (103,684)
                                    ---------     ----------    ---------
`
Total...........................   $    2,598    $   45,190    $   47,788
                                    =========     ==========    =========

                                             January 30, 1999
                                   -------------------------------------
                                   Current      Noncurrent      Total
                                   -------      ----------      -----
Assets..........................  $   33,967    $  163,741    $  197,708
Liabilities.....................     (20,651)      (37,992)      (58,643)
                                   ---------     ----------    ---------
`
Subtotal........................      13,316       125,749       139,065
Less: valuation allowance.......      (9,290)      (79,601)      (88,891)
                                   ---------     ----------    ---------
`
Total...........................  $    4,026    $   46,148    $   50,174
                                   =========     ==========    =========


     The Company's net deferred income tax assets were $47.8 million and $50.2 million, net of a valuation allowance of $103.7 million and $88.9 million at January 29, 2000 and January 30, 1999, respectively. The Company believes that it is more likely than not that the net deferred tax assets will be realized through the implementation of tax strategies which could generate taxable income.

     During fiscal 1999 and fiscal 1998, the net increases in the valuation allowance were $14.8 million and $14.6 million, respectively. These changes reflect increases in the valuation allowance related to those deferred tax assets which the Company has concluded are not likely to be realized. The Company will continue to assess the recoverability of its deferred income tax assets and further adjustments to the valuation allowance may be necessary based on the evidence available at that time. Federal and state net operating loss carryforwards expire in fiscal 2000 through fiscal 2020. General business credits consist of federal jobs credits and expire in fiscal 2004 through fiscal 2013. Capital loss carryforwards expire in fiscal 2001.

     In fiscal 1999, fiscal 1998 and fiscal 1997, respectively, the Company made income tax payments of $0.5 million, $1.1 million and $4.9 million, respectively, and received income tax refunds of $1.9 million, $4.5 million and $5.8 million, respectively.

Note 15--Stockholders' Deficiency

     During fiscal 1998, the Company issued restricted stock grants to certain officers and key employees, pursuant to the SMG-II Holdings Corporation 1997 Restricted Stock Plan (the "RS Plan"). Each restricted stock award consisted of shares of SMG-II Class A Common Stock and SMG-II Series C Preferred Stock and will become nonforfeitable upon the earlier of (i) the seventh anniversary of the date of grant, and (ii) thirty days prior to a Realization Event (as defined in the RS Plan), provided the awardee is an employee of the Company or subsidiary at the time such anniversary or Realization Event occurs. Generally, a Realization Event would occur upon a sale or merger transaction involving SMG-II and/or its subsidiaries and a nonaffiliated entity, or a public offering of SMG-II Class A Common Stock as a result of which the aggregate price for all shares sold in the public offering exceeds $50.0 million. Each restricted stock award will be forfeited upon termination of employment prior to both a Realization Event and the seventh anniversary of any restricted stock award (i) 180 days after such termination if the termination is without Cause (as defined), or by reason of death, retirement or disability, and (ii) immediately in the case of a resignation or termination for Cause. The restricted stock awards were recorded based on an independent appraisal, and are being amortized as compensation expense in the Company's consolidated statements of operations over the seven-year vesting period, with a corresponding credit to paid-in capital.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 16--Extraordinary Items

     The extraordinary items, representing losses on early extinguishment of debt, consist of the following (dollars in thousands):

                                                               Fiscal Year
                                                                  1997
                                                               -----------
         Loss before income taxes....................          $  (12,944)
         Income tax benefit..........................               5,456
                                                               -----------
         Extraordinary items, net of a tax benefit...          $   (7,488)
                                                               ===========

     During the second quarter of fiscal 1997, in connection with the Credit Agreement, the Company wrote off deferred financing fees of $12.8 million related to the former bank credit agreement, resulting in a net loss on early extinguishment of debt of $7.4 million, net of an income tax benefit of $5.4 million. In addition, during the second quarter of fiscal 1997, in connection with the sale of certain mortgaged property, the Company made a mortgage paydown of $2.9 million, including accrued interest and debt premiums, resulting in a net loss on early extinguishment of debt of $0.1 million, net of an income tax benefit of $0.1 million.

Note 17--Related Party Transactions

     During fiscal 1998, the Company retained ML&Co. to act as its exclusive financial advisor in connection with any proposed business combination involving SMG-II, PTK and the Company and any successors thereto (collectively the "Company Group"). During fiscal 2000, said agreement was amended to permit the Company Group to engage WP&Co. as its financial advisor.

Note 18--Supply and Distribution Agreements

     On January 29, 1998, the Company sold its Woodbridge, New Jersey distribution center and office complex and its leasehold interests in its two distribution centers and its banana ripening facility in North Brunswick, New Jersey, Dayton, New Jersey and Avenel, New Jersey, respectively (all of the foregoing buildings are hereinafter referred to as, collectively the "Facilities"), to C&S, including the fixtures, equipment and inventory in each of those Facilities, for $104.5 million (the "C&S Purchase Agreement"). The Company used $32.5 million of the net proceeds to pay down a portion of the Term Loan. A portion of the net proceeds were used to pay down the Working Capital Facility at the end of fiscal 1997. The remainder of the proceeds were invested in marketable Securities and, during fiscal 1998, were utilized to pay down accounts payable related to the inventory sold in connection with the C&S Purchase Agreement and other liabilities. Simultaneously, the Company and C&S entered into a 15-year supply agreement (the "Supply Agreement"), pursuant to which C&S will supply substantially all of the Company's grocery, frozen and perishable merchandise requirements, formerly owned and warehoused by the Company. As a result of these agreements, the Company recorded deferred income of $60.8 million at January 31, 1998. Such deferred income consisted of (i) $25.0 million received by the Company for future trade discounts and rebates, which is being amortized to operations as it is earned, and (ii) $35.8 million in net proceeds received in excess of the fair value of the assets sold; such excess has been deferred and is being amortized to operations over the life of the Supply Agreement. The deferred income balance was $50.1 million and $55.4 million at January 29, 2000 and January 30, 1999, respectively.

Note 19--Divested Stores

     During fiscal 1997, the Company sold four and closed seven stores that it announced for divestiture at the end of fiscal 1996. The results of operations for these 11 stores were as follows (dollars in thousands):

                                            Fiscal Year
                                               1997
                                            -----------

    Sales..............................     $  42,877
                                            =========

    Operating loss.....................     $  10,590
                                            =========

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 20--Cumulative Exchangeable Redeemable Preferred Stock

     The Company's Preferred Stock which has a maturity date of December 31, 2007, consists of 9,000,000 authorized shares, of which 4,890,671 shares are issued and outstanding at January 29, 2000 and January 30, 1999. The fair market value of the Preferred Stock, at date of original issuance of October 5, 1987, was $20 per share and the liquidation preference is $25 per share. Due to its mandatory redemption requirements, the Preferred Stock has been stated on the balance sheet as redeemable Securities. The difference between fair market value at date of issue and liquidation preference is being accreted quarterly.

     In the event of any liquidation, dissolution or winding up of the Company, holders of the Preferred Stock will be entitled to receive their full liquidation preference per share, together with accrued and unpaid dividends, before the distribution of any assets of the Company to the holders of shares of the Company's Common Stock or other shares, which would rank junior to the Preferred Stock. The Preferred Stock may be redeemed at the option of the Company, in whole or in part, at liquidation preference, together with all accrued and unpaid dividends to the redemption date.

     Commencing December 31, 2004, the Company is required to redeem in each year 20% of the highest amount at any time outstanding of the Preferred Stock. The redemption process is calculated to retire 60% of the issue prior to final maturity, with the remaining amount of the issue to be redeemed at maturity.

     The Company has the option to require holders to exchange the Preferred Stock on any dividend payment date, in whole or in part, for exchange debentures (the "Exchange Debentures") of the Company. Such option is available at any time if (a) no event of default exists under any of the Company's loan agreements and
(b) the exchange is allowed under the provisions of the limitation on the Company's indebtedness and other applicable provisions of the Company's loan agreements. Any such exchange will result in the issuance of Exchange Debentures in an amount equal to the aggregate liquidation preference of all shares of Preferred Stock being exchanged into Exchange Debentures and in an amount equal to all accrued but unpaid dividends.

     Preferred Stock activity for the three years ended January 29, 2000 was as follows (dollars in thousands):

                                                    Number of
                                                      Shares           Amount
                                                    ----------       ----------
Balance, February 1, 1997....................        4,890,671       $  105,372
     Accretion...............................               --            1,811
                                                    ----------       ----------
Balance, January 31, 1998....................        4,890,671          107,183
     Accretion...............................               --            1,886
                                                    ----------       ----------
Balance, January 30, 1999....................        4,890,671          109,069
     Accretion...............................               --            1,969
                                                    ----------       ----------
Balance, January 29, 2000....................        4,890,671       $  111,038
                                                    ==========       ==========

     The terms of the Preferred Stock provide for cumulative quarterly dividends at an annual rate of $3.52 per share when, as, and if declared by the Board of Directors of the Company. Dividends for the first 20 quarterly dividend periods (through October 15, 1992) were paid at the Company's option in additional shares of Preferred Stock. Prior to the Recapitalization, the terms of the Company's debt instruments restricted the payment of cash dividends on the Preferred Stock unless certain conditions were met, including tests relating to earnings and to cash flow ratios of the Company. Prior to the Recapitalization, the Company had not met the conditions permitting cash dividend payments on the Preferred Stock. Subsequent to the Recapitalization, Holdings has not paid any cash dividends on the Preferred Stock and does not expect to receive cash flow sufficient to permit payments of dividends on the Preferred Stock in the foreseeable future. All dividends not paid in cash will accumulate at the rate of $3.52 per share per annum, without interest, until declared and paid. As such, at January 29, 2000, the unpaid dividends of $124.8 million were accrued and included in other noncurrent liabilities.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 20--Cumulative Exchangeable Redeemable Preferred Stock--(Continued)

     The Certificate of Designation of the Preferred Stock provides that the Preferred Stock is non-voting except that if an amount equal to six quarterly dividends is in arrears in whole, or in part, the Preferred Stockholders voting as a class are entitled to elect an additional two members to the Board of Directors of the Company. The Company is currently in arrears on the payment of 29 quarterly dividends. Accordingly, the holders of the Preferred Stock reelected two members of the Company's Board of Directors at its 1998 annual meeting.

     Dividends on the Preferred Stock must be paid in full for all prior periods as of the most recent dividend payment date before any dividends, other than dividends payable in shares of the Company's Common Stock or in any other class of the Company's capital stock ranking junior to the Preferred Stock, can be paid or can be set apart for payment to holders of Common Stock or to holders of any other shares ranking junior to the Preferred Stock. In addition, dividends on the Preferred Stock must be paid in full for all prior periods before the redemption or purchase by the Company of shares of Common Stock or any other shares ranking junior to the Preferred Stock. See Note 25 regarding the tender offer for the Preferred Stock.

Note 21--Common Stock

     The Company's authorized Common Stock, par value $0.01 per share, consists of 3,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock. There were 748,476 and 672,476 shares of Class A Common Stock outstanding at January 29, 2000 and January 30, 1999, respectively, and 320,000 shares of Class B Common Stock outstanding at January 29, 2000 and January 30, 1999. All shares of Company's Class A Common Stock were exchanged for all outstanding shares of Holdings Common Stock.

     Holders of shares of Company Class A Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of shares of Company Class B Common Stock are not entitled to any voting rights, except as required by law or as otherwise provided in the Restated Certificate of Incorporation of the Company. Subject to compliance with certain procedures, holders of shares of Company Class B Common Stock may exchange their shares for shares of Company Class A Common Stock and holders of shares of Company Class A Common Stock may exchange their shares for shares of Company Class B Common Stock, in each case on a share-for-share basis. Upon liquidation or dissolution of the Company, holders of Company Common Stock are entitled to share ratably in all assets available for distribution to stockholders after payment of all prior claims, including liquidation rights of the holders of any outstanding shares of Company Preferred Stock. Holders of Company Preferred Stock have no preemptive rights, subscription rights or conversion rights, except for certain first refusal rights granted pursuant to the Company's stockholders agreement with respect to new issues of Securities by the Company and the right to exchange Company Class B Common Stock for Company Class A Common Stock and vice versa. The Restated Certificate of Incorporation of the Company requires the Company to reserve, as authorized but unissued capital, sufficient shares of Company Class A Common Stock and Company Class B Common Stock to ensure that adequate amounts of each class of Company Common Stock is available to satisfy requests for conversion of one class for another class of Company Common Stock, or to convert shares of Company Preferred Stock to Company Common Stock.

     Holders of Company Common Stock are party with the holders of Company Preferred Stock to the Company stockholders agreement (the "Company Stockholders Agreement"), which, among other things, restricts the transferability of Company capital stock and relates to the corporate governance of the Company.

     In connection with the Acquisition, certain executives of Pathmark (the "Management Investors") purchased an aggregate of 100,000 shares of Class A Common Stock for consideration of $100 per share. In connection with the Exchange Offer, the Management Investors entered into an agreement with respect to the SMG-II Common Stock, which was received in exchange for the Company's Class A Common Stock.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 21--Common Stock--(Continued)

     Certain Management Investors, who purchased shares of Class A Common Stock, borrowed a portion of the purchase price from Holdings and were required to deliver a Recourse Note to Holdings in the principal amount of the loan. Interest on the Recourse Note is to be paid annually and the principal is payable on January 16, 2001. Each Management Investor who issued a Recourse Note was required to enter into a stock pledge agreement ("Stock Pledge Agreement") with Holdings, pursuant to which the Management Investor pledged shares of Holdings Class A Common Stock to secure the repayment of the Recourse Note. In connection with the Exchange Offer, each Management Investor who issued a Recourse Note executed an amendment to the Stock Pledge Agreement, which provided for the substitution of the Company Common Stock received in the Exchange Offer for the Holdings Class A Common Stock, in order to secure the repayment of the Recourse Note. Recourse Notes in the amount of $1.5 million and $1.7 million were outstanding at January 29, 2000 and January 30, 1999.

Note 22--Cumulative Convertible Preferred Stock

     The Company's authorized preferred stock (the "Company Preferred Stock") consists of 4,000,000 shares, of which 1,500,000 shares have been designated Series A Cumulative Convertible Preferred Stock (the "Company Series A Preferred Stock"), 1,500,000 shares have been designated Series B Cumulative Convertible Preferred Stock (the "Company Series B Preferred Stock"), 33,520 shares have been designated Series C Cumulative Convertible Preferred Stock (the "Company Series C Preferred Stock") and 966,480 shares are undesignated and unissued. At January 29, 2000 and January 30, 1999, 236,731 shares of Company Series A Preferred Stock, 180,769 shares of Company Series B Preferred Stock, and 33,520 shares of Company Series C Preferred Stock were issued and outstanding. The Company Preferred Stock has a stated value and liquidation preference of $200 per share and bears dividends at the rate of 10% of the stated value per annum, payable annually. At the option of the Company, dividends are payable in cash or may accumulate and the amount of undeclared, accumulated dividends on Company Preferred Stock aggregated $116.2 million, or $258 per share at January 29, 2000.

     Holders of shares of Company Series A Preferred Stock and Company Series C Preferred Stock are entitled to one vote per share of Company Class A Common Stock into which Company Series A Preferred Stock and Company Series C Preferred Stock is convertible on all matters to be voted on by Company stockholders, subject to increase to 1.11 votes per share upon the occurrence of certain events. Holders of shares of Company Series B Preferred Stock are entitled to one vote per share of Company Class B Common Stock into which such Company Series B Preferred Stock is convertible for the purpose of voting on any consolidation or merger, any sale, lease or exchange of substantially all of the assets of any liquidation, dissolution or winding up, of the Company.

     Additionally, holders of Company Preferred Stock have separate voting rights with respect to alterations in the voting powers, rights and preferences and certain other terms affecting the Company Preferred Stock. Subject to compliance with certain procedures, holders of Company Series B Preferred Stock may exchange their shares for Company Series A Preferred Stock, and holders of Company Series A Preferred Stock may exchange their shares for Company Series B Preferred Stock, on a share-for-share basis. Each series of Company Preferred Stock ranks pari passu with each other series.

     At the option of the holder, Company Preferred Stock is convertible into Company Common Stock at any time on or prior to the occurrence of certain events, including an initial public offering of in excess of 25% of the number of outstanding shares of Company Common Stock, at a conversion ratio of one share of the corresponding class of Company Common Stock for each share of Company Preferred Stock, subject to adjustment upon the occurrence of certain events.

     Holders of Company Preferred Stock are party with the holders of Company Common Stock to the Company Stockholders Agreement, which, among other things, restricts the transferability of Company capital stock and relates to the corporate governance of the Company.

     Dividends on Company Preferred Stock must be paid in full in cash for all prior periods, and paid or declared and set apart for payment in full for the current period, before the payment of any dividends (other than dividends payable in shares of the Company's Common Stock or any other class of the Company's capital stock ranking junior to Company Preferred Stock, the "Junior Stock") on any shares of Junior Stock.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 22--Cumulative Convertible Preferred Stock--(Continued)

     Except for purchases of Junior Stock, pursuant to agreements with management of the Company and Holdings and certain other exceptions, unless the Company has either purchased all outstanding Company Preferred Stock or offered to purchase all outstanding Preferred Stock and has purchased Company Preferred Stock tendered pursuant thereto, neither the Company nor Holdings may redeem or purchase any Junior Stock.

     In the event of any liquidation, dissolution or winding up of the Company, holders of Company Preferred Stock will be entitled to receive the stated value, together with all accumulated and unpaid dividends, with respect to such shares before the distribution of any assets to the holders of Junior Stock.

Note 23--Stock Option Plans

     The Management Investors 1987 Stock Option Plan (the "Management Plan") and the 1987 Employee Stock Option Plan (the "Employee Plan") were approved by the Board of Directors of the Company on November 24, 1987 and by the Stockholders on December 21, 1987. Under the terms of the Management and the Employee Plans, associates receive either incentive stock options ("ISO's") or nonqualified stock options, the duration of which may not exceed ten years from the date of grant, to purchase shares of Company Class A Common Stock. In connection with the Exchange Offer, adjustments to outstanding options under the Management and the Employee Plans were made. As a result of these adjustments, each option under the Management and the Employee Plans, which were outstanding on February 4, 1991, became an option for the purchase of an equal number of shares of Company Class A Common Stock. Both of the aforementioned plans expired in December 1997. See Note 15 regarding the 1997 Restricted Stock Plan.

     As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Company continues to account for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and its related Interpretations and, accordingly, no compensation expense has been recognized. Had compensation expense been determined based on the fair value at the grant date for such awards, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below (dollars in thousands):


                                                   Fiscal Years
                                    ---------------------------------------
                                       1999          1998          1997
                                    ----------    ----------    ----------
Net loss
       As reported ..............   $  (31,899)   $  (29,750)   $  (56,964)
                                    ==========    ==========    ==========

       Pro forma ................   $  (32,308)   $  (30,159)   $  (57,373)
                                    ==========    ==========    ==========

Net loss per common share-basic
       As reported ..............   $   (65.40)   $   (63.29)   $  (91.79)
                                    ==========    ==========    ==========

       Pro forma ................   $   (65.78)   $   (63.68)   $  (92.20)
                                    ==========    ==========    ==========

Net loss per common share-diluted
       As reported ..............   $   (65.40)   $   (63.29)   $  (91.79)
                                    ==========    ==========    ==========

       Pro forma ................   $   (65.78)   $   (63.68)   $  (92.20)
                                    ==========    ==========    ==========


     The effects of applying SFAS No. 123, for providing pro forma disclosures, are not likely to be representative of the effects on reported net earnings for future years because options vest over several years and additional awards generally are made each year.

     For the purpose of the pro forma amounts indicated above and other disclosures, the fair value of each option granted during fiscal 1996 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 30%, expected life of five years, risk free interest rate of 6.2% and no payment of dividends during the expected life of any option. The weighted average fair value of the granted options was estimated to be approximately $17 per option in fiscal 1996. No options were granted during fiscal 1999 and fiscal 1998.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 23--Stock Option Plans--(Continued)

     Under the Management Plan, the option price per share for a nonqualified stock option will be $100, while the option price per share for ISO's will be no less than 100% of the fair market value of a share of Company Class A Common Stock on the date of grant. Under the Management Plan, options shall be fully vested at the time of the grant. Under the Employee Plan, the option price per share for a nonqualified stock option will not be less than 60% of the fair market value of Company Class A Common Stock on the date of grant. The option price per share for ISO's will be no less than 100% of the fair market value of a share of Company Class A Common Stock on the date of grant. Options granted under the Employee Plan do not vest and options granted under either plan generally cannot be exercised until a registration statement, under the Securities Act of 1933, pertaining to shares of Company Class A Common Stock has been duly filed and declared effective. The Management Plan provides for the granting of 80,000 shares and had no shares available for future grants as of January 29, 2000. The Employee Plan provides for the granting of 42,000 shares and had no shares available for future grants as of January 29, 2000.

     The stock options, to purchase an aggregate of 100,000 shares of Company Class A Common Stock, granted to the CEO by the Company consists of component A ("Option Component A"), covering 50,000 shares of SMG-II Class A Common Stock and component B ("Option Component B"), covering the remaining 50,000 shares of Common Stock. Subject to the vesting terms described below, Option Component A has an initial per share exercise price of $100 per share. The per share exercise price of Option Component A will increase to $125 per share on the first day of the fiscal year beginning in calendar 2000 ("fiscal 2000") and to $150 per share on the first day of the fiscal year beginning in calendar year 2001 ("fiscal 2001"). Subject to the vesting terms described below, Option Component B has an initial per share exercise price of $100 per share. The per share exercise price of Option Component B will increase to $150 per share on the first day of the fiscal year beginning in calendar year 1999; to $250 per share on the first day of fiscal 2000; and to $350 per share on the first day of fiscal 2001. Option Component A and Option Component B each vest over four years and expire one year after being fully vested, except for the portion that vests on the day before the fifth year and has not yet become exercisable, the expiration of which will be extended to year seven. If employment with the Company should end as a result of a termination event, the stock options (whether or not then vested) will be immediately and irrevocably forfeited, except in certain circumstances. The vested portion does not become exercisable until the occurrence of certain events related generally to the realization of a third party sale of Company Common Stock.

     A summary of option transactions during fiscal 1999 and fiscal 1998 was as follows:

                                                          Shares(a)
                                                          ---------
Balance, January 31, 1998 .............................    191,614
Canceled ..............................................     (1,000)
                                                          --------

Balance, January 30, 1999 .............................    190,614
Canceled ..............................................    (14,274)
                                                          --------

Balance, January 29, 2000 .............................    176,340(b)
                                                          ========

----------
(a) The weighted average exercise price for all options presented is $100 per share. No options were granted during fiscal 1998 and fiscal 1999.
(b) The weighted average remaining contractual life of the options outstanding as of January 29, 2000 was 2 years.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 24--Chief Executive Officer Employment Arrangements

     On October 8, 1996, the Company hired a Chief Executive Officer (the "CEO") pursuant to a five-year employment agreement (the "Employment Agreement"). In conjunction with his employment, SMG-II granted to the CEO an equity package (the "Equity Strip") consisting of 8,520 restricted shares of a new series of SMG-II Preferred Stock and 19,851 restricted shares of SMG-II Common Stock and options to purchase 100,000 shares of SMG-II Common Stock at an initial exercise price of $100 per share (the "Options"), with the said exercise price increasing over time. The Equity Strip was valued at $3.4 million at the date of issuance, based upon an independent appraisal, and will vest over the term of the employment agreement or earlier with the occurrence of an employment-related event, as defined, and will be forfeited in its entirety upon the occurrence of a termination event, as defined. The Equity Strip is being amortized as compensation expense in the Company's statements of operations over the term of the Employment Agreement. The Options were accounted for by SMG-II using the methods prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and as a result, no compensation expense was recorded. The Options will vest over four years and expire one year after being fully vested, except for the portion of the Options that vest on the day before the fifth year and has not yet become exercisable, the expiration of which will be extended to year seven. If employment with the Company should end as a result of a termination event, the Options (whether or not then vested) will be immediately and irrevocably forfeited, except in certain circumstances. Vested Options do not become exercisable until the occurrence of certain events related generally to the realization of a third-party sale of SMG-II Common Stock. The CEO also received (a) a one-time signing bonus of $1.0 million, which is being amortized as compensation expense in the Company's statements of operations over the term of the Employment Agreement, and (b) a $4.5 million loan evidenced by sixteen separate promissory notes. Under the terms of each note, if he is in full employment of the Company on a quarterly anniversary of his hiring date, his obligation to pay such note maturing on such date will be forgiven as to principal, but not any then accrued and unpaid interest. The Company has and will continue to record compensation expense upon the forgiveness of each note. In the event his employment ends as a result of a termination event, prior to a change in control, as defined, each note will become immediately due and payable as to all outstanding principal and all accrued and unpaid interest. These notes, which bear interest at a blended rate of approximately 6%, are on a full-recourse basis and secured by the Equity Strip, the Options and any shares acquired upon exercise of such Options. The balance of the loan was approximately $0.8 million and $2.0 million at January 29, 2000 and January 30, 1999, respectively.

     In addition to the Employment Agreement, in fiscal 2000, Pathmark and the CEO entered into a retention bonus and sale bonus agreement. The retention bonus and sale bonus agreement provides that under the circumstances described below, the CEO shall receive a retention bonus of $4.0 million and a sale bonus. The retention bonus is intended to encourage the CEO to remain employed by Pathmark for at least one year subsequent to the effective date of the plan of reorganization. In August 2000, Mr. Donald received a payment of $2.0 million. Subsequent to September 19, 2000, Mr. Donald will receive 98,510 shares of restricted Common Stock of the Company. The restricted stock will vest on the first anniversary of the receipt of such restricted stock, if Mr. Donald is employed on that date.

     In addition to the retention bonus, under certain circumstances, the CEO will become entitled to receive the sale bonus. The CEO will become entitled to receive the sale bonus in the event that an event could result in a change in control (defined as a "Triggering Event" in the Agreement) occurs during the term of the agreement, and (ii) a change in control contemplated by such Triggering Event occurs thereafter. The amount of the sale bonus shall be equal to 0.0043 multiplied by an amount equal to the sum of the aggregate fair market value of any Securities issued and any other non-cash consideration delivered, and any cash consideration paid to the Company Group or their security holders in connection with a change in control, plus the amount of all indebtedness of the Company Group which is assumed or acquired by any Purchaser in connection with a change in control or retired or defeased in connection with such change in control.

Note 25--Commitments and Contingencies

   Ahold Acquisition:

     On March 15, 1999, Ahold, a company organized under the laws of the Netherlands and Purchaser, a Delaware corporation and an indirect wholly-owned subsidiary of Ahold, commenced a tender offer to purchase all of the issued and outstanding shares (the "Shares") of Preferred Stock at a price of $38.25 per Share (subsequently increased to $39.85 per Share), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 15, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and all amendments and supplements thereto, constitute the "Offer").

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 25--Commitments and Contingencies--(Continued)

     The Offer was an integral part of the transactions contemplated by the SMG-II Merger Agreement pursuant to which Ahold was to have acquired all of the issued and outstanding shares of the capital stock of SMG-II, the indirect parent of the Company, through the merger of the Purchaser with and into SMG-II (the "SMG-II Merger"), subject to the terms and conditions contained in the SMG-II Merger Agreement.

     The Company, SMG-II and the directors of the Company are defendants (collectively, the "Defendants") in a purported stockholder class action lawsuit filed in the Court of Chancery of the State of Delaware (the "Court") entitled Wolfson v. Supermarkets General Holdings Corporation, et al., C.A. No. 17047 (the "Action"), in which the plaintiff alleged, among other things, that the defendant directors of the Company and SMG-II breached their fiduciary duties to the holders of Preferred Stock. The plaintiff, by his counsel, entered into a Settlement Agreement, dated June 9, 1999, (the "Settlement Agreement") with the Defendants (by their counsel) pursuant to which the parties agreed to settle the Action.

     The Settlement Agreement provides for, among other things, the certification of the action as a class action under the rules of the Court, which class would consist of all holders of the Preferred Stock from and including March 9, 1999 (the "Class") through and including the consummation of the SMG-II Merger or, if the SMG-II Merger fails to close, the stock purchase pursuant to the Stock Purchase Agreement, dated March 9, 1999, by and among Ahold, the Purchaser, SMG-II and PTK (the "Alternative Transaction"). In addition, pursuant to the terms of the Settlement Agreement, the Defendants agreed, subject to Final Court Approval (as defined below), that the Purchaser increase its tender offer price to $40.25 per share of Preferred Stock (from $38.25), less the total amount awarded as fees and expenses to plaintiff's counsel by the Court divided by the total number of outstanding shares of Preferred Stock (the "New Offer Price"). Plaintiff's counsel applied to the Court for an award of fees and expenses in an aggregate amount of $1,956,268, or $0.40 per share of Preferred Stock.

     The Settlement Agreement also provides, among other things, that any of the Defendants shall have the right to withdraw from the proposed settlement in the event that (i) any claims related to the SMG-II Merger, the Alternative Transaction, or the subject matter of the Action are commenced by any member of the Class against any Defendants or certain others employed by, affiliated with, or retained by the Defendants in any court prior to Final Court Approval of the settlement, and the court in which such claims are pending denies Defendants' application to dismiss or stay such action in contemplation of dismissal, or
(ii) any of the other conditions to the consummation of the settlement described below shall not have been satisfied. The consummation of the settlement is subject to (i) Final Court Approval of the settlement; (ii) dismissal of the Action by the Court with prejudice and without awarding fees or costs to any party; and (iii) the Purchaser closing (A) its tender offer and the SMG-II Merger, or (B) the Alternative Transaction.

     After notice and a hearing on July 22, 1999, the Court approved the Settlement Agreement and the fee application of the plaintiff's attorneys. As of August 23, 1999, all applicable appeal periods expired, thus constituting Final Court Approval. As a result of the settlement, the New Offer Price was $39.85 per share of Preferred Stock, had Ahold not terminated the SMG-II Merger Agreement and the SMG-II Merger had been consummated. With the termination of the SMG-II Merger Agreement by Ahold on December 16, 1999, plaintiff moved on January 5, 2000, to enforce the Settlement Agreement against Purchaser, which motion is pending.

     On December 16, 1999, Ahold terminated the SMG-II Merger Agreement claiming that despite its best efforts, it could not obtain necessary antitrust clearance from government regulators. That same day, Ahold filed a complaint in the Supreme Court, State of New York, County of New York seeking a declaratory judgement that Ahold had used its "best efforts" under the SMG-II Merger Agreement. On January 18, 2000, SMG-II filed its Answer and Counterclaims, denying Ahold's assertion that it used its best efforts to consummate the SMG-II Merger Agreement. Additionally, SMG-II asserted counterclaims against Ahold for
(i) breach of contract by failure to use best efforts; (ii) breach of the covenant of good faith and fair dealing; and (iii) unfair competition. SMG-II requested compensatory damages in an unspecified amount.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 25--Commitments and Contingencies--(Continued)

     On February 7, 2000, Ahold answered SMG-II's counterclaims and denied the allegations contained therein, and filed an Amended Compliant seeking declarations that (i) the "best efforts" clause in the SMG-II Merger Agreement is unenforceable; (ii) if the "best efforts" clause is enforceable, Ahold did not breach that clause; and (iii) Ahold properly terminated the SMG-II Merger Agreement. Additionally, Ahold alleged that SMG-II breached the "best efforts" clause of the SMG-II Merger Agreement and requested compensatory damages in an unspecified amount. SMG-II filed its amended answer to the amended compliant and amended counterclaims on February 27, 2000. At this juncture, discovery is proceeding.

   Rickel:

     In connection with the sale of its home centers segment in fiscal 1994, the Company, as lessor, entered into ten leases for certain of the Company's owned real estate properties, including a distribution center, with Rickel as tenant. In addition, the Company assigned 25 third-party leases to Rickel. In 1996, Rickel filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Subsequent to the bankruptcy filing, of the 35 locations leased to Rickel, 16 leases were assigned by Rickel in 1998 to Staples, Inc., 13 leases have either been terminated, sold or assigned to third parties, including Rickel's distribution center which was sold by the Company during fiscal 1998, and two leases have been rejected by the Company as part of its Plan of Reorganization. The remaining four Rickel leases, representing three sites owned by the Company and one site jointly leased with the Company, are actively being marketed by the Company.

   Information Services Outsourcing:

     In August 1991, the Company entered into a ten-year agreement with IBM to provide a wide range of information systems services. Under the agreement, IBM has taken over the Company's data center operations and mainframe processing and information system functions and is providing business applications and systems designed to enhance the Company's customer service and efficiency. The charges under this agreement are based upon the services requested at predetermined rates. The Company may terminate the agreement upon 90 days notice with payment of a specified termination charge. The amounts expensed under this agreement in the accompanying consolidated statements of operations were $28.7 million, $26.5 million and $23.7 million during fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

   Other:

     The Company is a party to a number of other legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse impact on the financial condition, results of operations, cash flows or business of the Company.

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statement--(Continued)

Note 26--Quarterly Financial Data (Unaudited)

     On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, and, on September 19, 2000, the Company emerged from Chapter 11 bankruptcy protection and the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the financial data for the interim periods of fiscal 1999 and fiscal 1998 reflects the results of operations of the combined entity as follows (dollars in thousands):

                                                          13 Weeks Ended
                                                    ---------------------------
                                                       May 1,       July 31,
                                                        1999          1999
                                                      ---------    ---------
52 Weeks Ended January 29, 2000
Sales .............................................   $ 894,457    $ 922,728
Cost of sales .....................................     639,510      657,887
                                                      ---------    ---------
Gross profit(a) ...................................     254,947      264,841
Selling, general and
  administrative expenses .........................     206,519      212,243
Depreciation and amortization .....................      18,227       18,382
                                                      ---------    ---------
Operating earnings ................................      30,201       34,216
Interest expense ..................................     (39,473)     (40,366)
                                                      ---------    ---------
Loss before income taxes ..........................      (9,272)      (6,150)
Income tax provision ..............................         (34)         (34)
                                                      ---------    ---------
Net loss ..........................................   $  (9,306)   $  (6,184)
                                                      =========    =========
Net loss attributable to common
  stockholders ....................................   $ (18,785)   $ (15,668)
                                                      =========    =========
Net loss per common share-basic
  and diluted .....................................   $  (17.59)   $  (14.67)
                                                      =========    =========

                                                       13 Weeks Ended
                                         ---------------------------------------
                                         October 30,    January 29,    Fiscal
                                             1999          2000         1999
                                         ---------      ---------   -----------

52 Weeks Ended January 29, 2000
Sales ..............................     $ 924,854      $ 956,045   $ 3,698,084
Cost of sales ......................       663,794        678,126     2,639,317
                                         ---------      ---------   -----------
Gross profit(a) ....................       261,060        277,919     1,058,767
Selling, general and
  administrative expenses ..........       214,813        217,139       850,714
Depreciation and amortization ......        19,111         19,014        74,734
                                         ---------      ---------   -----------
Operating earnings .................        27,136         41,766       133,319
Interest expense ...................       (41,026)       (42,246)     (163,111)
                                         ---------      ---------   -----------
Loss before income taxes ...........       (13,890)          (480)      (29,792)
Income tax provision ...............           (34)        (2,005)       (2,107)
                                         ---------      ---------   -----------
Net loss ...........................     $ (13,924)     $  (2,485)  $   (31,899)
                                         =========      =========   ===========
Net loss attributable to common
  stockholders .....................     $ (23,414)     $ (11,980)  $   (69,847)
                                         =========      =========   ===========
Net loss per common share-basic
  and diluted ......................     $  (21.92)     $  (11.22)  $    (65.40)
                                         =========      =========   ===========


                                                      13 Weeks Ended
                                         ---------------------------------------
                                           May 2,        August 1,  October 31,
                                            1998          1998          1998
                                         ---------      ---------   -----------

52 Weeks Ended January 30, 1999
Sales ..............................     $ 916,015      $ 922,909   $ 899,990
Cost of sales ......................       651,984        661,009     644,554
                                         ---------      ---------   ---------
Gross profit(b) ....................       264,031        261,900     255,436
Selling, general and
  administrative expenses(c) .......       211,073        204,460     210,389
Depreciation and amortization ......        19,686         19,750      19,597
                                         ---------      ---------   ---------
Operating earnings .................        33,272         37,690      25,450
Interest expense ...................       (41,564)       (39,828)    (39,772)
                                         ---------      ---------   ---------
Loss before income taxes ...........        (8,292)        (2,138)    (14,322)
Income tax provision ...............           (40)           (34)        (48)
                                         ---------      ---------   ---------
Net loss ...........................     $  (8,332)     $  (2,172)  $ (14,370)
                                         =========      =========   =========
Net loss attributable to common
  stockholders .....................     $ (17,327)     $ (11,171)  $ (23,374)
                                         =========      =========   =========
Net loss per common share-basic
  and diluted ......................     $  (16.68)     $  (10.75)  $  (22.50)
                                         =========      =========   =========

                                                           13 Weeks Ended
                                                      ------------------------
                                                      January 30,    Fiscal
                                                         1999         1998
                                                      -----------  -----------

52 Weeks Ended January 30, 1999
Sales ..............................                  $ 916,297    $ 3,655,211
Cost of sales ......................                    654,437      2,611,984
                                                      ---------    -----------
Gross profit(b) ....................                    261,860      1,043,227
Selling, general and
  administrative expenses(c) .......                    207,026        832,948
Depreciation and amortization ......                     17,994         77,027
                                                      ---------    -----------
Operating earnings .................                     36,840        133,252
Interest expense ...................                    (40,150)      (161,314)
                                                      ---------    -----------
Loss before income taxes ...........                     (3,310)       (28,062)
Income tax provision ...............                     (1,566)        (1,688)
                                                      ---------    -----------
Net loss ...........................                  $  (4,876)   $   (29,750)
                                                      =========    ===========
Net loss attributable to common
  stockholders .....................                  $ (13,885)   $   (65,757)
                                                      =========    ===========
Net loss per common share-basic
  and diluted ......................                  $  (13.36)   $    (63.29)
                                                      =========    ===========
--------------
(a) The pretax LIFO credit for fiscal 1999 was $0.03 million consisting of charges of $0.4 million in each of the first three quarters and a $1.23 million credit in the fourth quarter.
(b) The pretax LIFO charge for fiscal 1998 was $3.4 million consisting of charges of $0.35 million in each of the first three quarters and a $2.35 million charge in the fourth quarter.
(c) Selling, general and administrative expenses for fiscal 1998 included a second quarter gain of $5.1 million recognized on the sale of certain real estate.

                              Pathmark Stores, Inc.
                Consolidated Statements of Operations (Unaudited)
                     (in thousands except per share amounts)


                                                         13 Weeks Ended
                                                   ------------------------
                                                      July 29,     July 31,
                                                        2000         1999
                                                    ---------    ---------

Sales ............................................. $ 929,597    $ 922,728

Cost of sales (exclusive of depreciation and
   amortization shown separately below) ...........   667,228      657,887
                                                    ---------    ---------
Gross profit ......................................   262,369      264,841

Selling, general and administrative expenses ......   215,751      212,243

Reorganization items ..............................     4,753         --

Depreciation and amortization .....................    19,626       18,382
                                                    ---------    ---------
Operating earnings ................................    22,239       34,216

Interest expense ..................................   (45,699)     (40,366)
                                                    ---------    ---------
Loss before income taxes ..........................   (23,460)      (6,150)

Income tax provision ..............................       (32)         (34)
                                                    ---------    ---------
Net loss ..........................................   (23,492)      (6,184)

Less: non-cash preferred stock accretion and
   dividend requirements ..........................      (511)      (4,793)
                                                    ---------    ---------
Net loss attributable to common stockholders ...... $ (24,003)   $ (10,977)
                                                    =========    =========
Weighted average common shares
   outstanding-basic ..............................     1,068        1,068
                                                    =========    =========
Net loss per common share-basic ................... $  (22.47)   $  (10.28)
                                                    =========    =========
Weighted average common shares
   outstanding-diluted ............................     1,068        1,068
                                                    =========    =========
Net loss per common share-diluted ................. $  (22.47)   $  (10.28)
                                                    =========    =========

                                                         26 Weeks Ended
                                                   -------------------------
                                                     July 29,       July 31,
                                                       2000           1999
                                                   -----------    -----------

Sales ............................................ $ 1,848,793    $ 1,817,185

Cost of sales (exclusive of depreciation and
   amortization shown separately below) ..........   1,328,772      1,297,397
                                                   -----------    -----------
Gross profit .....................................     520,021        519,788

Selling, general and administrative expenses .....     428,466        418,762

Reorganization items .............................       9,887           --

Depreciation and amortization ....................      38,554         36,609
                                                   -----------    -----------
Operating earnings ...............................      43,114         64,417

Interest expense .................................     (87,833)       (79,839)
                                                   -----------    -----------
Loss before income taxes .........................     (44,719)       (15,422)

Income tax provision .............................         (65)           (68)
                                                   -----------    -----------
Net loss .........................................     (44,784)       (15,490)

Less: non-cash preferred stock accretion and
   dividend requirements .........................      (5,321)        (9,581)
                                                   -----------    -----------
Net loss attributable to common stockholders ..... $   (50,105)   $   (25,071)
                                                   ===========    ===========
Weighted average common shares
   outstanding-basic .............................       1,068          1,068
                                                   ===========    ===========
Net loss per common share-basic .................. $    (46.91)   $    (23.47)
                                                   ===========    ===========
Weighted average common shares
   outstanding-diluted ...........................       1,068          1,068
                                                   ===========    ===========
Net loss per common share-diluted ................ $    (46.91)   $    (23.47)
                                                   ===========    ===========


           See notes to consolidated financial statements (unaudited).

                              Pathmark Stores, Inc.
                     Consolidated Balance Sheets (Unaudited)
                     (in thousands except per share amounts)


                                                   July 29,        January 29,
                                                     2000             2000
                                                 ------------     ------------

ASSETS
Current Assets
   Cash                                          $     15,574     $     16,196
   Accounts receivable, net.................           16,341           15,787
   Merchandise inventories..................          138,670          141,559
   Income taxes receivable..................              474              751
   Deferred income taxes, net...............            2,336            2,598
   Prepaid expenses.........................           20,942           21,183
   Due from suppliers.......................           46,334           53,975
   Other current assets.....................           21,302           18,136
                                                  ------------     ------------
       Total Current Assets.................          261,973          270,185
Property and Equipment, Net.................          461,609          472,157
Deferred Financing Costs, Net...............           13,008           11,805
Deferred Income Taxes, Net..................           45,452           45,190
Other Noncurrent Assets.....................           57,023           43,854
                                                  ------------     ------------
                                                 $    839,065     $    843,191
                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
   Accounts payable and book overdrafts ...........   $ 76,997           $89,434
   Current maturities of long-term debt ...........    382,939            78,982
   Accrued payroll and payroll taxes ..............     45,197            50,766
   Current portion of lease obligations ...........     22,900            25,192
   Accrued interest payable .......................      6,111            26,850
   Accrued expenses and other current liabilities .     89,145            80,058
                                                      --------         ---------
       Total Current Liabilities ...............       623,289           351,282
                                                     ---------         ---------
Long-Term Debt .................................          --           1,264,103
                                                     ---------         ---------
Lease Obligations, Long-Term ...................       185,060           173,289
                                                     ---------         ---------
Other Noncurrent Liabilities ...................       200,908           377,852
                                                     ---------         ---------
Liabilities Subject to Discharge and Exchange ....   1,314,024              --
                                                     ---------         ---------
Redeemable Securities
   Cumulative Exchangeable Redeemable
   Preferred Stock, $0.01 par value ..............        --             111,038
                                                     ---------         ---------
     Authorized: 9,000,000 shares
     Issued and outstanding: 4,890,671 shares
     Liquidation preference, $25 per share: $122,267
Commitments and Contingencies
Stockholders' Deficiency
   Common Stock.........................                    11               11
   Convertible Preferred Stock..........                     4                4
   Paid-in Capital......................               192,693          193,677
   Accumulated Deficit..................            (1,674,705)      (1,625,617)
   Unamortized Value of
   Restricted Stock Grants..............                (2,219)          (2,448)
                                                  ------------     ------------
       Total Stockholders' Deficiency...            (1,484,216)      (1,434,373)
                                                  ------------     ------------
                                                  $    839,065     $    843,191
                                                  ============     ============


           See notes to consolidated financial statements (unaudited).

                              Pathmark Stores, Inc.
         Consolidated Statements of Stockholders' Deficiency (Unaudited)
                     (in thousands except per share amounts)



                                                    Convertible
                                         Common      Preferred     Paid-in
                                           Stock       Stock       Capital
                                           ------     ---------      -----

Balance, January 29, 2000..............    $  11      $   4       $  193,677

  Net loss.............................       --         --               --

  Accrued dividends on redeemable
    preferred stock ($0.88 per share)..       --          --               --

  Accretion on redeemable
    preferred stock....................       --         --           (1,017)

  Amortization of restricted stock
    grants.............................       --         --               --

  Repayment of Management
    Investors' loan....................       --         --               33
                                            ----        ---         --------
Balance, July 29, 2000.................    $  11      $   4       $  192,693
                                            ====        ===         ========


                                                      Unamortized
                                                        Value of       Total
                                          Accumulated  Restricted  Stockholders'
                                            Deficit   Stock Grants  Deficiency
                                         -----------  ------------ ------------

Balance, January 29, 2000 .............  $(1,625,617)   $(2,448)    $(1,434,373)

  Net loss ............................      (44,784)      --           (44,784)

  Accrued dividends on redeemable
    preferred stock ($0.88 per share)..       (4,304)      --            (4,304)

  Accretion on redeemable
    preferred stock ...................         --         --            (1,017)

  Amortization of
    restricted stock grants ...........         --          229             229

  Repayment of Management
    Investors' loan ...................         --         --                33
                                         -----------    -------     -----------
Balance, July 29, 2000 ................  $(1,674,705)   $(2,219)    $(1,484,216)
                                         ===========    =======     ===========

                              Pathmark Stores, Inc.
                Consolidated Statements of Cash Flows (Unaudited)
                                 (in thousands)


                                                        26 Weeks Ended
                                                   --------------------------

                                                   July 29,        July 31,
                                                     2000            1999
                                                   ---------       ---------

Operating Activities
Net loss .........................................$  (44,784)     $  (15,490)
   Adjustments to reconcile net loss to net
     cash provided by (used for)
     operating activities:
      Depreciation and amortization...............    41,026          38,376
      Reorganization items........................     9,887              --
      Interest accruable but not payable..........        --          11,344
      Amortization of original issue discount.....        89             178
      Amortization of deferred financing costs....     2,566           2,186
      Gain on sale or disposal
        of property and equipment.................   (1,883)           (369)
      Cash provided by (used for)
        operating assets and liabilities:
        Accounts receivable, net..................      (554)          1,013
        Income taxes receivable...................       278            (333)
        Merchandise inventories...................     2,889          (4,128)
        Due from suppliers........................     7,641           3,454
        Other current assets......................    (5,372)         (4,828)
        Noncurrent assets.........................   (12,638)         (2,406)
        Accounts payable..........................    (3,255)          1,870
        Accrued expenses and other
          current liabilities.....................    47,774          (8,880)
        Noncurrent liabilities....................   (12,610)        (16,005)
                                                   ---------       ---------

          Cash provided by operating activities       31,054           5,982
                                                    ---------      ---------

Investing Activities
   Property and equipment expenditures.........      (18,660)        (24,476)
   Proceeds from sale or disposal of
     property and equipment....................        9,799             886
                                                   ---------       ---------

          Cash used for investing activities...       (8,861)        (23,590)
                                                   ---------       ---------

Financing Activities
   (Decrease) increase in  working capital
     facility borrowings........................      (4,800)         27,600
   Repayments of the  term loan................       (5,229)         (3,783)
   Repayment of other long-term debt...........         (689)           (620)
   (Decrease) increase in book overdrafts......       (9,182)          5,055
   Reduction in lease obligations..............       (9,446)         (9,631)
   Deferred financing costs....................       (3,769)           (431)
   Increase in DIP Facility borrowings.........       10,300              --
                                                  ----------      ----------
          Cash provided by (used for)
            financing activities...............      (22,815)         18,190
                                                   ---------       ---------

Increase (decrease) in cash....................         (622)            582
Cash at beginning of period....................       16,196           7,931
                                                   ---------       ---------

Cash at end of period..........................   $   15,574      $    8,513
                                                   =========       =========


Supplemental Disclosures of Cash Flow
   Information Interest paid...................   $   31,217      $   66,413
                                                   =========       =========

   Income taxes paid...........................   $       64      $      447
                                                   =========       =========

Noncash Investing and Financing Activities
   Capital lease obligations...................   $   24,436      $   23,217
                                                   =========       =========

          See notes to consolidated financial statements (unaudited).

                             Pathmark Stores, Inc.
             Notes to Consolidated Financial Statements (Unaudited)

Note 1.   Restructuring Proceedings Under Chapter 11 of the Bankruptcy Code

     Historically, the cash flows that Pathmark Stores, Inc. (the "Company") generated from operations, supplemented by the unused borrowing capacity under the working capital facility (the "Working Capital Facility") and the availability of capital lease financing were sufficient to pay the Company's debts as they came due, provide for its capital expenditure program and meet its other cash requirements. Management evaluated its fiscal 2000 cash flow projections and debt service requirements and based upon this evaluation, the Company elected not to make all of its scheduled debt payments. The Company's fiscal 2000 debt requirements increase substantially over the prior year due primarily to the semi-annual interest payments of $12.1 million on the 10.75% Junior Subordinated Deferred Coupon Notes (the "Junior Subordinated Notes") which, for the first time, was required to be paid in cash on May 1, 2000 and the sinking fund payment of $50.0 million on the 11.625% Subordinated Notes due 2002 (the "Subordinated Notes") on June 15, 2000.

     On May 1, 2000, the Company elected not to make interest payments of $21.2 million on its $440.0 million of 9.625% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $12.1 million on its Junior Subordinated Notes. On June 15, 2000, the Company elected not to make interest payments of $6.0 million on its $95.8 million of 12.625% Subordinated Debentures due 2002 (the "Subordinated Debentures") and $11.6 million on its Subordinated Notes. Also, on June 15, 2000, the Company elected not to make a sinking fund payment of $50.0 million on its Subordinated Notes. The grace period under each of the Indentures governing the various notes has expired constituting an Event of Default under each such Indenture.

     On July 12, 2000 (the "Petition Date"), the Company, along with its direct and indirect parent companies and certain of its subsidiaries, filed a voluntary petition (the "Petition") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Petition was filed in the United States Bankruptcy Court for the District of Delaware (the "Court") under case number 00-2963 through 00-2968 (the "Bankruptcy Case"). As of the Petition Date, the Company was in arrears with respect to interest on the Senior Subordinated Notes in the amount of $37.6 million, on the Subordinated Notes in the amount of $13.4 million, on the Subordinated Debentures in the amount of $6.9 million, and on the Junior Subordinated Notes in the amount of $16.9 million. The Company continued to manage its affairs and operate its business as a debtor-in-possession ("DIP") while the Bankruptcy Case was pending. The Bankruptcy Case was commenced to implement a prepackaged plan of reorganization (the "Plan of Reorganization") developed jointly with an ad hoc committee of the Company's bondholders (the "Bondholders Committee"). Members of the Bondholders Committee hold or control $445.7 million principal amount, or approximately 46% of the Company's total bond indebtedness outstanding. Over 99% of the principal amount of bond indebtedness voted agreed to accept the Plan of Reorganization.

     The Plan of Reorganization provided that, upon consummation of the reorganization, current holders of the Company's bond indebtedness will receive 100% of the opening Common Stock of the reorganized Company (the "New Common Stock"). In addition to New Common Stock, holders of the Subordinated Notes, the Subordinated Debentures and the Junior Subordinated Notes will receive ten-year Warrants to purchase 15% of the diluted New Common Stock of the reorganized Company (the "New Warrants"). The New Warrants will be exercisable at the opening reorganization equity value established in connection with the Plan of Reorganization. Such ownership is subject to dilution from (1) the exercise of the New Warrants, (2) the exercise of any options to purchase New Common Stock issued pursuant to the Company's long-term management incentive plan, and (3) the grant to the Chief Executive Officer of restricted New Common Stock.

     Pursuant to the Plan of Reorganization and in full satisfaction of their claims, (1) holders of the Senior Subordinated Notes will receive 78.24% of the New Common Stock, (2) holders of the Subordinated Notes and the Subordinated Debentures will receive their ratable share of 18.71% of the New Common Stock and 75% of the New Warrants, (3) holders of the Junior Subordinated Notes will receive 2.88% of the New Common Stock and 25% of the New Warrants, and (4) holders of approximately $0.98 million of the 11.625% Supermarkets General Holdings Corporation ("Holdings") Subordinated Notes due 2002, which Subordinated Notes are guaranteed by the Company, will receive 0.17% of the New Common Stock, subject to dilution as described in the preceding paragraph.

                              Pathmark Stores, Inc.
       Notes to Consolidated Financial Statements (Unaudited)--(Continued)

Note 1. Restructuring Proceedings Under Chapter 11 of the Bankruptcy Code--(Continued)

     The Plan of Reorganization provided that holders of the Company's Cumulative Exchangeable Redeemable Preferred Stock ("Redeemable Preferred Stock") are to receive their ratable portions of $0.5 million in cash payable upon the effective date of the Plan of Reorganization.

     In connection with its financial restructuring plan, the Company received a commitment from The Chase Manhattan Bank for a $75.0 million revolving credit agreement (the "DIP Facility") in support of the Plan of Reorganization and a $600.0 million senior secured credit facility (the "Exit Facility"). The DIP Facility, which was approved by the Court on July 28, 2000, will enable the Company to continue normal business operations during the restructuring proceedings. The Exit Facility will be used to repay in full the former credit agreement and the DIP Facility, pay expenses of the Plan of Reorganization and provide approximately $200.0 million of liquidity for post-reorganization operations.

     On July 13, 2000, the Court approved various "first day" requests including, among other things, the payment of prepetition claims of employees, utilities, critical trade vendors and other key constituents. The Court also granted the Company's motion to reject 16 unexpired real estate leases, related to closed stores. Under Bankruptcy Law, the Company's liability to the landlord on claims resulting from such rejections is capped at the greater of 15% of the remaining lease payments (limited to three years' lease payments) or one year's lease payments. Rejection of these leases, however, does not limit the Company's obligation with respect to damages arising from the rejection of any corresponding subleases. Outstanding claims related to these 16 rejected leases approximate $10.6 million.

     On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, and on September 19, 2000, the Company emerged from Chapter 11 bankruptcy protection and the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information presented herein reflect the assets and liabilities and related results of operations of the combined entity.

Note 2.   Business and Basis of Presentation

   Business:

     The Company operated 137 supermarkets as of July 29, 2000, primarily in the New York, New Jersey and Philadelphia metropolitan areas.

   Basis of Presentation:

     The unaudited consolidated financial statements included herein have been prepared by the Company in accordance with the same accounting principles followed in the presentation of the Company's annual financial statements for the year ended January 29, 2000, pursuant to the rules and regulations of the Securities and Exchange Commission. Since the Petition Date, the Company has operated its business as a debtor-in-possession under the Bankruptcy Code. The American Institute of Certified Public Accountant's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") provides guidance for financial reporting by entities that have filed petitions with a bankruptcy court and expect to reorganize under Chapter 11 of the Bankruptcy Code. In the opinion of management, the consolidated financial statements included herein reflect all adjustments, which are of a normal and recurring nature and are necessary to present fairly the results of operations and financial position of the Company.

                              Pathmark Stores, Inc.
       Notes to Consolidated Financial Statements (Unaudited)--(Continued)

Note 2.   Business and Basis of Presentation--(Continued)

   Consolidated Statement of Operations:

     Expenses directly attributable to the Plan of Reorganization, including employee retention bonuses and professional fees related to legal, accounting and consulting services, are expensed as incurred and reported in the consolidated statement of operations separately as reorganization items. Interest expense on bond indebtedness, as of July 29, 2000, has been accrued through the Petition Date, except for the Senior Subordinated Notes, which has been accrued through September 19, 2000; such interest accrual is in accordance with the Plan of Reorganization, presuming the Company exits from Chapter 11 on or before September 19, 2000. Income taxes are based on the estimated effective tax rate expected to be applicable for the full fiscal year. The Company has recorded a valuation allowance related to the income tax benefit for the second quarters and six-month periods of fiscal 2000 and fiscal 1999; therefore, no income tax benefit has been recognized.

   Consolidated Balance Sheet:

     The consolidated balance sheet separately classifies liabilities subject to discharge and exchange, which refer to those impaired liabilities incurred prior to the Petition Date. The liabilities subject to discharge and exchange represent management's best estimate in connection with the Bankruptcy Case and may be subject to future adjustment depending on Court action, further developments with respect to disputed claims or other events. The liabilities subject to discharge and exchange consist of the following (dollars in thousands):

    Bond indebtedness, including accrued interest.......   $  1,034,629(a)
    Preferred stock, including accrued dividends........        241,169(a)
    Rejected leases on closed stores....................         38,226(b)
                                                           ------------
    Liabilities subject to discharge and exchange.......   $  1,314,024
                                                           ============

----------
(a)      See Note 4.
(b) Represents the liability for closed stores related to the 16 rejected leases.

Note 3.   Long-Term Debt

     Long-term debt, excluding liabilities subject to discharge and exchange, is comprised of the following (dollars in thousands):

                                           July 29,        January 29,
                                             2000              2000
                                          -----------      -----------

Term Loan............................    $    236,213     $    241,442
Working Capital Facility.............         105,000          109,800
DIP  Facility........................          10,300               --
Industrial revenue bonds.............           8,173            8,217
Other debt (primarily mortgages).....          23,253           23,899
                                          -----------     ------------
   Subtotal                                   382,939          383,358
Senior Subordinated Notes............              --          438,844
Subordinated Notes...................              --          199,017
Holdings Subordinated Notes..........              --              983
Subordinated Debentures..............              --           95,750
Junior Subordinated Notes............              --          225,133
                                          -----------     ------------
Total debt...........................         382,939(a)     1,343,085
Less:  current maturities............         382,939           78,982
                                          -----------     ------------
Long-term portion....................    $         --     $  1,264,103
                                         ============     ============
-------------
(a) As a result of the filing of the Petition, all debt has been classified as current (see Note 1).

                              Pathmark Stores, Inc.
             Notes to Consolidated Financial Statements (Unaudited)

Note 4.   Bond Indebtedness and Preferred Stock Subject to Discharge and
Exchange

     Bond indebtedness subject to discharge and exchange, including accrued interest, is comprised of the following (dollars in thousands):

                                           Bond      Accrued
                                       Indebtedness  Interest      Total
                                       ------------  --------   -----------

     Senior Subordinated Notes.....    $   438,933   $  37,616  $  476,549
     Subordinated Notes............        200,000      13,377     213,377
     Subordinated Debentures.......         95,750       6,955     102,705
     Junior Subordinated Notes.....        225,141      16,857     241,998
                                       -----------   ---------  ----------
     Bond indebtedness subject
       to discharge and exchange...    $   959,824   $  74,805  $1,034,629
                                       ===========   =========  ==========

     Preferred stock subject to discharge and exchange, including accrued dividends, is comprised of the following (dollars in thousands):

                                      Preferred      Accrued
                                        Stock       Dividends       Total
                                      ---------     ---------     --------
     Preferred stock subject
       to discharge and exchange..    $112,055      $129,114      $241,169
                                      =========    =========      ========


Note 5.   Interest Expense

     Interest expense is comprised of the following (dollars in thousands):

                                                13 Weeks Ended               26 Weeks Ended
                                            -------------------------     -------------------------
                                            July 29,         July 31,     July 29,         July 31,
                                              2000             1999         2000             1999
                                            --------         --------     --------         --------
Term Loan.............................     $   5,518        $   4,769    $  10,698        $   9,606
Working Capital Facility..............         2,594            1,688        4,863            2,789
DIP Facility..........................            44               --           44               --
Senior Subordinated Notes.............        16,441           10,676       27,117           21,352
Subordinated Notes....................         4,658            5,812       10,471           11,625
Subordinated Debentures...............         2,422            3,022        5,444            6,044
Junior Subordinated Notes.............         4,750            5,748       10,811           11,344
Amortization of debt issuance costs...         1,458            1,102        2,566            2,186
Lease obligations.....................         5,462            5,260       10,829           10,367
Other, net............................         2,352            2,289        4,990            4,526
                                            --------         --------     --------         --------

Interest expense......................     $  45,699        $  40,366    $  87,833        $  79,839
                                            ========         ========     ========         ========

Note 6.   Commitments and Contingencies

   Legal Proceedings:
     See Note 1, "Restructuring Proceedings under Chapter 11 of the Bankruptcy Code".

   Rickel:

     In connection with the sale of its home centers segment in fiscal 1994, the Company, as lessor, entered into ten leases for certain of the Company's owned real estate properties, including a distribution center, with Rickel as tenant. In addition, the Company assigned 25 third-party leases to Rickel. In 1996, Rickel filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Subsequent to the bankruptcy filing, of the 35 locations leased to Rickel, 16 leases were assigned by Rickel in 1998 to Staples, Inc., 13 leases have either been terminated, sold or assigned to third parties, including Rickel's distribution center which was sold by the Company during fiscal 1998, and two leases have been rejected by the Company as part of its Plan of Reorganization. The remaining four Rickel leases, representing three sites owned by the Company and one site jointly leased with the Company, are actively being marketed by the Company.

                              Pathmark Stores, Inc.
       Notes to Consolidated Financial Statements (Unaudited)--(Continued)

Note 6.   Commitments and Contingencies--(Continued)

   Information Services Outsourcing:

     In August 1991, the Company entered into a ten-year agreement with IBM to provide a wide range of information systems services. Under the agreement, IBM has taken over the Company's data center operations and mainframe processing and information system functions and is providing business applications and systems designed to enhance the Company's customer service and efficiency. The charges under this agreement are based upon the services requested at predetermined rates. The Company may terminate the agreement upon 90 days notice with payment of a specified termination charge. The Company is in discussions with IBM for an extension of the agreement.

   Other:

     The Company is a party to a number of legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse impact on the financial condition, results of operations, cash flows or business of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following are the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting fees and commissions. All such expenses other than the Securities and Exchange Commission registration fee and National Association of Securities Dealers, Inc. filing fee are estimates.

Securities and Exchange Commission Registration Fee                    $72,888
National Association of Securities Dealers, Inc. Filing Fee                *
Nasdaq National Market Listing Fee                                         *
Transfer Agent's Fees and Expenses                                         *
Printing and Engraving Fees and Expenses                                   *
Accounting Fees and Expenses                                               *
Blue Sky Fees and Expenses                                                 *
Legal Fees                                                                 *
Rating Agency Fees                                                         *
Miscellaneous (including Listing Fees, if applicable)                  ---------
                                                     Total             $   *
                                                                       =========
---------------------------
*To be filed by amendment

Item 14.  Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The registrant's Amended and Restated Certificate of Incorporation and Bylaws also provide that the registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16.  Exhibits

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-1, including those incorporated herein by reference.

Exhibit
Number                                                   Description of Exhibit
------                                                   ----------------------

2.1      Plan of Reorganization
3.1      Amended and Restated Certificate of Incorporation of the Company
3.2      Amended and Restated Bylaws of the Company
4.1      Form of Registrant's Common Stock Certificate
4.2      Registration Rights Agreement
4.3      Warrant Agreement
5.1*     Opinion of Shearman & Sterling
10.1     Exit Facility
10.2 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and James L. Donald
10.3 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Robert Joyce
10.4 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Eileen Scott
10.5 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Frank Vitrano
10.6 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and James L. Donald
10.7 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Robert Joyce
10.8 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Eileen Scott
10.9 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Frank Vitrano
10.10 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and John Sheehan
10.11    2000 Employee Equity Plan
10.12    2000 Non-Employee Directors Equity Plan
10.13 First Amended and Restated Supply Agreement among Pathmark,Plainbridge and C&S (Previously filed as an exhibit to Form 10-K of Pathmark for the year ended January 31 1998)
10.14 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and James Donald (Previously filed as an Exhibit to 1999 Form 10-K)
10.15 Supplemental Retirement Agreement dated June 1, 1994, between Pathmark and Robert Joyce (Previously filed as an Exhibit to 1994 Form 10-K)
10.16 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and Eileen Scott (Previously filed as an Exhibit to 1999 Form 10-K)
10.17 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and Frank Vitrano (Previously filed as an Exhibit to 1999 Form 10-K)
10.18 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and John Sheehan (Previously filed as an Exhibit to 1999 Form 10-K)
10.19 Employment Agreement dated as of October 8, 1996, between Registrant, SMG-II and James Donald (Previously filed as an Exhibit to 1997 Form 10-K)
10.20    Employment Agreement between Pathmark and Robert Joyce dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.21    Employment Agreement between Pathmark and Eileen Scott dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.22    Employment Agreement between Pathmark and Frank Vitrano dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.23    Employment Agreement between Pathmark and John Sheehan dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.24 Supermarkets General Corporation Savings Plan (Previously filed as Amended and Registration Statement on Form S-1 of Holdings, File No. 33-16963)
23.1     Consent of Deloitte & Touche, Independent Auditors
23.2*    Consent of Counsel
24.1     Power of Attorneys (included in the signature pages)
[FN]
--------
*    To be filed by amendment

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carteret, State of New Jersey, on September __, 2000.


                                   PATHMARK STORES, INC.
                                   (registrant)


                                   By /s/ James L. Donald
                                   ----------------------
                                   Name:  James L. Donald
                                   Title: Chairman of the Board, President
                                            and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James L. Donald, Frank G. Vitrano and Marc
A. Strassler, or any of them, his true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signatures                                      Title                               Date

/s/ William J. Begley                                          Director                    September      , 2000
--------------------------------------------
William J. Begley

/s/ Daniel H. Fitzgerald                                       Director                    September      , 2000
--------------------------------------------
Daniel H. Fitzgerald

/s/ James L. Donald                                Director, Chairman, President and       September      , 2000
--------------------------------------------
James L. Donald                                         Chief Executive Officer
                                                     (Principal Executive Officer)

/s/ Eugene M. Freedman                                         Director                    September      , 2000
--------------------------------------------
Eugene M. Freedman

/s/ Robert G. Miller                                           Director                    September      , 2000
--------------------------------------------
Robert G. Miller

/s/ Frank G. Vitrano                         Director, Executive Vice President and Chief  September      , 2000
--------------------------------------------
Frank G. Vitrano                                           Financial Officer
                                                     (Principal Financial Officer)

/s/ Steven L. Volla                                            Director                    September      , 2000
--------------------------------------------
Steven L. Volla

/s/ Joseph Adelhardt                             Senior Vice President and Controller      September      , 2000
--------------------------------------------
Joseph Adelhardt                                    (Principal Accounting Officer)


Exhibit
Number                    Description of Exhibit
------                    ----------------------

2.1      Plan of Reorganization
3.1      Amended and Restated Certificate of Incorporation of the Company
3.2      Amended and Restated Bylaws of the Company
4.1      Form of Registrant's Common Stock Certificate
4.2      Registration Rights Agreement
4.3      Warrant Agreement
5.1*     Opinion of Shearman & Sterling
10.1     Exit Facility
10.2 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and James L. Donald
10.3 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Robert Joyce
10.4 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Eileen Scott
10.5 Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Registrant and Frank Vitrano
10.6 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and James L. Donald
10.7 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Robert Joyce
10.8 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Eileen Scott
10.9 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and Frank Vitrano
10.10 Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Registrant and John Sheehan
10.11    2000 Employee Equity Plan
10.12    2000 Non-Employee Directors Equity Plan
10.13 First Amended and Restated Supply Agreement among Pathmark,Plainbridge and C&S (Previously filed as an exhibit to Form 10-K of Pathmark for the year ended January 31 1998)
10.14 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and James Donald (Previously filed as an Exhibit to 1999 Form 10-K)
10.15 Supplemental Retirement Agreement dated June 1, 1994, between Pathmark and Robert Joyce (Previously filed as an Exhibit to 1994 Form 10-K)
10.16 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and Eileen Scott (Previously filed as an Exhibit to 1999 Form 10-K)
10.17 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and Frank Vitrano (Previously filed as an Exhibit to 1999 Form 10-K)
10.18 Supplemental Retirement Agreement dated March 1, 2000, between Pathmark and John Sheehan (Previously filed as an Exhibit to 1999 Form 10-K)
10.19 Employment Agreement dated as of October 8, 1996, between Registrant, SMG-II and James Donald (Previously filed as an Exhibit to 1997 Form 10-K)
10.20    Employment Agreement between Pathmark and Robert Joyce dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.21    Employment Agreement between Pathmark and Eileen Scott dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.22    Employment Agreement between Pathmark and Frank Vitrano dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.23    Employment Agreement between Pathmark and John Sheehan dated
         February 1, 1999 (Previously filed as an Exhibit to the Holdings 14D-9)
10.24 Supermarkets General Corporation Savings Plan (Previously filed as Amended and Registration Statement on Form S-1 of Holdings, File No. 33-16963)
23.1     Consent of Deloitte & Touche, Independent Auditors
23.2*    Consent of Counsel
24.1     Power of Attorneys (included in the signature pages)
[FN]
--------
*    To be filed by amendment